As filed with the Securities and Exchange Commission on December 14, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VERSO PAPER HOLDINGS LLC
VERSO PAPER INC.

(Exact Name of Registrant As Specified in Its Charter)

See Table of Additional Registrants

Verso Paper Holdings LLC Delaware	2621	56-2597634
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Verso Paper Inc. Delaware	2621	56-2597640
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6775 Lenox Center Court
Suite 400
Memphis, Tennessee 38115-4436
(901) 369-4100

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Each of the Registrants’ Principal Executive Offices)

Michael A. Jackson
President and Chief Executive Officer
Verso Paper Holdings LLC
6775 Lenox Center Court
Suite 400
Memphis, Tennessee 38115-4436
(901) 369-4100

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With a Copy to:

Sung Pak, Esq.
O’Melveny & Myers LLP
7 Times Square
New York, New York 10036
(212) 326-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “larger accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer) ☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
11.5% Senior Secured Notes due 2014	$325,000,000	100%	$325,000,000	$18,135
Guarantees of 11.5% Senior Secured Notes due 2014(3)	N/A	N/A	N/A	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(f) of the rules and regulations of the Securities Act.
(3)	Each of Verso Paper Holdings LLC’s domestic wholly-owned subsidiaries, as of the date of this Registration Statement, except Verso Paper Inc. and Bucksport Leasing LLC, guarantees the 11.5% Senior Secured Notes due 2014 on a senior secured basis.
(4)	Pursuant to Rule 457(n) of the rules and regulations under the Securities Act, no separate fee for the guarantees is payable.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code No.	I.R.S. Employer Identification No.	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant Guarantor’s Principal Executive Offices
Verso Paper LLC	Delaware	2621	75-3217399	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100
Verso Androscoggin LLC	Delaware	2621	75-3217400	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100
Verso Bucksport LLC	Delaware	2621	75-3217402	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100
Verso Sartell LLC	Delaware	2621	75-3217406	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100
Verso Quinnesec LLC	Delaware	2621	75-3217404	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100
Verso Maine Energy LLC	Delaware	2621	26-1857446	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100
Verso Paper Five Corp.	Delaware	2621	75-3217394	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100
Verso Fiber Farm LLC	Delaware	2621	75-3217398	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100
nexTier Solutions Corporation	California	2621	33-0901108	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED DECEMBER 14, 2009

Verso Paper Holdings LLC

Verso Paper Inc.

OFFER TO EXCHANGE

$325,000,000 aggregate principal amount of their 11.5% Senior Secured Notes due 2014, the issuance of which has been registered under the Securities Act of 1933, as amended, for
any and all of their outstanding 11.5% Senior Secured Notes due 2014.

Verso Paper Holdings LLC and Verso Paper Inc. hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $325,000,000 in aggregate principal amount of its registered 11.5% Senior Secured Notes due 2014 (the “exchange notes”) and any guarantees thereof, for a like principal amount of its unregistered 11.5% Senior Secured Notes due 2014 (the “original notes”). We refer to the original notes and exchange notes collectively as the “notes.” The terms of the exchange notes and the guarantees thereof are identical to the terms of the original notes and the guarantees thereof in all material respects, except for the elimination of certain transfer restrictions, registration rights and additional interest provisions relating to the original notes. The notes are irrevocably and unconditionally guaranteed, on a joint and several basis, by each of Verso Paper Holdings LLC’s existing and future U.S. restricted subsidiaries (other than Verso Paper Inc.) that guarantees our senior secured credit facilities. The notes will be exchanged in denominations of $2,000 and in integral multiples of $1,000.

We will exchange any and all original notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on       , 2010, unless extended.

We have not applied, and do not intend to apply, for listing of the notes on any national securities exchange or automated quotation system.

See “Risk Factors” beginning on page 15 of this prospectus for a discussion of certain risks that you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2009.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the SEC the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

Until           , 2010 (90 days after the date of this prospectus), all dealers that effect transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each prospective purchaser of the notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and neither we nor the initial purchasers shall have any responsibility therefor.

i

PROSPECTUS SUMMARY

This summary highlights important information about our business and about this offering. It does not include all information you should consider before investing in the notes. For a more complete understanding of the company and the notes, we urge you to carefully read this prospectus in its entirety, including the sections entitled “Risk Factors,” “Forward-Looking Statements,” and “Where You Can Find More Information,” and our consolidated financial statements and the related notes included herein. Unless otherwise noted, the terms the “company,” “we,” “us,” “our” and “Successor” refer collectively to Verso Paper Holdings LLC, a Delaware limited liability company, and its subsidiaries and references to the “Division” or “Predecessor” refer to the Coated and Supercalendared Papers Division of International Paper Company, or International Paper. The term “Acquisition” refers to the acquisition of our business by affiliates of Apollo Management, L.P. from International Paper on August 1, 2006. Our definition of “Adjusted EBITDA” and other financial terms are described in footnote 4 under “— Summary Historical Financial Data.”

Our Company

We are a leading North American supplier of coated papers to catalog and magazine publishers. The coating process adds a smooth uniform layer in the paper, which results in superior color and print definition. As a result, coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, such as high-end advertising brochures, annual reports, and direct mail advertising.

We are North America’s second largest producer of coated groundwood paper, which is used primarily for catalogs and magazines. We are also a low cost producer of coated freesheet paper, which is used primarily for annual reports, brochures, and magazine covers. In addition, we have a strategic presence in supercalendered paper, which is primarily used for retail inserts. We also produce and sell market kraft pulp, which is used to manufacture printing and writing paper grades and tissue products. Our net sales by product line for the year ended December 31, 2008 were $938 million, $556 million, $81 million and $192 million for coated groundwood paper, coated freesheet paper, supercalendered paper and pulp and other, respectively.

We are also specifically focused on what we believe to be the most attractive portions of the coated paper market. For example, we are one of three major North American-based producers of ultra-lightweight coated groundwood paper. Over the cycle, ultra-lightweight coated groundwood paper has experienced higher growth than the overall coated paper market, a trend we expect to continue as customers are increasingly demanding lower basis weight products in order to reduce their freight and postage costs. In addition, ultra-lightweight coated papers sell for higher prices and yield higher margins than their higher basis weight counterparts. We believe that we have a competitive advantage in ultra-lightweight coated paper grades due to our investment in specialized equipment and our internal development of special manufacturing processes.

We operate 11 paper machines at four mills located in Maine, Michigan, and Minnesota. We believe our coated paper mills are among the most efficient and lowest cost coated paper mills in the world based on the cash cost of delivery to Chicago. We attribute our manufacturing efficiency, in part, to the significant historical investments made in our mills. Our mills have a combined annual production capacity of 1,693,000 tons of coated paper, 106,000 tons of supercalendered paper, 44,000 tons of ultra-lightweight specialty paper, and 878,000 tons of kraft pulp. We consume approximately 493,000 tons of the pulp that we produce internally and sell the rest. We sell approximately the same amount of pulp as we purchase across our integrated production system, so we are generally insulated from fluctuations in earnings caused by changes in pulp prices. Our facilities are strategically located within close proximity to major publication printing customers, which affords us the ability to more quickly and cost-effectively deliver our products. The facilities also benefit from convenient and cost-effective access to northern softwood fiber, which is required for the production of lightweight and ultra-lightweight coated papers.

We sell and market our products to approximately 100 customers which comprise approximately 650 end-user accounts. We have long-standing relationships with many leading magazine and catalog publishers, commercial printers, specialty retail merchandisers and paper merchants. Our relationships with our ten largest coated paper customers average more than 20 years. We reach our end-users through several distribution channels, including direct sales, commercial printers, paper merchants, and brokers. The majority of our products are sold under contracts with our customers. Our contracts generally specify the volumes to be sold to the customer over the contract term, as well as the pricing parameters for those sales. The large portion of contracted sales allows us to plan our production runs well in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency. Our key customers include leading magazine publishers such as Condé Nast Publications, Inc., Hearst Corporation, National Geographic Society, and Time Inc.; leading catalog producers such as Avon Products, Inc. and Sears Holding Corporation; leading commercial printers such as Quad/Graphics, Inc., and RR Donnelley & Sons Company; and leading paper merchants and brokers, such as A.T. Clayton & Co., Unisource Worldwide, Inc., the xpedx and Bulkley Dunton business units of International Paper, and Clifford Paper, Inc.

As of December 31, 2008, we had approximately 2,900 employees. In fiscal 2008 and 2007, we had net sales of $1,766.8 million and $1,628.8 million, respectively, and net losses of $39.1 million and $81.3 million, respectively.

Corporate Structure

The chart below is a summary of the organizational structure of the company and our affiliates and illustrates the long-term debt that will be outstanding following the exchange offer.

(1)	Certain intermediate holding companies without material assets or obligations are not shown.
(2)	Guarantors of the senior secured credit facilities, the notes, the second priority senior secured notes and the senior subordinated notes include all of the domestic wholly-owned operating subsidiaries of Verso Paper Holdings LLC, except Bucksport Leasing LLC, as of the date of this prospectus, but do not include any of its foreign subsidiaries.

Additional Information

Our principal executive offices are located at 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436. Our telephone number is (901) 369-4100. Our website address is www.versopaper.com. Information on our website is not a part of this prospectus.

Summary of the Terms of the Exchange Offer

In connection with the issuance of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes, under which we agreed to deliver to you this prospectus and to consummate the exchange offer. The following is a brief summary of the terms of the exchange offer covered by this prospectus. For a more complete description of the exchange offer, see “The Exchange Offer.”

Original Notes
$325,000,000 aggregate principal amount of 11.5% Senior Secured Notes due 2014 issued on June 11, 2009 (the “original notes”).
Exchange Notes
11.5% Senior Secured Notes due 2014 (the “exchange notes”). The terms of the exchange notes are substantially identical to those terms of the original notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the original notes do not apply to the exchange notes. We refer to the original notes and the exchange notes collectively as the “notes.”
Exchange Offer
We are offering to exchange up to $325,000,000 aggregate principal amount of the exchange notes, which have been registered under the Securities Act, for an equal amount of the original notes. This offering of the exchange notes is intended to satisfy certain of our obligations under the registration rights agreement that we entered into when we issued the original notes in transactions exempt from registration under the Securities Act.
Expiration Date; Withdrawal of Tenders
The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, or such later date and time to which the company extends it. The company does not currently intend to extend the expiration date. A tender of original notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, some of which the company may waive. For more information, see “The Exchange Offer — Certain Conditions to the Exchange Offer.”
Procedures for Tendering Original Notes
If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the original notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold original notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer

Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.
By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
• any exchange notes that you receive will be acquired in the ordinary course of your business;
• you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•

you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery Procedures
If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”
Effect on Holders of Original Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, the exchange offer, the company will have fulfilled a covenant contained in the registration rights agreement for the original notes and, accordingly, the company will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of original notes and do not tender your original notes in the exchange offer, you will continue to hold such original notes and you will be entitled to all the rights and limitations applicable to the original notes in the indenture, except for any rights under the registration rights agreement that, by their terms, terminate upon the consummation of the exchange offer.
Consequences of Failure to Exchange
All untendered original notes will continue to be subject to the restrictions on transfer provided for in the original notes and in the indenture. In general, the original notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the company does not currently anticipate that it will register the original notes under the Securities Act.
Resale of the Exchange Notes
Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:
• are acquiring the exchange notes in the ordinary course of business; and

•

have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for original notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of Distribution.” Any holder of original notes, including any broker-dealer, who:
• is our affiliate,
• does not acquire the exchange notes in the ordinary course of its business, or
• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes, cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Federal Income Tax Consequences
The exchange of original notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. For more information, see “Material United States Federal Income Tax Consequences.”
Use of Proceeds
We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.
Exchange Agent
Wilmington Trust FSB is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent.”

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the exchange notes.

Issuers
Verso Paper Holdings LLC, a Delaware limited liability company and Verso Paper Inc., a Delaware corporation. Verso Paper Inc. is a wholly-owned subsidiary of Verso Paper Holdings LLC and was incorporated in Delaware for the sole purpose of serving as co-issuer of our notes, including the notes offered hereby, our second priority senior secured notes and our senior subordinated notes. Investors in the exchange notes should not expect Verso Paper Inc. to have the ability to service the interest and principal obligations on the exchange notes.
Exchange Notes Offered
$325,000,000 aggregate principal amount of 11.5% senior secured notes due 2014.
Interest
The exchange notes will accrue interest from the date of their issuance at the rate of 11.5% per year, payable semi-annually in arrears on January 1 and July 1, commencing on July 1, 2010.
Maturity
July 1, 2014.
Ranking
The exchange notes will be our senior secured obligations and will:
• rank senior in right of payment to all of our existing and future subordinated indebtedness;
• rank equally in right of payment with all of our existing and future senior indebtedness, including our senior secured credit facilities;
• be effectively senior in right of payment to indebtedness under our existing second priority senior secured notes to the extent of the collateral securing such indebtedness; and

•

be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

As of September 30, 2009:

•

the exchange notes and related guarantees were effectively senior in right of payment to $525.3 million of second priority senior secured notes to the extent of collateral securing such indebtedness and contractually senior to $300.0 million of our senior subordinated notes;

• the notes and related guarantees were ranked equally in right of payment to $45.0 million outstanding under our senior secured credit facilities;

•

the notes and related guarantees were effectively subordinated in right of payment to any payment obligations of our non-guarantor subsidiaries, but such subsidiaries do not have any material obligations; and

• we had an additional $106.5 million of unutilized capacity under our senior secured credit facilities.
Asset-Based Revolving Facility Amendments
We may in the future seek to revise our revolving credit facility, either as amendments thereto or in connection with a refinancing thereof (the “Asset-Based Revolving Facility Amendments”), to have the revolving credit facility be an asset-based facility. If we do so, then the security documents governing the notes will automatically be revised to provide that upon an enforcement event or insolvency, the proceeds from collateral securing our senior secured credit facilities and the notes will be applied in the following priority:

•

in the case of proceeds of collateral consisting of accounts receivable, inventory, cash, deposit accounts, letter of credit rights relating to inventory or accounts receivable (except to the extent constituting proceeds of Note Collateral (as defined below)) and all proceeds therefrom and supporting obligations relating thereto (“Revolving Facility Collateral”), first to repay the obligations in respect of our senior secured credit facilities, and second, to repay the obligations in respect of the notes; and

•

in the case of proceeds of collateral other than Revolving Facility Collateral (“Note Collateral”), first, to repay the obligations in respect of the notes and second, to repay the obligations in respect of our senior secured credit facilities; provided that the portion of the obligations under our senior secured credit facilities in excess of the then-applicable borrowing base (subject to an aggregate limit of $50.0 million) may ratably share such proceeds of the Note Collateral with the obligations under the notes.

As of September 30, 2009, we had approximately $297.1 million of assets constituting Revolving Facility Collateral and approximately $1.3 billion of assets constituting Note Collateral.

Guarantees
Each of our existing and future U.S. restricted subsidiaries (other than Verso Paper Inc.) that guarantees our senior secured credit facilities will jointly and severally guarantee the exchange notes. The guarantees of the exchange notes will be the senior secured obligations of the guarantors. Each guarantee will:
• rank senior in right of payment to all existing and future subordinated indebtedness of the guarantor subsidiary;
• rank equally in right of payment with all existing and future senior indebtedness of the guarantor subsidiary, including our senior secured credit facilities;

•

be effectively senior in right of payment to the guarantees of our existing second priority senior secured notes to the extent of the guarantor subsidiary’s collateral securing such indebtedness; and

• be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of a guarantor that is not also a guarantor of the notes.
Any guarantee of the notes will be released in the event such guarantee is released under the senior secured credit facilities.
Our non-guarantor subsidiaries did not have any material revenues or Adjusted EBITDA for the four-fiscal-quarter period ended September 30, 2009 or any material assets or liabilities as of September 30, 2009.
Collateral
The exchange notes and the related guarantees will be secured by first-priority liens, subject to permitted liens, on substantially all of our and the guarantors’ tangible and intangible assets currently securing our senior secured credit facilities (other than securities of subsidiaries to the extent such liens would require financial
statements of such subsidiaries pursuant to Rule 3-16
of Regulation S-X).
The exchange notes and the related guarantees and collateral documents will provide that prior to the consummation of the Asset-Based Revolving Facility Amendments, such obligations will share ratably with obligations under our senior secured credit facilities in any recovery from the shared collateral.
In the event that the Asset-Based Revolving Facility Amendments are consummated, proceeds upon an enforcement event or insolvency from Revolving Facility Collateral will be applied first to repay amounts owing under the senior secured credit facilities before application to repay amounts owing under the exchange notes, and proceeds from an enforcement event or insolvency from Note Collateral will be applied first to repay amounts owing under the exchange notes before application to repay amounts owing under the senior secured credit facilities; provided that from and after the date of effectiveness of the Asset-Based Revolving Facility Amendments, a portion of the obligations under the senior secured credit facilities (subject to a limit of $50,000,000 in aggregate principal amount) may share pro rata in the proceeds of the Note Collateral with the obligations under the notes.
For more information, see “Description of Exchange Notes.”
Optional Redemption
We may redeem the exchange notes, in whole or part, at any time before January 1, 2012, at a redemption price equal to 100% of the principal amount thereof, plus the make-whole premium described in this prospectus, plus accrued and unpaid interest on the date of redemption.
We may redeem the exchange notes, in whole or part, at any time on or after January 1, 2012, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during periods set forth below:

January 1, 2012 through December 31, 2012	105%
January 1, 2013 through June 30, 2013	103%
July 1, 2013 and thereafter	100%
In addition, prior to January 1, 2012, not more than once in any twelve-month period, we may redeem up to 10% of the original aggregate principal amount of the notes at a price of 103% and we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of qualified equity offerings at a redemption price equal to 111.5% of the principal amount, plus accrued and unpaid interest.
Change of Control
If we experience a change of control, we may be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.
We might not be able to pay you the required price for exchange notes you present us at the time of a change of control because our senior secured credit facilities or other indebtedness may prohibit payment or we might not have enough funds at that time.
Certain Covenants
The indenture governing the exchange notes contains covenants that will limit our ability and the ability of our subsidiaries to, among other things:

• incur additional indebtedness;
• pay dividends or make other distributions or repurchase or redeem our stock;
• prepay, redeem or repurchase certain of our indebtedness;
• make investments;
• sell assets;
• incur certain liens;
• enter into agreements restricting our subsidiaries’ ability to pay dividends;
• enter into transactions with affiliates; and
• consolidate, merge or sell all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Exchange Notes” in this prospectus.
Absence of a Public Market
If issued, the exchange notes will constitute a new issue of securities for which there is currently no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. Although, the initial purchasers advised us in connection with the issuance of the original notes that they intend to make a market for the notes as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market making activities at any time without notice.

Risk Factors

See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the exchange notes.

Ratio of Earnings to Fixed Charges

The following table sets forth the company’s ratio of earnings to fixed charges for the stated time periods. For purposes of calculating the ratio of earnings to fixed charges, earnings means income (loss) from continuing operations plus amortization of capitalized interest and fixed charges, less capitalized interest, and fixed charges means interest expense including capitalized interest plus the portion of rent expense considered representative of interest.

	Predecessor Combined			Successor Consolidated
	Year Ended December 31, 2004	Year Ended December 31, 2005	Seven Months Ended July 31, 2006	Five Months Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
Ratio of earnings to fixed charges	(1)	3.69	3.38	(1)	(1)	(1)	(1)	1.73

(1)	Earnings were insufficient to cover fixed charges by $14.5 million for fiscal year 2004, $2.0 million for the five months ended December 31, 2006, $82.5 million and $40.5 million for fiscal years 2007 and 2008, respectively, and $10.0 million for the nine months ended September 30, 2008.

Summary Historical Financial Data

The following table presents our summary historical financial data as of and for the periods presented. The following information is only a summary and should be read in conjunction with our financial statements and the related notes, and the other financial information, included elsewhere in this prospectus.

The summary historical financial data for the years ended December 31, 2008 and 2007, the five months ended December 31, 2006, and the seven months ended July 31, 2006, have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The summary historical financial data for the seven months ended July 31, 2006, have been derived from, and should be read in conjunction with, the audited combined financial statements of the Coated and Supercalendered Papers Division of International Paper Company, or the “Predecessor,” included elsewhere in this prospectus. The summary historical financial data as of and for the years ended December 31, 2008 and 2007, and the five months ended December 31, 2006, have been derived from, and should be read in conjunction with, our audited consolidated financial statements, included elsewhere in this prospectus. The summary historical financial data as of and for the nine months ended September 30, 2009 and 2008, are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial statements are not necessarily indicative of results that may be experienced for the fiscal year or any future reporting period.

	Predecessor Combined	Successor Consolidated
(Dollars and Tons in Millions)	Seven Months Ended July 31, 2006	Five Months Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
Statement of Operations:
Net sales	$904.4	$706.8	$1,628.8	$1,766.8	$1,390.9	$979.9
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization, and depletion)	771.6	589.3	1,403.2	1,462.3	1,137.9	906.0
Depreciation, amortization, and depletion	72.7	48.3	123.1	134.4	100.6	100.6
Selling, general and administrative expenses	34.3	14.0	52.0	79.4	58.6	45.2
Restructuring and other charges	(0.3)	10.1	19.4	27.4	26.5	0.7
Operating income (loss)	26.1	45.1	31.1	63.3	67.3	(72.6)
Interest income	—	(1.8)	(1.5)	(0.8)	(0.4)	(0.1)
Interest expense	8.4	48.7	113.9	103.2	76.5	84.0
Other income, net(1)	—	—	—	—	—	(219.9)
Income (loss) before income taxes	17.7	(1.8)	(81.3)	(39.1)	(8.8)	63.4
Income tax expense	7.0	—	—	—	—	—
Net income (loss)	$10.7	$(1.8)	$(81.3)	$(39.1)	$(8.8)	$63.4
Balance Sheet Data (at period end):
Working capital(2)		$154.0	$95.6	$156.3	$88.9	$211.5
Property, plant and equipment, net		1,212.0	1,159.9	1,115.7	1,126.6	1,049.9
Total assets		1,692.4	1,577.0	1,614.1	1,565.1	1,562.7
Long-term obligations		1,156.4	1,153.6	1,242.8	1,151.5	1,170.4
Equity		279.7	174.9	91.7	146.5	178.9
Statement of Cash Flows Data:
Cash provided by operating activities	$39.3	$128.8	$38.8	$74.9	$38.6	$60.4
Cash used in investing activities	(27.6)	(1,391.8)	(67.8)	(80.3)	(59.5)	(29.9)
Cash (used in) provided by financing activities	(11.6)	1,375.4	(24.9)	66.4	(20.7)	(62.3)
Other Financial and Operating Data:
Capital expenditures	(27.7)	(27.5)	(69.6)	(80.4)	(59.6)	(30.0)
Total tons sold	1,145.0	866.4	2,096.3	1,952.7	1,544.8	1,224.6

(1)	Other income was $219.9 million for the nine months ended September 30, 2009, which includes $189.1 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $27.3 million in net gains related to the early retirement of debt.
(2)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.

Reconciliation of Cash Flows from Operating Activities to Adjusted EBITDA

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We use EBITDA as an operating performance measure, and not a liquidity measure. EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity. The following table reconciles cash flows from operating activities to EBITDA and Adjusted EBITDA for the twelve months ended September 30, 2009:

(In Millions of U.S. Dollars)	Nine Months Ended September 30, 2008	Year Ended December 31, 2008	Nine Months Ended September 30, 2009	Twelve Months Ended September 30, 2009(1)
Cash flow from operating activities	$38.6	$74.9	$60.4	$96.7
Amortization of debt issuance costs	(4.1)	(5.4)	(4.0)	(5.3)
Accretion of discount on long-term debt	—	—	(1.1)	(1.1)
Interest income	(0.4)	(0.8)	(0.1)	(0.5)
Interest expense	76.5	103.2	84.0	110.7
Gain on early extinguishment of debt	—	—	27.3	27.3
Loss on disposal of fixed assets	(0.2)	(0.7)	(0.1)	(0.6)
Other, net	2.2	22.6	(23.2)	(2.8)
Changes in assets and liabilities, net	55.3	3.9	104.7	53.3
EBITDA	167.9	197.7	247.9	277.7
Restructuring and other charges(2)	26.5	27.4	0.7	1.6
Non-cash, compensation/benefits(3)	11.1	11.2	0.3	0.4
Alternative fuel tax credit(4)	—	—	(189.1)	(189.1)
Gain on early extinguishment of debt, net(5)	—	—	(27.3)	(27.3)
Other items, net(6)	1.8	3.1	12.1	13.4
Proforma effects of profitability program(7)				29.7
Adjusted EBITDA				$106.4

(1)	To construct financials for the twelve months ended September 30, 2009, amounts have been calculated by subtracting the data for the nine months ended September 30, 2008, from the data for the year ended December 31, 2008, and then adding the nine months ended September 30, 2009.
(2)	Restructuring includes transition and other non-recurring costs associated with the Acquisition as per our financial statements.
(3)	Represents amortization of non-cash incentive compensation.
(4)	Represents earnings from the federal government’s program, which provides incentives for the use of alternative fuels.
(5)	Represents net gains recognized from the early extinguishment of debt, net of hedge results.
(6)	Represents earnings adjustments for legal and consulting fees, voluntary early retirement and reduction in force programs, and other miscellaneous non-recurring items.
(7)	Represents cost savings expected to be realized as part of our cost savings program.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus, in deciding whether to participate in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Relating to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, we do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offer will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding original notes that you continue to hold following completion of the exchange offer. See “The Exchange Offer — Consequences of Failure to Exchange.”

There is no public market for the exchange notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The exchange notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

We do not intend to apply for listing or quotation of the exchange notes on any securities exchange or automated quotation system. The liquidity of any market for the exchange notes is subject to a number of factors, including:

•	the number of holders of exchange notes;
•	our operating performance and financial condition;
•	our ability to complete the offer to exchange the original notes for the exchange notes;
•	the market for similar securities;
•	the interest of securities dealers in making a market in the exchange notes; and
•	prevailing interest rates.

We understand that one or more of the initial purchasers with respect to the original notes presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid or sustained.

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of original notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of original notes for exchange notes. Original notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Consequences of Failure to Exchange.”

Some holders who exchange their original notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to the Notes and our Indebtedness

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

No appraisal of the value of the collateral has been made in connection with this offering, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the notes.

To the extent that liens securing obligations under the senior secured credit facilities, pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of any other obligations secured by higher priority liens), encumber any of the collateral securing the notes and the guarantees, those parties may have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral. Under the security documents, either the bank lenders or the trustee may decide to enforce remedies upon an event of default, so that if the bank lenders elect to enforce, holders of the notes will not be able to stop that action.

The notes and the related guarantees are secured, subject to permitted liens, by a first-priority lien in the collateral that secures our senior secured credit facilities on a first-priority basis. The indenture governing the notes offered hereby permits us to incur additional indebtedness secured by a lien that ranks equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes. If the Asset-Based Revolving Facility Amendments are consummated, our senior secured credit facilities will be entitled to be paid out of the proceeds of the Revolving Facility Collateral upon an insolvency or enforcement action before the proceeds are applied to pay obligations with respect to the notes. See “— If the Asset-Based Revolving Facility Amendments are consummated, the secured indebtedness under our senior secured credit facilities will be effectively senior to the notes to the extent of the value of the Revolving Facility Collateral.”

There may not be sufficient collateral to pay off all amounts we may borrow under our senior secured credit facilities, the notes offered hereby and additional indebtedness that we may incur that would be secured on the same basis as the notes offered hereby. Liquidating the collateral securing the notes may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior or pari passu liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

If the Asset-Based Revolving Facility Amendments are consummated, the secured indebtedness under our senior secured credit facilities will be effectively senior to the notes to the extent of the value of the Revolving Facility Collateral.

If the Asset-Based Revolving Facility Amendments are consummated, our senior secured credit facilities will be entitled to be paid out of the proceeds of the Revolving Facility Collateral upon an insolvency or enforcement action before the proceeds are applied to pay obligations with respect to the notes. Holders of the indebtedness under our senior secured credit facilities will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of the notes will be entitled to any recovery from such collateral. As a result, holders of the notes will only be entitled to receive proceeds from the realization of value of the Revolving Facility Collateral after all indebtedness and other obligations under our senior secured credit facilities are repaid in full. The notes will be effectively junior in right of payment to indebtedness under our senior secured credit facilities to the extent of the realizable value of such collateral. As of September 30, 2009, assuming that the Asset-Based Revolving Facility Amendments had been consummated, the notes would have been effectively junior to $45.0 million of indebtedness (excluding letters of credit) outstanding under our senior secured credit facilities to the extent of the value of the Revolving Facility Collateral securing such indebtedness. As of September 30, 2009, we had approximately $297.1 million of assets constituting Revolving Facility Collateral and approximately $1.3 billion of assets constituting Note Collateral.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities that is not waived by the required lenders or a default under the indentures governing our existing notes, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facilities, the indentures governing the existing notes and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If we breach our covenants under our senior secured credit facilities or our other indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders or requisite holders. If this occurs, we would be in default under the instrument governing that indebtedness, the lenders or holders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees.

In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”) if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of Exchange Notes.”

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture;
•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; and
•	with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture.

In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.

The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Exchange Notes.”

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are certain other categories of property that are also excluded from the collateral.

The indenture permits liens in favor of third parties to secure additional debt, including purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations as described in “Description of Exchange Notes.” In addition, certain categories of assets are excluded from the collateral securing the notes and the guarantees. Excluded assets include the assets of our non-guarantor subsidiaries, securities of our subsidiaries to the extent such liens would require financial statements of such subsidiaries pursuant to Rule 3-16 of Regulation S-X, certain properties that do not secure our senior secured credit facilities, leaseholds and motor vehicles, and the proceeds from any of the foregoing. See “Description of Exchange Notes.” If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

As of September 30, 2009, our non-guarantor subsidiaries did not have any material assets.

Upon the filing of this registration statement, the pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute collateral to the extent and for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees are secured by a pledge of the stock of certain of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral to the extent and for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

In addition, the absence of a lien on a portion of the capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of a subsidiary being pledged to secure the original notes or the exchange notes, which could impair the ability of the collateral agent, acting on behalf of the holders of the notes, to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary’s stock or assets.

As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of Exchange Notes — Security for the Notes.”

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the notes and any other creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers of the original notes did not analyze the effect of, nor participate in any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The security interest of the collateral agent is also subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

In addition, our business requires numerous federal, state and local permits and licenses. Continued operation of properties that are the collateral for the notes depends on the maintenance of such permits and licenses may be prohibited. Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under these notes and our other indebtedness.

We have been highly leveraged since the consummation of the Acquisition, and will remain so after completion of this offering. As of September 30, 2009, our total indebtedness was $1,170.3 million, net of $25.0 million of unamortized discounts. Our high degree of leverage could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to these notes;
•	increasing our vulnerability to general adverse economic and industry conditions;
•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;
•	increasing our vulnerability to and limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	exposing us to the risk of increased interest rates as borrowings under our senior secured credit facilities and our second priority senior secured floating rate notes are subject to variable rates of interest;
•	placing us at a competitive disadvantage compared to our competitors that have less debt; and
•	limiting our ability to borrow additional funds.

The indentures governing the notes and our existing notes, and our senior secured credit facilities, contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

In addition to our debt service needs, our parent company, Verso Paper Finance Holdings LLC (“Verso Finance”), will likely need to rely upon distributions from us to service its outstanding term loans, $78.1 million aggregate principal amount of which are outstanding as of September 30, 2009, including for the payment of interest, to the extent that our parent elects to pay interest in cash, and for the payment of principal at maturity in February 2013. Our ability to generate sufficient cash from operations to make distributions to our parent will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. In addition, our ability to make distributions to our parent is subject to restrictions in our various debt instruments. For example, the notes, and our existing notes, limit the amount of “restricted payments,” including dividends, that we can make to an amount generally equal to 50% of our consolidated net income (as defined) since July 1, 2006, subject to satisfaction of certain other tests and certain exceptions and our credit agreement only permits dividends to fund debt service of our parent from a “cumulative credit” basket built from proceeds of equity, certain cash flow and certain other items. As described above, our ability to generate net income will depend upon various factors that may be beyond our control. Our interest expense increased as a result of the offering of the original notes and, because a substantial portion of our debt bears variable rates of interest, our interest expense could increase further in the future. We may not generate sufficient cash flow from operations or be permitted by the terms of our debt instruments to pay dividends or distributions to our parent in amounts sufficient to allow it to pay cash interest on its debt. If Verso Finance is unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or seek additional equity capital. We cannot assure you that our parent will be able to accomplish these actions on satisfactory terms, if at all. A default under the Verso Finance term loans could result in a change of control under our other debt instruments and lead to an acceleration of all outstanding loans under our senior secured credit facilities and the notes.

Current economic conditions adversely impact our ability to service or refinance our indebtedness and to make planned expenditures.

Our ability to make payments on, and to refinance, our indebtedness and to fund planned or committed capital expenditures and investments depends on our ability to generate cash flow in the future and our ability to borrow under our senior secured credit facilities to the extent of available borrowings. If adverse regional and national economic conditions persist, worsen, or fail to improve significantly, we could experience decreased revenues from our operations attributable to decreases in wholesale and consumer spending levels and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations which we are subject to under our indebtedness. We cannot provide assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

In addition, our senior secured credit facilities mature in 2012 and our parent’s term loan matures in 2013. Our ability to timely refinance and replace those facilities will depend upon the foregoing as well as improvements in financing markets. If we are unable to refinance our debt on a timely basis we might be forced to seek additional financing, dispose of certain assets, minimize capital expenditures or seek to refinance some or all of our debt. There is no assurance that any of these alternatives would be available to us, if at all, on satisfactory terms, or terms that would not be disadvantageous to the holders of these notes or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

Restrictive covenants in the indentures governing the notes and our existing notes, and our senior secured revolving credit agreement, may restrict our ability to pursue our business strategies.

The indentures governing the notes and our existing notes, and our senior secured revolving credit agreement, limit our ability, among other things, to:

•	incur additional indebtedness;
•	pay dividends or make other distributions or repurchase or redeem our stock;
•	prepay, redeem or repurchase certain of our indebtedness;
•	make investments;
•	sell assets, including capital stock of restricted subsidiaries;
•	enter into agreements restricting our subsidiaries’ ability to pay dividends;
•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
•	enter into transactions with our affiliates; and
•	incur liens.

A breach of any of these restrictive covenants could result in a default under the indentures governing these notes and our existing notes and our senior secured revolving credit agreement. If a default occurs, the holders of these notes and our existing notes and the lenders under our senior secured revolving credit facility may elect to declare all borrowings or notes outstanding, together with accrued interest and other fees, to be immediately due and payable. The lenders under our senior secured revolving credit facility would also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay our indebtedness when due or declared due, the lenders under our senior secured revolving credit facility and our other secured indebtedness (including the notes) will also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our senior secured revolving credit facility, the notes and our other secured indebtedness were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full our secured indebtedness, including the notes, and we could be forced into bankruptcy or liquidation.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the indentures governing the notes and our existing notes, and our senior secured revolving credit facility do not fully prohibit us or our subsidiaries from doing so. In addition, subject to covenant compliance and certain conditions, our senior secured revolving credit facility permits borrowing of up to approximately an additional $106.5 million (based on our September 30, 2009 balance sheet), although as a result of subsequent borrowings the actual amount could be lower. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

Delivery of security interests in other collateral after the issue date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy.

Certain collateral, including after-acquired property, is and will be secured after the issue date. If the grantor of such security interest were to become subject to a bankruptcy proceeding after the issue date of the notes, any mortgage or security interest in other collateral delivered after the issue date of the notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest.

State law may limit the ability of the trustee and the holders of the notes to foreclose on real property and improvements included in the collateral.

The notes are secured by, among other things, liens on real property and improvements located in various states. State laws may limit the ability of the collateral agent to foreclose on the improved real property collateral located therein. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of certain state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of a covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent or its designee or predecessor is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and our guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given.

Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the notes could be delayed following commencement of a bankruptcy case;
•	whether or when the collateral agent could repossess or dispose of the collateral;
•	the value of the collateral at the time of the bankruptcy petition; or
•	whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on debt which is to be repaid first out of the proceeds of collateral, the holders of the notes would hold a secured claim to the extent of the value of such collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

The pledge of collateral to secure the notes might be voidable in bankruptcy.

The pledge of collateral in favor of the collateral agent for the notes might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if we are insolvent at the time of the pledge, or if the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture.

The original notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes and consequently the exchange notes will be treated as issued with OID for U.S. federal income tax purposes.

The original notes were issued with OID equal to the excess of the stated principal amount of the notes over the issue price. Consequently, the exchange notes will be treated as issued with OID for U.S. federal income tax purposes, and U.S. holders will be required to include OID in gross income on a constant yield to maturity basis in advance of receipt of cash payment thereof.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and
•	that portion of the OID that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any OID that had not accrued as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or
•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or
•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. Because the guarantees are for our benefit and only indirectly for the benefit of the guarantors, a court could conclude that the guarantors received less than fully equivalent value.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or
•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

If an active trading market does not develop for these exchange notes, you may not be able to resell them.

The exchange notes are a new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange. The initial purchasers have advised us that they currently intend to make a market in the exchange notes as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the exchange notes and they may discontinue their market making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes.

We cannot assure you that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Risks Relating to our Business

We have limited ability to pass through increases in our costs to our customers. Increases in our costs or decreases in coated or supercalendered paper prices could have a material adverse effect on our business, financial condition and results of operations.

Our earnings are sensitive to price changes in coated or supercalendered paper. Fluctuations in paper prices (and coated paper prices in particular) historically have had a direct effect on our net income (loss) and EBITDA for several reasons:

•	Market prices for paper products are a function of supply and demand, factors over which we have limited control. We therefore have limited ability to control the pricing of our products. Market prices of grade No. 3, 60 lb. basis weight paper, which is an industry benchmark for coated freesheet paper pricing, have fluctuated since 2000 from a high of $1,100 per ton to a low of $705 per ton. In addition, market prices of grade No. 5, 34 lb. basis weight paper, which is an industry benchmark for coated groundwood paper pricing, have fluctuated between a high of $1,120 per ton to a low of $795 per ton over the same period. Our average coated paper prices declined in the third quarter and that trend is expected to continue in the fourth quarter. Because market conditions determine the price of our paper products, the price for our products could fall below our cash production costs.
•	Market prices for paper products typically are not directly affected by raw material costs or other costs of sales, and consequently we have limited ability to pass through increases in our costs to our customers absent increases in the market price. In addition, a significant portion of our sales are pursuant to contracts that limit price increases. Thus, even though our costs may increase, we may not have the ability to increase the prices for our products, or the prices for our products may decline.
•	The manufacturing of coated paper is highly capital-intensive and a large portion of our operating costs are fixed. Additionally, paper machines are large, complex machines that operate more efficiently when operated continuously. Consequently, both we and our competitors typically continue to run our machines whenever marginal sales exceed the marginal costs, adversely impacting prices at times of lower demand.

Therefore, our ability to achieve acceptable margins is principally dependent on (1) managing our cost structure, (2) managing changes in raw materials prices, which represent a large component of our operating costs and fluctuate based upon factors beyond our control and (3) general conditions in the paper market. If the prices of our products decline, or if our raw material costs increase, it could have a material adverse effect on our business, financial condition and results of operations.

The paper industry is cyclical and North American demand for certain paper products tends to decline during a weak U.S. economy. Fluctuations in supply and demand for our products could have a material adverse effect on our business, financial condition and results of operations.

The paper industry is a commodity market to a significant extent and is subject to cyclical market pressures. North American demand for coated and supercalendered paper products tends to decline during a weak U.S. economy. Accordingly, general economic conditions and demand for magazines and catalogs may have a material adverse impact on the demand for our products, which could have a material adverse effect on our business, financial condition and results of operations. In addition, currency fluctuations can have a significant impact on the supply of coated paper products in North America. If the U.S. dollar strengthens, imports may increase, which would cause the supply of paper products available in the North American market to increase. Foreign overcapacity also could result in an increase in the supply of paper products available in the North American market. An increased supply of paper available in North America could put downward pressure on prices and/or cause us to lose sales to competitors, either of which could have a material adverse effect on our business, financial condition and results of operations.

Recent global market and economic conditions have been unprecedented and challenging with tighter credit conditions and recession in most major economies expected to continue throughout 2010. Continued concerns about the systemic impact of potential long-term and wide-spread recession, energy costs, geopolitical issues, the availability and cost of credit, and the global housing and mortgage markets have contributed to increased market volatility and diminished expectations for the U.S. economy. These factors have led to a decrease in spending by businesses and consumers alike which has disproportionately impacted the magazine industry, and a corresponding decrease in demand for our products. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Selected Factors that Affect Our Operating Results.” Continued turbulence in the U.S. and international markets and economies and prolonged declines in business and consumer spending may further adversely affect our business, financial condition and results of operations. In addition to the cyclical downturns that our industry regularly experiences and is currently experiencing, demand may suffer from secular declines as the result of changes in general business conditions that impact the use of catalogues and magazines. At times of weakening demand, such as the current economic climate, it is difficult to determine whether reduced demand for our products is the result of cyclical macroeconomic factors or instead the result of structural changes in the marketplace.

The alternative fuel mixture tax credit provided by the United States government has been challenged and may yet be amended in a manner that would eliminate or reduce its benefits for pulp and paper companies.

The United States government provides an excise tax credit to taxpayers for the use of alternative fuel mixtures. We use an alternative fuel mixture containing “black liquor,” a byproduct of pulp production, at our Androscoggin and Quinnesec mills. We recognized $189.1 million of alternative fuel mixture tax credit for the thirteen-month period ended September 30, 2009, including $10.7 million for claims pending at September 30, 2009. The tax credit, as it relates to liquid fuels derived from biomass, is scheduled to expire on

December 31, 2009. Certain members of Congress, environmental groups, and foreign pulp producers and pulp-producing nations have voiced their opposition to U.S. pulp and paper companies receiving the tax credit, and they have called for the amendment of the tax credit to eliminate or reduce its benefits for pulp and paper companies. In line with this opposition, President Obama’s proposed federal budget for fiscal 2010 called for ending the tax credit for pulp and paper companies prior to its scheduled expiration on December 31, 2009. In response to this opposition, several members of Congress and other interested parties have stated their support for maintaining the availability of the tax credit for all taxpayers, including pulp and paper companies. While it is unclear what, if anything, the U.S. government will do with respect to the tax credit, particularly in view of its imminent expiration on December 31, 2009, any amendment of the tax credit that eliminates or reduces its benefits for pulp and paper companies, or the scheduled expiration of the tax credit, could have a material adverse effect on our financial condition and results of operations.

We received notices of examination from the Internal Revenue service regarding two claims for the alternative fuel mixture tax credit for our mills.

We believe that our Androscoggin and Quinnesec mills have been eligible to receive the federal alternative fuel mixture tax credit since September 2008. In May 2009, we received separate notices from the Internal Revenue Service informing us that they would be auditing the fourth quarter 2008 Quinnesec claim and the March 2009 Androscoggin claim. While the Androscoggin audit has progressed, there has been no activity on the Quinnesec audit. Although we routinely receive notices of examination by taxing authorities there can be no assurance that further steps will not be taken by the Internal Revenue Service as a result of the examination of these claims.

Litigation could be costly and harmful to our business.

We are involved from time to time in claims and legal proceedings relating to contractual, employment, environmental, intellectual property and other matters incidental to the conduct of our business. We do not believe that any currently pending claim or legal proceeding is likely to result in an unfavorable outcome that would have a material adverse effect on our financial condition or results of operations. Nonetheless, claims and legal proceedings could result in unfavorable outcomes that could have a material adverse effect on our financial condition and results of operations.

We have a limited operating history as a separate company. Accordingly, International Paper’s combined historical financial data may not be representative of our results as a separate company.

We operated as a division of International Paper Company prior to August 1, 2006, when we acquired the business of the Coated and Supercalendered Papers Division from International Paper. Therefore, we have a limited operating history as a separate company. Our business strategy as an independent entity may not be successful on a long-term basis. Although International Paper generally no longer sells coated or supercalendered paper, we cannot assure you that our customers will continue to do business with us on the same terms as when we were a division of International Paper or at all. We may not be able to grow our business as planned and may not remain a profitable business. In addition, the historical combined financial data included in this prospectus may not necessarily reflect what our results of operations, financial condition and cash flows would have been had we been a separate independent entity pursuing our own strategies during the periods presented. Our limited operating history as a separate entity makes evaluating our business and our future financial prospects difficult. As a result, our business, financial condition and results of operations may differ materially from our expectations based on the historical financial data contained in this prospectus.

Our cost structure following our separation from International Paper is not comparable to the cost structure that we experienced in prior periods. Our management has limited experience managing our business as a separate company with a significant amount of indebtedness. We cannot assure you that our cost structure in future periods will be consistent with our current expectations or will permit us to operate our business profitably.

The markets in which we operate are highly competitive.

Our business is highly competitive. Competition is based largely on price. We compete with foreign producers, some of which are lower cost producers than we are or are subsidized by governments. We also face competition from numerous North American coated and supercalendered paper manufacturers. Some of our competitors have advantages over us, including lower raw material and labor costs and fewer environmental and governmental regulations to comply with than we do. Furthermore, some of our competitors have greater financial and other resources than we do or may be better positioned than we are to compete for certain opportunities.

Our non-U.S. competitors may develop a competitive advantage over us and other U.S. producers if the U.S. dollar strengthens in comparison to the home currency of those competitors or ocean shipping rates decrease. If the U.S. dollar strengthens, if shipping rates decrease or if overseas supply exceeds demand, imports may increase, which would cause the supply of coated paper products available in the North American market to increase. An increased supply of coated paper could cause us to lower our prices or lose sales to competitors, either of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, the following factors will affect our ability to compete:

•	product availability;
•	the quality of our products;
•	our breadth of product offerings;
•	our ability to maintain plant efficiencies and to achieve high operating rates;
•	manufacturing costs per ton;
•	customer service and our ability to distribute our products on time; and
•	the availability and/or cost of wood fiber, market pulp, chemicals, energy and other raw materials and labor.

If we are unable to obtain energy or raw materials at favorable prices, or at all, it could have a material adverse effect on our business, financial condition and results of operations.

We purchase wood fiber, market pulp, chemicals, energy and other raw materials from third parties. We may experience shortages of energy supplies or raw materials or be forced to seek alternative sources of supply. If we are forced to seek alternative sources of supply, we may not be able to do so on terms as favorable as our current terms or at all. In addition, the prices for energy and many of our raw materials, especially petroleum-based chemicals, have been volatile and have increased over the last year. Prices are expected to remain volatile for the foreseeable future. Chemical suppliers that use petroleum-based products in the manufacture of their chemicals may, due to a supply shortage and cost increase, ration the amount of chemicals available to us and/or we may not be able to obtain the chemicals we need to operate our business at favorable prices, if at all. In addition, certain specialty chemicals that we purchase are available only from a small number of suppliers. If any of these suppliers were to cease operations or cease doing business with us, we may be unable to obtain such chemicals at favorable prices, if at all.

The supply of energy or raw materials may be adversely affected by, among other things, hurricanes and other natural disasters or an outbreak or escalation of hostilities between the United States and any foreign power and, in particular, events in the Middle East. For example, wood fiber is a commodity and prices historically have been cyclical. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. In addition, future domestic or foreign legislation, litigation advanced by aboriginal groups, litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest biodiversity, and the response to and prevention of wildfires and campaigns or other measures by environmental activists also could affect timber supplies. The availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice and wind storms, droughts, floods and other natural and man-made causes. Additionally, due to increased fuel costs, suppliers, distributors and freight carriers have charged fuel surcharges, which have increased our costs. Any significant shortage or significant increase in our energy or raw material costs in circumstances where we cannot raise the price of our products due to market conditions could have a material adverse effect on our business, financial condition and results of operations. Any disruption in the supply of energy or raw materials also could affect our ability to meet customer demand in a timely manner and could harm our reputation. Furthermore, we may be required to post letters of credit or other financial assurance obligations with certain of our energy and other suppliers, which could limit our financial flexibility.

Currency fluctuations may adversely affect our business, financial condition and results of operations.

We compete with producers in North America and abroad. Changes in the relative strength or weakness of the U.S. dollar may affect international trade flows of coated paper products. A stronger U.S. dollar may attract imports from foreign producers, increase supply in the United States, and have a downward effect on prices, while a weaker U.S. dollar may encourage U.S. exports. Variations in the exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar and the euro, may significantly affect our competitive position, including by making it more attractive for foreign producers to restart previously shut-down paper mills or by increasing production capacity in North America or Europe.

We are involved in continuous manufacturing processes with a high degree of fixed costs. Any interruption in the operations of our manufacturing facilities may affect our operating performance.

We seek to run our paper machines on a nearly continuous basis for maximum efficiency. Any downtime at any of our paper mills, including as a result of or in connection with planned maintenance and capital expenditure projects, results in unabsorbed fixed costs that negatively affect our results of operations for the period in which we experience the downtime. Due to the extreme operating conditions inherent in some of our manufacturing processes, we may incur unplanned business interruptions from time to time and, as a result, we may not generate sufficient cash flow to satisfy our operational needs. In addition, many of the geographic areas where our production is located and where we conduct our business may be affected by natural disasters, including snow storms, forest fires and flooding. Such natural disasters could cause our mills to stop running, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, during periods of weak demand for paper products, such as the current market, we have experienced and may in the future experience market-related downtime, which could have a material adverse effect on our financial condition and results of operations.

Our operations require substantial ongoing capital expenditures, and we may not have adequate capital resources to fund all of our required capital expenditures.

Our business is capital intensive, and we incur capital expenditures on an ongoing basis to maintain our equipment and comply with environmental laws, as well as to enhance the efficiency of our operations. Our total capital expenditures were $80 million in 2008, including $56 million for maintenance and environmental capital expenditures. We expect to spend approximately $33 million on capital expenditures during 2009, with approximately $23 million for maintenance and environmental capital expenditures. We anticipate that our available cash resources and cash generated from operations will be sufficient to fund our operating needs and capital expenditures for at least the next year. However, if we require additional funds to fund our capital expenditures, we may not be able to obtain them on favorable terms, or at all. If we cannot maintain or upgrade our facilities and equipment as we require or as necessary to ensure environmental compliance, it could have a material adverse effect on our business, financial condition and results of operations.

We depend on a small number of customers for a significant portion of our business.

Our largest customer, International Paper, accounted for approximately 8% of our net sales in 2008. In 2008, our ten largest customers (including International Paper) accounted for approximately 48% of our net sales, while our ten largest end-users accounted for approximately 29% of our net sales. The loss of, or reduction in orders from, any of these customers or other customers could have a material adverse effect on our business, financial condition and results of operations, as could significant customer disputes regarding shipments, price, quality or other matters.

We may not realize certain productivity enhancements or improvements in costs.

As part of our business strategy, we are in the process of identifying opportunities to improve profitability by reducing costs and enhancing productivity. For example, through R-GAP, our continuous process improvement program, we have implemented focused programs to optimize material and energy sourcing and usage, reduce repair costs and control overhead. We will continue to utilize the R-GAP program to drive further cost reductions and operating improvements in our mill system, and have targeted additional profitability enhancements from R-GAP in the next twelve months. Any cost savings or productivity enhancements that we realize from such efforts may differ materially from our estimates. In addition, any cost savings or productivity enhancements that we realize may be offset, in whole or in part, by reductions in pricing or volume, or through increases in other expenses, including raw material, energy or personnel. We cannot assure you that these initiatives will be completed as anticipated or that the benefits we expect will be achieved on a timely basis or at all.

Rising postal costs could weaken demand for our paper products.

A significant portion of paper is used in magazines, catalogs and other promotional mailings. Many of these materials are distributed through the mail. Future increases in the cost of postage could reduce the frequency of mailings, reduce the number of pages in magazine and advertising materials and/or cause catalog and magazine publishers to use alternate methods to distribute their materials. Any of the foregoing could decrease the demand for our products, which could have a material adverse effect on our business, financial condition and results of operations.

Our business may suffer if we do not retain our senior management.

We depend on our senior management. The loss of services of members of our senior management team could adversely affect our business until suitable replacements can be found. There may be a limited number of persons with the requisite skills to serve in these positions and we may be unable to locate or employ qualified personnel on acceptable terms. In addition, our future success requires us to continue to attract and retain competent personnel.

A large percentage of our employees are unionized. Wage increases or work stoppages by our unionized employees may have a material adverse effect on our business, financial condition and results of operations.

As of December 31, 2008, approximately 35% of our employees were represented by labor unions under four collective bargaining agreements at two of our mills. In 2007, we completed successful labor negotiations for three agreements that were up for renewal during the year, and the new agreements will expire in 2011. We may become subject to material cost increases or additional work rules imposed by agreements with labor unions. This could increase expenses in absolute terms and/or as a percentage of net sales. In addition, although we believe we have good relations with our employees, work stoppages or other labor disturbances may occur in the future. Any of these factors could negatively affect our business, financial condition and results of operations.

We depend on third parties for certain transportation services.

We rely primarily on third parties for transportation of our products to our customers and transportation of our raw materials to us, in particular, by truck and train. If any third-party transportation provider fails to deliver our products in a timely manner, we may be unable to sell them at full value. Similarly, if any transportation provider fails to deliver raw materials to us in a timely manner, we may be unable to manufacture our products on a timely basis. Shipments of products and raw materials may be delayed due to weather conditions, strikes or other events. Any failure of a third-party transportation provider to deliver raw materials or products in a timely manner could harm our reputation, negatively impact our customer relationships and have a material adverse effect on our business, financial condition and results of operations. In addition, our ability to deliver our products on a timely basis could be adversely affected by the lack of adequate availability of transportation services, especially rail capacity, whether because of work stoppages or otherwise. Furthermore, increases in the cost of our transportation services, including as a result of rising fuel costs, could have a material adverse effect on our business, financial condition and results of operations.

We are subject to various environmental, health and safety laws and regulations that could impose substantial costs or other liabilities upon us and may have a material adverse effect on our business, financial condition and results of operations.

We are subject to a wide range of federal, state and local general and industry-specific environmental, health and safety laws and regulations, including those relating to air emissions, wastewater discharges, solid and hazardous waste management and disposal and site remediation. Compliance with these laws and regulations is a significant factor in our business. We have made, and will continue to make, significant expenditures to comply with these requirements. In addition, we handle and dispose of wastes arising from our mill operations and operate a number of on-site landfills to handle that waste. We maintain financial assurance for the projected cost of closure and post-closure care for these landfill operations. We could be subject to potentially significant fines, penalties, criminal sanctions, plant shutdowns or interruptions in operations for any failure to comply with applicable environmental, health and safety laws and regulations. Moreover, under certain environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the full cost to investigate or clean up such real property and for related damages to natural resources. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our current or former paper mills, other properties or other locations where we have disposed of, or arranged for the disposal of, wastes. The 2006 acquisition agreement with International Paper contains an environmental indemnity, subject to certain limitations, for former properties and former off-site shipments related to the business during the time it was owned by International Paper, as well as certain other environmental liabilities. There can be no assurance that International Paper will perform under any of its environmental indemnity obligations, and its failure to do so could have a material adverse effect on our financial condition and results of operations. We also could be subject to claims brought pursuant to applicable laws, rules or regulations for property damage or personal injury resulting from the environmental impact of our operations, including due to human exposure to hazardous substances. Increasingly stringent or new environmental requirements, more aggressive enforcement actions or policies, the discovery of unknown conditions or the bringing of future claims may cause our expenditures for environmental matters to increase, and we may incur material costs associated with these matters.

Lenders under our revolving credit facility may not fund their commitments.

Lehman Commercial Paper, Inc., or “Lehman,” which filed for bankruptcy in October 2008 is one of the lenders under our revolving credit facility, with a commitment of $15.8 million of the $200 million available under the facility. On October 10, 2008, we requested funding in the amount of $100 million under the revolving credit facility, and Lehman failed to fund $7.9 million, the entire portion of its commitment with respect to that borrowing request. Under the credit agreement governing our revolving credit facility, if a lender’s commitment is not honored, that portion of the lender’s commitment under the revolving credit facility will be unavailable to the extent that the lender’s commitment is not replaced by a new commitment from an alternate lender.

Lenders under our revolving credit facility are well-diversified, totaling 14 lenders at September 30, 2009. We currently anticipate that these lenders, other than Lehman, will participate in future requests for funding. However, there can be no assurance that further deterioration in the credit markets and overall economy will not affect the ability of our lenders to meet their funding commitments. Additionally, our lenders have the ability to transfer their commitments to other institutions, and the risk that committed funds may not be available under distressed market conditions could be exacerbated to the extent that consolidation of the commitments under our facilities or among its lenders were to occur.

FORWARD-LOOKING STATEMENTS

This prospectus, including the section entitled “Prospectus Summary,” contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “should,” “could,” “expects,” “intends,” “plans,” “project,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “assumption” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

MARKET AND INDUSTRY DATA AND FORECASTS

Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information. Industry prices for coated paper provided in this prospectus are, unless otherwise expressly noted, derived from Resource Information Systems, Inc., or “RISI, Inc.” data. “North American” data included in this prospectus that has been derived from RISI, Inc. only includes data from the United States and Canada. Any reference to (i) grade No. 3, grade No. 4 and grade No. 5 coated paper relates to 60 lb. basis weight, 50 lb. basis weight and 34 lb. basis weight, respectively, (ii) lightweight coated groundwood paper refers to groundwood paper grades that are a 36 lb. basis weight or less, and (iii) ultra-lightweight coated groundwood paper refers to groundwood paper grades that are a 30 lb. basis weight or less. The RISI, Inc. data included in this prospectus has been derived from the following RISI, Inc. publications: RISI World Graphic Paper Forecast, December 2008 and RISI Paper Trader: A Monthly Monitor of the North American Graphic Paper Market, January 2009.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the original notes, in which we agreed to file a registration statement relating to an offer to exchange the original notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file such a registration statement with the SEC and to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the original notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by the dates set forth in the registration rights agreement. Original notes in an aggregate principal amount of $325,000,000 were issued on June 11, 2009 and remain outstanding.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the original notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	the exchange offer is not permitted by applicable law or SEC policy;
•	prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the holders in the exchange offer would not be transferable without restriction under the Securities Act;
•	if any initial purchaser so requests on or prior to the 60th day after consummation of this exchange offer with respect to original notes not eligible to be exchanged for the exchange notes and held by it following the consummation of this exchange offer; or
•	if any holder that participates in this exchange offer does not receive freely transferable exchange notes in exchange for tendered original notes and so requests on or prior to the 60th day after the consummation of the exchange offer.

Each holder of original notes that wishes to exchange such original notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes to be received by it will be acquired in the ordinary course of the holder’s business;
•	the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act;
•	the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and
•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes and if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities and such holder will acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;
•	such exchange notes are acquired in the ordinary course of the holder’s business; and
•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer. Original notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding original notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

As of the date of this prospectus, $325,000,000 in aggregate principal amount of original notes was outstanding, and there was one registered holder, CEDE & Co., a nominee of DTC. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

We will conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Original notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the original notes.

We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Certain Conditions to the Exchange Offer.”

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time on         , 2010 unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of original notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any original notes in connection with the extension of the exchange offer;
•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept original notes not previously accepted if any of the conditions set forth below under “— Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or
•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of original notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any original notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all original notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any original notes, and we may terminate the exchange offer as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;
•	the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or
•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution,” and
•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving written notice of such extension to the registered holders of the original notes. During any such extensions, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes.

In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of original notes may tender such original notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or
•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive original notes along with the letter of transmittal; or
•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or
•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or original notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

•	make appropriate arrangements to register ownership of the original notes in such owner’s name; or
•	obtain a properly completed bond power from the registered holder of original notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any original notes listed on the original notes, such original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering original notes that are the subject of such book-entry confirmation;
•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and
•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date or termination of the exchange offer, as applicable.

In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation of such original notes into the exchange agent’s account at DTC; and
•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of original notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;
•	the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;
•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes (see “Plan of Distribution”); and
•	the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of original notes who are unable to deliver confirmation of the book-entry tender of their original notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their original notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their original notes but whose original notes are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;
•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:
•	setting forth the name and address of the holder, the registered number(s) of such original notes and the principal amount of original notes tendered;
•	stating that the tender is being made thereby; and
•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and
•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of original notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “— Exchange Agent”; or
•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;
•	identify the original notes to be withdrawn, including the principal amount of such original notes; and
•	where certificates for original notes have been transmitted, specify the name in which such original notes were registered, if different from that of the withdrawing holder.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and
•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for original notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time prior to the expiration date.

Exchange Agent

Wilmington Trust FSB has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

Wilmington Trust FSB
(Exchange Agent/Depositary addresses)

By Mail, Hand or Overnight Delivery:

WILMINGTON TRUST FSB
c/o Wilmington Trust Company
Corporate Capital Markets
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-1626

By Facsimile:

(302) 636-4139

For Information or Confirmation by Telephone:

Sam Hamed
(302) 636-6181

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;
•	fees and expenses of the exchange agent and trustee;
•	accounting and legal fees and printing costs; and
•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;
•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their original notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of original notes who do not exchange their original notes for exchange notes under the exchange offer, including as a result of failing to timely deliver original notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such original notes:

•	as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and
•	otherwise as set forth in the prospectus distributed in connection with the private offering of the original notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the original notes.

In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any original notes, you may have difficulty selling them because there will be fewer original notes outstanding.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered original notes in the open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for each of the exchange notes, we will receive original notes in like principal amount. We will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

The net proceeds from the original notes after deducting the discount, underwriting fees and issuance costs were $288.8 million, which funds were used to repay in full the $252.9 million outstanding on our senior secured term loan, temporarily reduce the debt outstanding under our revolving credit facility by $35.0 million and pay fees and expenses in connection with the issuance of the original notes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2009.

You should read this table in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and our financial statements and the related notes included elsewhere in this prospectus.

Verso Paper Holdings LLC and Subsidiaries:

As of September 30, 2009
(Dollars in Thousands)
(Unaudited)
Cash and cash equivalents(1)	$87,726
Long-term debt:
First Priority Revolving Credit Facility(1)	$45,000
Senior Secured Notes – Fixed	300,040
Second Priority Senior Secured Notes – Fixed	337,080
Second Priority Senior Secured Notes – Floating(2)	188,216
Senior Subordinated Notes	300,000
Total long-term debt	1,170,336
Member’s Equity:
Paid-in-capital	316,655
Retained deficit	(119,493)
Accumulated other comprehensive loss	(18,232)
Total Member’s Equity	178,930
Total capitalization	$1,349,266

(1)	As of September 30, 2009, we had $45.0 million of borrowings outstanding under our $200 million revolving credit facility. Our availability under our revolving credit facility has been reduced by $15.8 million as a result of the bankruptcy filing of Lehman Commercial Paper, Inc. (“Lehman”). As a result of Lehman’s inability to fulfill its obligation under the revolving credit facility, we do not expect that Lehman will fund its pro rata share of any future borrowing requests. In addition, $32.6 million of the revolving credit facility was considered utilized as of September 30, 2009 in connection with issued letters of credit. As of December 10, 2009, we had $45.0 million drawn on our revolving credit facility and $106.5 million available for future borrowings.
(2)	We have repurchased $8.0 million aggregate principal amount of our second priority senior secured floating rate notes during the fourth quarter of 2009. As of December 10, 2009, $180.2 million aggregate principal amount of such notes is outstanding.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical financial data as of and for the periods presented. The following information is only a summary and should be read in conjunction with our financial statements and the related notes, and the other financial information, included elsewhere in this prospectus.

The selected historical financial data for the years ended December 31, 2008 and 2007, the five months ended December 31, 2006, the seven months ended July 31, 2006, and the years ended December 31, 2005 and 2004 have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The selected historical financial data for the seven months ended July 31, 2006, have been derived from, and should be read in conjunction with, the audited combined financial statements of the Coated and Supercalendered Papers Division of International Paper Company, or the “Predecessor,” included elsewhere in this prospectus. The selected historical financial data for the years ended December 31, 2005 and 2004, have been derived from the audited combined financial statements of the Predecessor. The selected historical financial data as of and for the years ended December 31, 2008 and 2007, and the five months ended December 31, 2006, have been derived from, and should be read in conjunction with, our audited consolidated financial statements, included elsewhere in this prospectus. The selected historical financial data as of and for the nine months ended September 30, 2009 and 2008, are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial statements are not necessarily indicative of results that may be experienced for the fiscal year or any future reporting period.

	Predecessor Combined			Successor Consolidated
(Dollars and Tons in Millions)	Year Ended December 31, 2004	Year Ended December 31, 2005	Seven Months Ended July 31, 2006	Five Months Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
Statement of Operations:
Net sales	$1,463.3	$1,603.8	$904.4	$706.8	$1,628.8	$1,766.8	$1,390.9	$979.9
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization, and depletion)	1,272.5	1,338.2	771.6	589.3	1,403.2	1,462.3	1,137.9	906.0
Depreciation, amortization, and depletion	130.5	129.4	72.7	48.3	123.1	134.4	100.6	100.6
Selling, general and administrative expenses	65.3	65.6	34.3	14.0	52.0	79.4	58.6	45.2
Restructuring and other charges	0.6	10.4	(0.3)	10.1	19.4	27.4	26.5	0.7
Operating income (loss)	(5.6)	60.2	26.1	45.1	31.1	63.3	67.3	(72.6)
Interest income	(0.3)	—	—	(1.8)	(1.5)	(0.8)	(0.4)	(0.1)
Interest expense	16.0	14.8	8.4	48.7	113.9	103.2	76.5	84.0
Other income, net(1)	—	—	—	—	—	—	—	(219.9)
Income (loss) before income taxes	(21.3)	45.4	17.7	(1.8)	(81.3)	(39.1)	(8.8)	63.4
Income tax expense	(8.2)	17.9	7.0	—	—	—	—	—
Net income (loss)	$(13.1)	$27.5	$10.7	$(1.8)	$(81.3)	$(39.1)	$(8.8)	$63.4
Balance Sheet Data (at period end):
Working Capital(2)	$58.6	$87.8		$154.0	$95.6	$156.3	$88.9	$211.5
Property, plant and equipment, net	1,363.9	1,287.0		1,212.0	1,159.9	1,115.7	1,126.6	1,049.9
Total assets	1,585.0	1,534.1		1,692.4	1,577.0	1,614.1	1,565.1	1,562.7
Long-term obligations	301.2	300.1		1,156.4	1,153.6	1,242.8	1,151.5	1,170.4
Equity	1,075.3	1,040.0		279.7	174.9	91.7	146.5	178.9
Statement of Cash Flows Data:
Cash provided by operating activities	$123.7	$116.8	$39.3	$128.8	$38.8	$74.9	$38.6	$60.4
Cash used in investing activities	(111.5)	(53.0)	(27.6)	(1,391.8)	(67.8)	(80.3)	(59.5)	(29.9)
Cash provided by financing activities	(12.2)	(63.8)	(11.6)	1,375.4	(24.9)	66.4	(20.7)	(62.3)
Other Financial and Operating Data:
Capital Expenditures	(111.3)	(53.1)	(27.7)	(27.5)	(69.6)	(80.4)	(59.6)	(30.0)
Total tons sold	2,064.6	2,024.9	1,145.0	866.4	2,096.3	1,952.7	1,544.8	1,224.6

(1)	Other income was $219.9 million for the first nine months of 2009, which includes $189.1 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $27.3 million in net gains related to the early retirement of debt.
(2)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt and the Predecessor’s accounts payable to International Paper.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior to the Acquisition. For comparison purposes, the results of operations for the year ended December 31, 2006, are presented on a combined basis, consisting of the results of the Predecessor for the seven months ended July 31, 2006, and the results of the Successor for the five months ended December 31, 2006. Accordingly, the discussion and analysis of historical periods do not fully reflect the significant impact that the Acquisition has had on our financial statements. In addition, the statements in the discussion and analysis regarding the industry outlook and our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. The discussion and analysis should be read together with “Risk Factors” and the financial statements and their related notes included elsewhere in this prospectus.

Overview

We are a leading North American supplier of coated papers to catalog and magazine publishers. Coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications such as high-end advertising brochures, annual reports, and direct mail advertising. We are North America’s second largest producer of coated groundwood paper which is used primarily for catalogs and magazines. We are also a low cost producer of coated freesheet paper which is used primarily for annual reports, brochures, and magazine covers. In addition, we have a growing presence in supercalendered paper which is primarily used for retail inserts, but also increasingly for catalogs and magazines. We also produce and sell market kraft pulp which is used to manufacture printing and writing paper grades and tissue products. We have recently expanded our product line of specialty papers by introducing new specialty papers for applications in flexible packaging.

Background

We began operations on August 1, 2006, when we acquired the assets and certain liabilities of the business of the Predecessor. We were formed by affiliates of Apollo for the purpose of consummating the Acquisition from International Paper. Verso Paper Corp., of which we are an indirect, wholly-owned subsidiary, went public on May 14, 2008, with an initial public offering of 14 million shares of common stock which generated $152.2 million in net proceeds.

Stand-Alone Business

The Predecessor’s financial statements for the periods presented represent the Division’s combined financial statements. The preparation of this information was based on certain assumptions and estimates, including allocations of costs from International Paper. This financial information may not, however, necessarily reflect the results of operations, financial positions, and cash flows that would have occurred if the Division had been a separate, stand-alone entity during the periods presented or our future results of operations, financial position, and cash flows. For example, the financial statements of the Predecessor in this prospectus include expenses for certain corporate services provided by International Paper and allocated based on various methods, including direct consumption, percent of capital employed, and number of employees. These historical charges and allocations may not be representative of expenses that we will incur in future reporting periods as we operate as a stand-alone entity.

Selected Factors that Affect Our Operating Results

Net Sales

Our sales, which we report net of rebates, allowances, and discounts, are a function of the number of tons of paper that we sell and the price at which we sell our paper. The coated paper industry is cyclical, which results in changes in both volume and price. Paper prices historically have been a function of macroeconomic factors which influence supply and demand. Price has historically been substantially more variable than volume and can change significantly over relatively short time periods. Paper prices declined in late 2006 and early 2007, which we believe was due to high customer and producer inventories and cautious purchasing by customers in advance of a scheduled postal rate increase. Beginning in mid-2007, prices began to rebound following announcements by several of our North American competitors of permanent closures of approximately 1 million tons of annual production capacity (approximately 9% of North American coated paper capacity). These market conditions continued into early 2008 with a series of announced price increases by suppliers of coated paper. Meanwhile, customers were rebuilding their paper inventories after a significant depletion in the second half of 2007. In the second half of 2008, we saw a significant weakening in demand as general economic conditions began to worsen. This weakened demand, coupled with the inventory build, put downward pressure on prices in late 2008 and into 2009, and caused us, and most coated paper producers, to curtail production to match supply with demand. Coated prices continue to remain under pressure compared to the peak levels reached in the second half of 2008; however, improved demand combined with market downtime, announced closures, and movements to other grades serve to balance supply with demand.

We are primarily focused on serving two end-user segments: catalogs and magazines. In 2008, we believe we had a leading market share for the catalog and magazine segments of coated papers. Coated paper demand is primarily driven by advertising and print media usage. Advertising spending and magazine and catalog circulation tend to correlate with changes in the Gross Domestic Product, or “GDP,” of the United States —  they rise with a strong economy and contract with a weak economy.

The majority of our products are sold under contracts with our customers. Contracted sales are more prevalent for coated groundwood paper, as opposed to coated freesheet paper, which is more often sold without a contract. Our contracts generally specify the volumes to be sold to the customer over the contract term, as well as the pricing parameters for those sales. Most of our contracts are negotiated on an annual basis, with only a few having terms extending beyond one year. Typically, our contracts provide for quarterly price adjustments based on market price movements. The large portion of contracted sales allows us to plan our production runs well in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency.

We reach our end-users through several channels, including printers, brokers, paper merchants, and direct sales to end-users. We sell and market our products to approximately 100 customers which comprise approximately 650 end-user accounts. In 2008, no single customer accounted for more than 10% of our total net sales.

Our historical results include specialty papers that we manufacture for Thilmany, LLC, or “Thilmany,” on paper machine no. 5 at the Androscoggin mill. Under a long-term supply agreement entered into in 2005 in connection with International Paper’s sale of its Industrial Papers business to Thilmany, these products are sold to Thilmany at a variable charge for the paper purchased and a fixed charge for the availability of the machine. The amounts included in our net sales for the specialty papers sold to Thilmany totaled $29.3 million for the nine months ended September 30, 2009 and $42.4 million and $37.6 million for fiscal years 2008 and 2007, respectively.

Cost of Products Sold

The principal components of our cost of sales are chemicals, wood, energy, labor, maintenance, and depreciation and amortization. Costs for commodities, including chemicals, wood, and energy, are the most variable component of our cost of sales because their prices can fluctuate substantially, sometimes within a relatively short period of time. In addition, our aggregate commodity purchases fluctuate based on the volume of paper that we produce.

After giving effect to the Acquisition, our cost of products sold increased as a result of the purchase accounting treatment of the Acquisition. Under the rules of purchase accounting, we adjusted the value of our assets (including the inventory we acquired) and liabilities at closing to their respective estimated fair values. As a result of these adjustments to our asset basis, following the closing of the Acquisition, our costs of goods sold increased by such non-cash increase in our asset basis. However, this increase did not have a cash impact and did not affect our cost of sales for any inventory produced after the closing of the Acquisition.

Chemicals.  Chemicals utilized in the manufacturing of coated papers include latex, starch, calcium carbonate, and titanium dioxide. We purchase these chemicals from a variety of suppliers and are not dependent on any single supplier to satisfy our chemical needs. In the near term, we expect the rate of inflation for our total chemical costs to be lower than that experienced over the last two years. However, we expect imbalances in supply and demand will drive higher prices for certain chemicals.

Wood.  Our costs to purchase wood are affected directly by market costs of wood in our regional markets and indirectly by the effect of higher fuel costs on logging and transportation of timber to our facilities. While we have in place fiber supply agreements that ensure a substantial portion of our wood requirements, purchases under these agreements are typically at market rates.

Energy.  We produce a large portion of our energy requirements, historically producing approximately 50% of our energy needs for our coated paper mills from sources such as waste wood and paper, hydroelectric facilities, chemicals from our pulping process, our own steam recovery boilers, and internal energy cogeneration facilities. Our external energy purchases vary across each of our mills and include fuel oil, natural gas, coal, and electricity. While our internal energy production capacity mitigates the volatility of our overall energy expenditures, we expect prices for energy to remain volatile for the foreseeable future and our energy costs to increase in a high energy cost environment. As prices fluctuate, we have some ability to switch between certain energy sources in order to minimize costs. We utilize derivative contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices.

Labor.  Labor costs include wages, salary, and benefit expenses attributable to our mill personnel. Mill employees at a non-managerial level are compensated on an hourly basis. Management employees at our mills are compensated on a salaried basis. Wages, salary, and benefit expenses included in cost of sales do not vary significantly over the short term. In addition, we have not experienced significant labor shortages.

Maintenance.  Maintenance expense includes day-to-day maintenance, equipment repairs, and larger maintenance projects, such as paper machine shutdowns for periodic maintenance. Day-to-day maintenance expenses have not varied significantly from year-to-year. Larger maintenance projects and equipment expenses can produce year-to-year fluctuations in our maintenance expenses. In conjunction with our periodic maintenance shutdowns, we have incidental incremental costs that are primarily comprised of unabsorbed fixed costs from lower production volumes and other incremental costs for purchased materials and energy that would otherwise be produced as part of the normal operation of our mills.

Depreciation, Amortization, and Depletion.  Depreciation, amortization, and depletion expense represents the periodic charge to earnings through which the cost of tangible assets, intangible assets, and natural resources are recognized over the asset’s life. Capital investments can increase our asset bases and produce year-to-year fluctuations in expense. Depreciation was initially lower after the Acquisition as a result of the lower asset bases assigned to property, plant, and equipment, but has subsequently risen due to capital investments.

Selling, General, and Administrative Expenses

The principal components of our selling, general, and administrative expenses are wages, salaries, and benefits for our office personnel at our headquarters and our sales force, travel and entertainment expenses, advertising expenses, expenses relating to certain information technology systems, and research and development expenses. Also included are allocations of costs for corporate functions historically provided to us by International Paper. For further information about allocated costs, see “Corporate Allocations” below. In addition, we previously paid an annual management fee to Apollo under a management agreement pursuant to which Apollo provided us with certain financial and strategic advisory services and consulting services. Upon the consummation of Verso Paper Corp.’s initial public offering, Apollo terminated the annual fee arrangement under the management agreement.

Taxes

Prior to the Acquisition, the Division was included in the consolidated income tax returns of International Paper. In the Predecessor’s combined financial statements included in this prospectus, income taxes have been presented based on an estimate of the income taxes that would have been generated if the Division had operated as a separate taxpayer. As a result, U.S. federal and state income tax expense is reflected on the Division’s income based on an allocated rate of 39.4% for the seven months ended July 31, 2006. Income taxes have been provided for all items included in the historical statement of operations included herein, regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded. As a result of the Acquisition, there was a step-up in the tax basis of our assets, significantly reducing our cash income tax payments. Accordingly, our historical income tax expense may not necessarily reflect and may differ materially from what our cash tax payments would have been or will be as a stand-alone entity.

Corporate Allocations

The Predecessor’s combined statement of operations includes allocations of costs for certain corporate functions that historically were provided to us by International Paper, including:

•	General corporate expenses. This represents costs related to corporate functions such as accounting, tax, treasury, payroll and benefits administration, certain incentive compensation, risk management, legal, centralized transaction processing, and information management and technology. These costs historically were allocated primarily based on general factors and estimated use of services. These costs are included in selling, general, and administrative expenses in the Predecessor’s combined statement of operations.
•	Employee benefits and incentives. This represents fringe benefit costs and other incentives, including group health and welfare benefits, U.S. pension plans, U.S. post-retirement benefit plans, and employee incentive compensation plans. These costs historically were allocated on an active headcount basis for health and welfare benefits (including U.S. post-retirement plans), on the basis of salary for U.S. pension plans, and on a specific identification basis for employee incentive compensation plans. These costs are included in costs of products sold, selling, general, and administrative expenses, and restructuring charges in the Predecessor’s combined statement of operations.
•	Interest expense and debt service costs. International Paper historically provided financing to the Division through cash flows from its other operations and debt incurred. The interest expense associated with incurred debt that was allocated to the Division based on specifically-identified borrowings is included in interest expense, net, in the Predecessor’s combined statement of operations. Costs associated with the debt are included in other expense in the Predecessor’s combined statement of operations.

Expense allocations from International Paper reflected in the Predecessor’s combined statement of operations were as follows:

(In Thousands of U.S. Dollars)	Seven Months Ended July 31, 2006
General corporate expenses	$19.5
Employee benefits and incentives	11.3
Interest expense and debt service costs	8.4

Following the consummation of the Acquisition, we no longer have allocations for costs of certain corporate functions historically provided to the Division by International Paper. We now receive such services from our internal operations or third-party service providers. Accordingly, it is unlikely that the expenses we will incur as a stand-alone company for these services will reflect the allocated costs included in the Predecessor’s combined financial statements.

Critical Accounting Policies

Our accounting policies are fundamental to understanding management’s discussion and analysis of financial condition and results of operations. Our consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and follow general practices within the industry in which we operate. The preparation of the financial statements requires management to make certain judgments and assumptions in determining accounting estimates. Accounting estimates are considered critical if the estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and different estimates reasonably could have been used in the current period, or changes in the accounting estimate are reasonably likely to occur from period to period, that would have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

Management believes the following critical accounting policies are both important to the portrayal of our financial condition and results of operations and require subjective or complex judgments. These judgments about critical accounting estimates are based on information available to us as of the date of the financial statements.

Accounting standards whose application may have a significant effect on the reported results of operations and financial position, and that can require judgments by management that affect their application, include the following: FASB ASC 450, Contingencies; FASB ASC 360, Property, Plant, and Equipment; FASB ASC 350, Intangibles — Goodwill and Other; and FASB ASC 715, Compensation — Retirement Benefits.

Impairment of long-lived assets and goodwill. Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use.

Goodwill and other intangible assets are accounted for in accordance with FASB ASC 350. Intangible assets primarily consist of trademarks, customer-related intangible assets and patents obtained through business acquisitions. Impairment is the condition that exists when the carrying amount of these assets exceed their implied fair value. An impairment evaluation of the carrying amount of goodwill and other intangible assets with indefinite lives is conducted annually or more frequently if events or changes in circumstances indicate that an asset might be impaired. The Company has identified the following trademarks as intangible assets with an indefinite life: Influence®, Liberty®, and Advocate®. Goodwill is evaluated at the reporting unit level and has been allocated to the “Coated” segment. The valuation as of October 1, 2008, indicated no impairment of goodwill or trademarks assigned indefinite lives.

The evaluation for impairment is performed by comparing the carrying amount of these assets to their estimated fair value. If impairment is indicated, then an impairment charge is recorded to reduce the asset to its estimated fair value. The estimated fair value is generally determined on the basis of discounted future cash flows. Management believes the accounting estimates associated with determining fair value as part of the impairment test is a critical accounting estimate because estimates and assumptions are made about the Company’s future performance and cash flows. While management uses the best information available to estimate future performance and cash flows, future adjustments to management’s projections may be necessary if economic conditions differ substantially from the assumptions used in making the estimates.

Pension and Postretirement Benefit Obligations.  We offer various pension plans to employees. The calculation of the obligations and related expenses under these plans requires the use of actuarial valuation methods and assumptions, including the expected long-term rate of return on plan assets, discount rates, projected future compensation increases, health care cost trend rates, and mortality rates. Actuarial valuations and assumptions used in the determination of future values of plan assets and liabilities are subject to management judgment and may differ significantly if different assumptions are used.

Contingent liabilities.  A liability is contingent if the outcome or amount is not presently known, but may become known in the future as a result of the occurrence of some uncertain future event. We estimate our contingent liabilities based on management’s estimates about the probability of outcomes and their ability to estimate the range of exposure. Accounting standards require that a liability be recorded if management determines that it is probable that a loss has occurred and the loss can be reasonably estimated. In addition, it must be probable that the loss will be confirmed by some future event. As part of the estimation process, management is required to make assumptions about matters that are by their nature highly uncertain.

The assessment of contingent liabilities, including legal contingencies, asset retirement obligations, and environ-mental costs and obligations, involves the use of critical estimates, assumptions, and judgments. Management’s estimates are based on their belief that future events will validate the current assumptions regarding the ultimate outcome of these exposures. However, there can be no assurance that future events will not differ from management’s assessments.

Recent Accounting Developments

Measuring Liabilities at Fair Value.  In August 2009, the FASB issued Accounting Standards Update, or “ASU,” 2009-05, Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value, which amends FASB ASC 820 regarding the fair value measurement of liabilities and provides clarification that in circumstances in which a quoted price in an active market for the identical liabilities is not available, a reporting entity is required to measure fair value using one or more of the techniques provided for in this update. This ASU is effective for the first interim or annual reporting period beginning after issuance, which for us will be the fourth quarter of 2009. The adoption of this ASU is not expected to have a material impact on our financial condition, results of operations, or cash flows.

Postretirement Benefit Plan Assets.  FASB ASC 715-20-65 updates FASB ASC 715, Compensation —  Retirement Benefits, to require more detailed disclosures about employers’ pension plan assets. New disclosures will include more information on investment strategies, major categories of plan assets, concentrations of risk within plan assets and valuation techniques used to measure the fair value of plan assets. These provisions of FASB ASC 715 are effective for fiscal years ending after December 15, 2009. Since this update only affects disclosure requirements, the adoption of these provisions under FASB ASC 715 will have no impact on our financial condition, results of operations, or cash flows.

Financial Overview

The economic downturn has presented a significant challenge for manufacturers of coated paper as reduced spending on advertising and the overall weak retail market significantly impacted our customers, especially magazine and catalog publishers, resulting in unprecedented declines in demand for coated papers in the first half of 2009. Coated paper demand strengthened during the third quarter of 2009 but was slightly below levels experienced in the third quarter of 2008. In addition to normal seasonal factors, demand has increased as merchant and end-user coated paper inventories have returned to more normal levels from the elevated levels accumulated during a time of price increases in 2008. Coated paper prices remained under pressure from the peak levels reached in the second half of 2008. Improved demand combined with market downtime, announced closures, and movements to other grades serve to balance supply with demand.

Our net sales for the third quarter of 2009 decreased 18.7% year over year as the average sales price fell 16.8% from the peak reached in the third quarter of 2008. Average sales prices for coated papers have decreased steadily over the last three quarters in response to weak demand. While total sales volume was 2.3% lower than last year’s level, on a sequential quarter basis volume increased 31.5%, reflecting an increase in demand, which includes the effects of normal seasonality and low customer inventory levels.

In response to the economic downturn, we continue to assess and implement, as appropriate, various expense reduction initiatives. Our company-wide cost reduction program, which is expected to yield $72 million in cost reductions, produced approximately $43 million of savings during the first nine months of 2009. Management expects to achieve most of these savings in 2009 and continues to search for and develop additional cost savings measures. Included in this program are material usage reductions, energy usage reductions, labor cost savings, chemical substitution, salary freezes, selling, general, and administrative expense reductions, and workforce planning improvements. Additionally, new product initiatives have contributed to a 26.7% increase in net sales for our other segment in the first nine months of 2009, reflecting the development of new paper product offerings for our customers.

Also included in the results for 2009 are net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Although it is doubtful at this point, there is some possibility that the U.S. government could amend the alternative fuel mixture tax credit to eliminate or reduce its benefits for pulp and paper companies prior to its scheduled expiration on December 31, 2009. Any such amendment of the tax credit could have a material adverse effect on our results.

Results of Operations

The following table sets forth certain consolidated and combined financial information for the nine months ended September 30, 2009 and 2008, and the years ended December 31, 2008, 2007 and 2006. For comparison purposes, we have presented the results of operations for 2006, on a combined basis, consisting of the results of the Predecessor for the seven months ended July 31, 2006, and the results of the Successor for the five months ended December 31, 2006. We believe that this approach is beneficial to the reader by providing an easier-to-read discussion of the results of operations and providing the reader with information from which to analyze our financial results that is consistent with the manner that management reviews and analyzes results of operations.

U.S. GAAP does not contemplate the combination of the financial results of the Predecessor and the Successor, as the combined information does not include any pro forma assumptions or adjustments and, as a result, does not fully reflect the significant impact of the Acquisition on our financial statements. In particular, fair value adjustments to personal property and other property and equipment due to the allocation of the purchase price to assets acquired and liabilities assumed resulted in a lower depreciation expense for the Successor. The pro forma impact of these adjustments on the Predecessor’s results of operations for the seven months ended July 31, 2006, would have been a reduction of $5.4 million in depreciation expense. In addition, intangible assets recognized through the allocation of the purchase price to assets acquired and liabilities assumed resulted in incremental amortization expense for the Successor. The pro forma impact on the Predecessor’s results of operations for the seven months ended July 31, 2006, would have been $0.4 million of amortization expense, resulting in a net pro forma reduction in depreciation and amortization expense of $5.0 million for the twelve months ended December 31, 2006.

Cost of sales in the following table and discussion includes the cost of products sold and depreciation, amortization, and depletion. The following table and discussion should be read in conjunction with the information contained in our consolidated and combined financial statements and the related notes included elsewhere in this prospectus. However, our historical results of operations set forth below and elsewhere in this prospectus may not necessarily reflect what would have occurred if we had been a separate, stand-alone entity during the periods presented or what will occur in the future.

	Predecessor Combined	Successor Consolidated	Non-GAAP Combined Successor and Predecessor	Successor Consolidated
(In Thousands of U.S. Dollars)	Seven Months Ended July 31, 2006	Five Months Ended December 31, 2006	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
Net sales	$904,417	$706,833	$1,611,250	$1,628,753	$1,766,813	$1,390,932	$979,852
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization, and depletion)	771,576	589,283	1,360,859	1,403,144	1,462,333	1,137,859	906,080
Depreciation, amortization, and depletion	72,674	48,317	120,991	123,139	134,344	100,577	100,584
Selling, general, and administration expenses	34,348	13,996	48,344	52,007	79,441	58,644	45,142
Restructuring and other charges	(322)	10,126	9,804	19,395	27,416	26,553	643
Operating income (loss)	26,141	45,111	71,252	31,068	63,279	67,299	(72,597)
Interest income	(23)	(1,798)	(1,821)	(1,544)	(770)	(458)	(150)
Interest expense	8,414	48,741	57,155	113,881	103,200	76,577	84,047
Other income, net	—	—	—	—	—	—	(219,862)
Income (loss) before income taxes	17,750	(1,832)	15,918	(81,269)	(39,151)	(8,820)	63,368
Income tax expense	6,993	—	6,993	—	—	—	—
Net income (loss)	$10,757	$(1,832)	$8,925	$(81,269)	$(39,151)	$(8,820)	$63,368

Nine Months ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Net Sales.  Net sales for the nine months ended September 30, 2009, decreased 29.6% to $979.9 million from $1,390.9 million as total sales volume decreased 20.8% compared to last year, reflecting lower demand for coated papers and market pulp in a difficult economic environment and lower sales prices. The average sales price per ton for all of our products fell 11.1% in 2009 due to the weak demand.

Net sales for our coated and supercalendered papers segment decreased 30.2% to $865.2 million for the nine months ended September 30, 2009, from $1,239.8 million for the nine months ended September 30, 2008. The decrease reflects a 24.4% decrease in paper sales volume and a 7.7% decrease in average paper sales price per ton for the nine months ended September 30, 2009 compared to the same period last year.

Net sales for our market pulp segment decreased 37.9% to $73.8 million for the nine months ended September 30, 2009, from $118.9 million for the same period in 2008. This decline was due to a 33.7% decrease in average sales price per ton combined with a 6.4% decrease in sales volume compared to the nine months ended September 30, 2008.

Net sales for our other segment increased 26.7% to $40.9 million for the nine months ended September 30, 2009, from $32.2 million for the nine months ended September 30, 2008. New product offerings contributed to the improvement as sales volume increased 29.1% in 2009. This was partially offset by a 1.8% decrease in average sales price per ton compared to the nine months ended September 30, 2008.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, decreased 18.7% to $1,006.6 million for the nine months ended September 30, 2009, compared to $1,238.5 million for the same period last year, primarily reflecting the decline in sales volume and the effects of our expense reduction initiatives. Our gross margin, excluding depreciation, amortization, and depletion, was 7.5% for the first nine months of 2009, compared to 18.2% for the first nine months of 2008, reflecting lower average sales prices in 2009 and $70.1 million of unabsorbed costs resulting from almost 320,000 tons of market downtime taken in the first nine months of 2009 as we curtailed production in response to weak demand for coated papers. Depreciation, amortization, and depletion expenses were $100.6 million for the nine months ended September 30, 2009, compared to $100.6 million for the same period in 2008.

Selling, general, and administrative.  Selling, general, and administrative expenses were $45.2 million for the nine months ended September 30, 2009, compared to $58.6 million for the same period in 2008, reflecting the absence of expenses associated with Verso Paper Corp.’s initial public offering, or the “IPO,” and the effect of our expense reduction initiatives.

Interest expense.  Interest expense for the nine months ended September 30, 2009 was $84.0 million compared to $76.5 million for the same period in 2008. The increase in interest expense was primarily related higher interest rates on outstanding debt in 2009.

Other income.  Other income was $219.9 million for the nine months ended September 30, 2009, which includes $189.1 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $27.3 million in net gains related to the early retirement of debt.

Restructuring and other charges.  Restructuring and other charges for the nine months ended September 30, 2009, were $0.7 million compared to $26.5 million for the same period in 2008. Restructuring and other charges are comprised of transition and other costs, including those associated with the Acquisition (i.e., technology migration costs, consulting and legal fees, and other one-time costs). Subsequent to the Acquisition, we entered into a management agreement with Apollo relating to the provision of certain financial and strategic advisory services and consulting services. Upon consummation of the IPO, Apollo terminated the annual fee arrangement under the management agreement for a one-time fee of $23.1 million.

2008 Successor Compared to 2007 Successor

Net Sales.  Net sales grew 8.5% to $1,766.8 million in 2008 from $1,628.8 million in 2007. The growth was the result of a 16.5% increase in the average sales price per ton for all of our products in 2008. This increase was partially offset by a 6.8% decrease in total sales volume, reflecting lower coated paper demand in a difficult economic environment.

Net sales for our coated and supercalendered papers segment were $1,575.0 million in 2008, compared to $1,443.2 million in 2007, an increase of 9.1%. The improvement reflects a 17.2% increase in average paper sales price which was partially offset by a 6.9% decrease in paper sales volume compared to 2007.

Net sales for our hardwood market pulp segment were relatively stable at $146.4 million in 2008, compared to $148.0 million in 2007. This result reflected a 9.3% decrease in pulp sales volume which was largely offset by a 9.1% increase in average pulp sales price.

Net sales for our other segment increased 20.7% to $45.4 million in 2008, from $37.6 million in 2007. This increase reflects an 11.4% increase in average sales price combined with an 8.4% increase in sales volume compared to 2007.

Cost of sales.  Cost of sales, including depreciation and amortization, was $1,596.7 million in 2008 compared to $1,526.3 million in 2007, an increase of 4.6% which was primarily driven by higher input costs. Our gross margin, excluding depreciation and amortization, was 17.2% for 2008 compared to 13.9% for 2007, reflecting the higher average sales price in 2008. Depreciation and amortization expense was $134.4 million in 2008 compared to $123.1 million in 2007.

Selling, general, and administrative expenses.  Selling, general, and administrative expenses were $79.4 million in 2008 compared to $52.0 million in 2007. Included in selling, general, and administrative expenses for 2008 is a one-time charge of $10.8 million due to the accelerated vesting of the Legacy Class C Units of Verso Paper Management LP in connection with the IPO.

Interest expense.  Interest expense was $103.2 million in 2008 compared to $113.9 million in 2007. The net decrease in interest expense was due to lower interest rates on floating rate debt compared to 2007. Interest expense for 2008 includes $99.2 million of cash interest expense on our outstanding indebtedness and $4.0 million of non-cash interest expense, including amortization of deferred debt issuance costs.

Restructuring and other charges.  Restructuring and other charges were $27.4 million in 2008 compared to $19.4 million in 2007. Restructuring and other charges are comprised of transition and other costs associated with the Acquisition, including costs of a transition service agreement with International Paper, technology migration costs, consulting and legal fees, and other one-time costs related to becoming a stand-alone business. Subsequent to the Acquisition, we entered into a management agreement with Apollo relating to the provision of certain financial and strategic advisory services and consulting services. Upon consummation of the IPO, Apollo terminated the annual fee arrangement under the management agreement for a one-time payment of $23.1 million, which is included in the charges for 2008. The charges in 2007 included $5.6 million of transition service agreement costs and $2.8 million of charges under the management agreement. As of September 30, 2007, we substantially discontinued the use of services under the transition service agreement.

2007 Successor Compared to 2006 Combined Successor and Predecessor

Net Sales.  Net sales were $1,628.8 million in 2007 compared to $1,611.2 million in 2006, an increase of 1.1%. The increase was the result of a 4.2% increase in total sales volume in 2007, which was partially offset by a 3.0% decrease in average sales price per ton for all of our products compared to 2006.

Net sales for our coated and supercalendered papers segment were $1,443.2 million in 2007 compared to $1,425.2 million in 2006, an increase of 1.3%. The increase was primarily due to a 6.1% increase in paper sales volume which was partially offset by a 4.6% decrease in average paper sales price compared to the prior year.

Net sales for our hardwood market pulp segment were $148.0 million in 2007 compared to $147.0 million in 2006, an increase of 0.7%. This growth resulted from a 5.9% increase in average pulp sales price which was mostly offset by a 5.0% decrease in pulp sales volume due to an increase in our internal consumption of pulp.

Net sales for our other segment were $37.6 million in 2007 compared to $39.0 million in 2006, a decrease of 3.7%. This decrease reflects a 4.1% decline in sales volume which was partially offset by a 0.5% increase in average sales price compared to 2006.

Cost of sales.  Cost of sales, including depreciation and amortization, was $1,526.3 million in 2007 compared to $1,481.9 million in 2006, an increase of 3.0% which was primarily driven by higher sales volume. Although the prices of certain commodities used in production were higher in 2007, the operational efficiencies and improvements we implemented, including through our R-GAP continuous cost improvement process, more than offset the increased prices of raw materials. Our gross margin, excluding depreciation and amortization, was 13.9% for 2007 compared to 15.5% for 2006. This decline reflects the lower average sales prices in 2007. Depreciation and amortization expense was $123.1 million in 2007 compared to $121.0 million in 2006.

Selling, general, and administrative expenses.  Selling, general, and administrative expenses were $52.0 million in 2007 compared to $48.3 million in 2006, an increase of 7.6%. For the periods following the closing of the Acquisition, selling, general, and administrative expenses reflected the expenses we incurred as a stand-alone business.

Interest expense.  Interest expense increased to $113.9 million in 2007 from $57.1 million in 2006 due to the debt incurred as part of the Acquisition. Interest expense in 2007 includes $109.2 million of cash interest expense on our outstanding indebtedness and $4.7 million of non-cash interest expense, including amortization of deferred debt issuance costs.

Restructuring and other charges.  Restructuring and other charges were $19.4 million for the year ended December 31, 2007, compared to $10.1 million for the five months ended December 31, 2006. In conjunction with the Acquisition, we entered into a transition service agreement with International Paper whereby International Paper continued to provide certain services that were necessary for us to run as a stand-alone business. The charges in 2007 included $5.6 million of transition service agreement costs and $2.8 million of charges under the management agreement with Apollo. The charges for the five months ended December 31, 2006, included $6.1 million of transition service agreement costs.

Income tax expense.  For the year ended December 31, 2007, and for the five months ended December 31, 2006, we incurred no income taxes, compared to our Predecessor’s income tax expense of $7.0 million for the seven months ended July 31, 2006.

Liquidity and Capital Resources

We rely primarily upon cash flow from operations and borrowings under our revolving credit facility to finance operations, capital expenditures, and fluctuations in debt service requirements. We believe that our ability to manage cash flow and working capital levels, particularly inventory and accounts payable, will allow us to meet our current and future obligations, pay scheduled principal and interest payments, and provide funds for working capital, capital expenditures, and other needs of the business for at least the next twelve months. However, given the uncertainty of the current economic environment, no assurance can be given that we will be able to generate sufficient cash flows from operations or that future borrowings will be available under our revolving credit facility in an amount sufficient to fund our liquidity needs. As of September 30, 2009, $106.5 million was available for future borrowing under our revolving credit facility, after reduction for $32.6 million in letters of credit and $45.0 million in outstanding borrowings. As we focus on managing our expenses and cash flows, we continue to assess and implement, as appropriate, various earnings and expense reduction initiatives. Management has developed a company-wide cost reduction program, which we expect to yield $72 million in cost reductions through January 2010, $43 million of which was achieved during the first nine months of 2009. We may also dispose of certain of our non-core assets in order to obtain additional liquidity.

Net cash flows from operating activities.  Net cash provided by operating activities was $60.4 million for the nine months ended September 30, 2009, compared to $38.6 million for the nine months ended September 30, 2008. The increase in net cash provided by operating activities is primarily due to improved performance with net income of $63.4 million for the nine months ended September 30, 2009, compared to net losses of $8.8 million for the nine months ended September 30, 2008. This increase in earnings includes $189.1 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Although it is doubtful at this point, there is some possibility that the U.S. government could amend the alternative fuel mixture tax credit to eliminate or reduce its benefits for pulp and paper companies prior to its scheduled expiration on December 31, 2009. Any such amendment of the tax credit could have a material adverse effect on our financial condition, results of operations, and cash flows. Partially offsetting this positive impact on cash flows from operating activities was the negative impact of changes in working capital in 2009, which included declines in accrued liabilities and accounts payable, primarily due to lower input costs, and an increase in accounts receivable, reflecting the recent improvement in sales and accruals for alternative fuel mixture tax credits.

Net cash provided by operating activities was $74.9 million in 2008 compared to $38.8 million of net cash provided in 2007. The increase in net cash provided by operating activities was primarily due to improved performance, with a net loss of $39.2 million in 2008 compared to a net loss of $81.3 million in 2007. Operating activities in 2006 generated net cash of approximately $168.1 million. The increase in 2006 was primarily driven by improved operations and working capital improvements.

Net cash flows from investing activities.  For the nine months ended September 30, 2009 and 2008, we used $29.9 million and $59.5 million, respectively, of net cash in investing activities due to investments in capital expenditures. Management has significantly reduced expected annual capital expenditures from $81 million in 2008 to a projected $33 million in 2009, the majority of which were realized during the first half of the year while the mills were experiencing significant market downtime.

In 2008 and 2007, we used $80.3 million and $67.8 million, respectively, of net cash in investing activities, primarily for investments in capital expenditures. In 2006, $1,419.4 million of net cash was used, reflecting the $1.4 billion in cash paid for the Acquisition.

Net cash flows from financing activities.  For the nine months ended September 30, 2009, financing activities used net cash of $62.3 million reflecting principal payments of $291.9 million on long-term debt, $47.1 million in net payments on our revolving credit facility and equity distributions of $12.2 million, partially offset by $288.8 million in proceeds from the issuance of $325.0 million in senior secured notes net of discount, underwriting fees, and issuance costs. This compares to $20.7 million of net cash used in the nine months ended September 30, 2008, primarily due to principal payments on debt and distributions to Verso Finance to service interest obligations.

In 2008, our financing activities provided $66.4 million of net cash, which reflected $92.1 million in borrowings under the revolving credit facility, $2.8 million in scheduled principal payments made on the senior secured term loan, and $22.8 million in distributions paid to Verso Finance to fund interest and other obligations. This compares to $24.9 million of net cash used during 2007, which was comprised of $2.8 million in scheduled principal payments on the senior secured term loan and $22.1 million in distributions to Verso Finance. In 2006, net cash provided by financing activities was $1,363.8 million, reflecting the net proceeds from the debt issuance and equity contributions associated with the Acquisition.

Indebtedness.  As of September 30, 2009, our aggregate indebtedness was $1,170.3 million, net of $25.0 million of unamortized discounts.

On September 30, 2009, we had a credit facility and outstanding debt securities consisting of:

•	$200 million revolving credit facility maturing in 2012, under which $45.0 million was outstanding, $32.6 million in letters of credit were issued, and $106.5 million was available for future borrowing on September 30, 2009;
•	$325 million aggregate principal amount of 11½% senior secured fixed rate notes due 2014;
•	$337 million aggregate principal amount of 9 1/8% second priority senior secured fixed rate notes due 2014;
•	$188 million aggregate principal amount of second priority senior secured floating rate notes due 2014; and
•	$300 million aggregate principal amount of 11 3/8% senior subordinated fixed rate notes due 2016.

The revolving credit facility bears interest at a rate equal to LIBOR plus 3.00% and/or Prime plus 2.00%, and the weighted average interest rate at September 30, 2009, was 3.25%. We are required to pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized commitments at a rate equal to 0.50% per annum and customary letter of credit and agency fees. The revolving credit facility is secured by first priority security interests in, and mortgages on, substantially all of our tangible and intangible assets and substantially all the tangible and intangible assets of each of our direct and indirect subsidiaries. It is also secured by first priority pledges of all the equity interests owned by us in our subsidiaries. The obligations under the revolving credit facility are unconditionally guaranteed by Verso Finance, and, subject to certain exceptions, each of its direct and indirect subsidiaries. On June 3, 2009, the credit agreement was amended and restated to provide for the issuance of the senior secured notes due July 1, 2014 (see below). The amendment also, among other things, increased the applicable margin for the interest rate on borrowings under the revolving credit facility to 3.0% for Eurodollar loans and 2.0% for base rate loans and eliminated the requirement to maintain a net first-lien secured debt to Adjusted EBITDA ratio. The revolving credit facility is secured on a ratable and pari passu basis with the senior secured notes due 2014.

On June 11, 2009, we issued $325.0 million aggregate principal amount of 11.5% senior secured notes due July 1, 2014. These fixed rate notes pay interest semi-annually. The notes are secured by substantially all of our property and assets and substantially all of the property and assets of each of our direct and indirect subsidiaries. The notes are secured on a ratable and pari passu basis with our senior secured revolving credit facility. The net proceeds after deducting the discount, underwriting fees and issuance costs were $288.8 million, which funds were used to repay in full $252.9 million outstanding on our first priority term loan and to temporarily reduce the debt outstanding under the revolving credit facility by $35.0 million. The write-off of unamortized debt issuance costs related to the term loan resulted in a loss of $5.9 million.

During the nine months ended September 30, 2009, we repurchased and retired $12.9 million of the second priority senior secured fixed rate notes due on August 1, 2014, for a total purchase price of $7.9 million, which resulted in a gain of $4.7 million, net of the write-off of unamortized debt issuance costs. During the nine months ended September 30, 2009, we repurchased and retired $61.8 million of the second priority senior secured floating rate notes due on August 1, 2014, for a total purchase price of $30.1 million, which resulted in a gain of $30.2 million, net of the write-off of unamortized debt issuance costs. In addition, we de-designated the interest rate swap hedging interest payments on these notes and recognized losses of $1.3 million on the interest rate swap. The second priority senior secured fixed rate notes have a fixed interest rate of 9.125% and pay interest semiannually. The second priority senior secured floating rate notes bear interest at a rate equal to LIBOR plus 3.75% and pay interest quarterly. At September 30, 2009, the interest rate was 4.23%. The original principal amount of the senior subordinated notes was outstanding at September 30, 2009. These subordinated notes have a fixed interest rate of 11.375% and pay interest semi-annually. The second priority senior secured fixed rate and floating rate notes have the benefit of a second priority security interest in the collateral securing our senior secured credit facility, while the subordinated notes are unsecured.

We may elect to retire our outstanding debt in open market purchases, privately negotiated transactions, or otherwise. These repurchases may be funded through available cash from operations and borrowings from our credit facilities. Such repurchases are dependent on prevailing market conditions, our liquidity requirements, contractual restrictions, and other factors.

Covenant Compliance

The credit agreement and the indentures governing Verso Holdings’ outstanding notes contain restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. These covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. At September 30, 2009, we were in compliance in all material respects with the covenants in our debt agreements.

Seasonality

We are exposed to fluctuations in quarterly net sales volumes and expenses due to seasonal factors. These seasonal factors are common in the coated paper industry. Typically, the first two quarters are our slowest quarters due to lower demand for coated paper during this period. Our third quarter is generally our strongest quarter, reflecting an increase in printing related to end-of-year magazines, increased end-of-year direct mailings, and holiday season catalogs. Our working capital and accounts receivable generally peak in the third quarter, while inventory generally peaks in the second quarter in anticipation of the third quarter season. We expect our seasonality trends to continue for the foreseeable future.

Effect of Inflation

While inflationary increases in certain input costs, such as for energy, wood fiber, and chemicals, have an impact on our operating results, changes in general inflation have had minimal impact on our operating results in the last three years. Sales prices and volumes are more strongly influenced by supply and demand factors in specific markets and by exchange rate fluctuations than by inflationary factors. We cannot assure you, however, that we will not be affected by general inflation in the future.

Contractual Obligations

The following table reflects our contractual obligations and commercial commitments as of December 31, 2008. Commercial commitments include lines of credit, guarantees, and other potential cash outflows resulting from a contingent event that requires our performance pursuant to a funding commitment.

	Payments Due by Period
(In Millions of U.S. Dollars)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Long-term debt(1)	$1,861.7	$104.7	$208.8	$528.4	$1,019.8
Operating leases	10.6	5.1	4.3	1.1	0.1
Purchase obligations(2)	931.5	149.9	187.2	187.4	407.0
Other long-term liabilities(3)	33.8	1.1	2.0	2.7	28.0
Total	$2,837.6	$260.8	$402.3	$719.6	$1,454.9

(1)	Long-term debt includes principal payments, commitment fees and accrued interest payable. A portion of interest expense is at a variable rate and has been calculated using current LIBOR. Actual payments could vary.
(2)	Purchase obligations include unconditional purchase obligations for power purchase agreements (gas and electricity), machine clothing and other commitments for advertising, raw materials or storeroom inventory.
(3)	Other long-term liabilities reflected above represent the gross amount of asset retirement obligations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from fluctuations in our paper prices, interest rates, energy prices, and commodity prices for our inputs.

Paper Prices

Our sales, which we report net of rebates, allowances, and discounts, are a function of the number of tons of paper that we sell and the price at which we sell our paper. The coated paper industry is cyclical, which results in changes in both volume and price. Paper prices historically have been a function of macroeconomic factors, which influence supply and demand. Price has historically been substantially more variable than volume and can change significantly over relatively short time periods.

We are primarily focused on serving two end-user segments: catalogs and magazines. Coated paper demand is primarily driven by advertising and print media usage. Advertising spending and magazine and catalog circulation tend to correlate with GDP in the United States — they rise with a strong economy and contract with a weak economy.

The majority of our products are sold under contracts with our customers. Contracted sales are more prevalent for coated groundwood paper, as opposed to coated freesheet paper, which is more often sold without a contract. Our contracts generally specify the volumes to be sold to the customer over the contract term, as well as the pricing parameters for those sales. Most of our contracts are negotiated on an annual basis, with only a few having terms extending beyond one year. Typically, our contracts provide for quarterly price adjustments based on market price movements. The large portion of contracted sales allows us to plan our production runs well in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency.

We reach our end-users through several channels, including printers, brokers, paper merchants and direct sales to end-users. We sell and market our products to approximately 100 customers. Through the third quarter of 2009, no single customer accounted for more than 10% of our total net sales.

Interest Rates

We issued fixed- and floating-rate debt to finance the Acquisition in order to manage our variability to cash flows from interest rates. Borrowings under our senior secured revolving credit facility and our floating rate notes accrue interest at variable rates, and a 100 basis point increase in quoted interest rates on our debt balances outstanding as of September 30, 2009, under our senior secured revolving credit facility and our floating rate notes would increase our annual interest expense by $2.3 million. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Derivatives

In the normal course of business, we utilize derivatives contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices and interest rates. These instruments are subject to credit and market risks in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. We have an Energy Risk Management Policy which was adopted by our board of directors and is monitored by an Energy Risk Management Committee composed of our senior management. In addition, we have an Interest Rate Risk Committee which was formed to monitor our Interest Rate Risk Management Policy. Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. The measure of credit exposure is the replacement cost of contracts with a positive fair value. We manage credit risk by entering into financial instrument transactions only through approved counterparties. Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in commodity prices or interest rates. We manage market risk by establishing and monitoring limits on the types and degree of risk that may be undertaken.

We do not hedge the entire exposure of our operations from commodity price volatility for a variety of reasons. To the extent that we do not hedge against commodity price volatility, our results of operations may be affected either favorably or unfavorably by a shift in the future price curve. As of September 30, 2009, we had net unrealized losses of $5.4 million on open commodity contracts with maturities of one to eighteen months. These derivative instruments involve the exchange of net cash settlements, based on changes in the price of the underlying commodity index compared to the fixed price offering, at specified intervals without the exchange of any underlying principal. A 10% decrease in commodity prices would have a negative impact of approximately $2.7 million on the fair value of such instruments. This quantification of exposure to market risk does not take into account the offsetting impact of changes in prices on anticipated future energy purchases.

In February 2008, we entered into a two-year $250 million notional value receive-variable, pay-fixed interest rate swap in connection with our outstanding floating rate notes that mature in 2014. We are hedging the cash flow exposure on our quarterly variable-rate interest payments due to changes in the benchmark interest rate (three-month LIBOR). During the first nine months of 2009, we repurchased $61.8 million of the hedged notes and de-designated the interest-rate swap hedging the interest payments on the debt. During the nine months ended September 30, 2009, $1.3 million of losses have been recognized in Other income on the condensed consolidated statement of operations. On September 30, 2009, the fair value of this swap was a loss of $3.0 million. A 10% decrease in interest rates would have a negative impact of approximately $0.1 million on the fair value of this instrument.

Commodity Prices

We are subject to changes in our cost of sales caused by movements underlying commodity prices. The principal components of our cost of sales are chemicals, wood, energy, labor, maintenance, and depreciation, amortization and depletion. Costs for commodities, including chemicals, wood, and energy, are the most variable component of our cost of sales because their prices can fluctuate substantially, sometimes within a relatively short period of time. In addition, our aggregate commodity purchases fluctuate based on the volume of paper that we produce.

Chemicals.  Chemicals utilized in the manufacturing of coated papers include latex, starch, calcium carbonate, and titanium dioxide. We purchase these chemicals from a variety of suppliers and are not dependent on any single supplier to satisfy our chemical needs. In the near term, we expect the rate of inflation for our total chemical costs to be lower than that experienced over the last two years. However, we expect imbalances in supply and demand will drive higher prices for certain chemicals.

Wood.  Our costs to purchase wood are affected directly by market costs of wood in our regional markets and indirectly by the effect of higher fuel costs on logging and transportation of timber to our facilities. While we have in place fiber supply agreements that ensure a substantial portion of our wood requirements, purchases under these agreements are typically at market rates. As we have begun to utilize wood harvested from our 23,000-acre hybrid poplar woodlands located near Alexandria, Minnesota, our ongoing wood costs should be positively impacted.

Energy.  We produce a large portion of our energy requirements, historically producing approximately 50% of our energy needs for our coated paper mills from sources such as waste wood and paper, hydroelectric facilities, chemicals from our pulping process including black liquor, our own steam recovery boilers, and internal energy cogeneration facilities. Our external energy purchases vary across each of our mills and include fuel oil, natural gas, coal, and electricity. While our internal energy production capacity mitigates the volatility of our overall energy expenditures, we expect prices for energy to remain volatile for the foreseeable future and our energy costs to increase in a high energy cost environment. As prices fluctuate, we have some ability to switch between certain energy sources in order to minimize costs. We utilize derivatives contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices.

Off-Balance Sheet Arrangements

None.

BUSINESS

Background

We began operations on August 1, 2006 when we acquired the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper. We were formed by affiliates of Apollo Management, L.P., or “Apollo,” for the purpose of consummating the Acquisition from International Paper. Verso Paper Corp., of which we are an indirect, wholly-owned subsidiary, went public on May 14, 2008, with an initial public offering of 14 million shares of common stock which generated $152.2 million in net proceeds.

Overview

We are a leading North American supplier of coated papers to catalog and magazine publishers. The coating process adds a smooth uniform layer in the paper, which results in superior color and print definition. As a result, coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, such as high-end advertising brochures, annual reports, and direct mail advertising.

We are North America’s second largest producer of coated groundwood paper, which is used primarily for catalogs and magazines. We are also a low cost producer of coated freesheet paper, which is used primarily for annual reports, brochures, and magazine covers. In addition, we have a strategic presence in supercalendered paper, which is primarily used for retail inserts. We also produce and sell market kraft pulp, which is used to manufacture printing and writing paper grades and tissue products.

Our net sales (in millions) by product line for the year ended December 31, 2008, are illustrated below:

We operate 11 paper machines at four mills located in Maine, Michigan, and Minnesota. The mills have a combined annual production capacity of 1,693,000 tons of coated paper, 106,000 tons of supercalendered paper, 44,000 tons of ultra-lightweight specialty paper, and 878,000 tons of kraft pulp.

We sell and market our products to approximately 100 customers which comprise approximately 650 end-user accounts. We have long-standing relationships with many leading magazine and catalog publishers, commercial printers, specialty retail merchandisers and paper merchants. Our relationships with our ten largest coated paper customers average more than 20 years. We reach our end-users through several distribution channels, including direct sales, commercial printers, paper merchants, and brokers.

Industry

Based on 2008 sales, the size of the global coated paper industry is estimated to be approximately $55 billion, or 53 million tons of coated paper shipments, including approximately $12 billion, or 12 million tons of coated paper shipments, in North America. Coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, which include high-end advertising brochures, annual reports and direct mail advertising. Demand is generally driven by North American advertising and print media trends, which in turn have historically been correlated with growth in GDP.

In North America, coated papers are classified by brightness and fall into five grades, labeled No. 1 to No. 5, with No. 1 having the highest brightness level and No. 5 having the lowest brightness level. Papers graded No. 1, No. 2, and No. 3 are typically coated freesheet grades. No. 4 and No. 5 papers are predominantly groundwood containing grades. Coated groundwood grades are the preferred grades for catalogs and magazines, while coated freesheet is more commonly used in commercial print applications.

Products

We manufacture three main grades of paper: coated groundwood paper, coated freesheet paper, and supercalendered paper. These paper grades are differentiated primarily by their respective brightness, weight, print quality, bulk, opacity, and strength. We also produce Northern Bleached Hardwood Kraft, or “NBHK,” pulp. The following table sets forth our principal products by 2008 tons sold and as a percentage of our 2008 net sales:

Product	Tons Sold		Net Sales
(Tons in Thousands, Dollars in Millions)	Kts	%	$	%
Coated groundwood paper	961	49	$938	53
Coated freesheet paper	581	30	556	31
Supercalendered paper	105	5	81	5
Pulp	255	13	147	8
Other	51	3	45	3
Total	1,953	100	$1,767	100

As a result of our scale and technological capabilities, we are able to offer our customers a broad product offering, from ultra-lightweight coated groundwood to heavyweight coated freesheet and supercalendered papers. Our customers have the opportunity to sole-source all of their coated paper needs from us while optimizing their choice of paper products. As our customers’ preferences change, they can switch paper grades to meet their desired balance between cost and performance attributes while maintaining their relationship with us.

We are also one of the largest rotogravure lightweight coated paper manufacturers in North America. Rotogravure printing is a technique for transferring ink onto coated papers, which typically results in a sharper image with truer colors and less ink trapping than in other printing processes but generally requires a smaller and higher-quality paper. Additionally, we are the only manufacturer in North America with the technological expertise to supply both rotogravure coated groundwood and coated freesheet.

Coated groundwood paper.  Coated groundwood paper includes a fiber component produced through a mechanical pulping process. The use of such fiber results in a bulkier and more opaque paper that is better suited for applications where lighter weights and/or higher stiffness are required, such as catalogs and magazines. In addition to mechanical pulp, coated groundwood paper typically includes a kraft pulp component to improve brightness and print quality.

Coated freesheet paper.  Coated freesheet paper is made from bleached kraft pulp, which is produced using a chemical process to break apart wood fibers and dissolve impurities such as lignin. The use of kraft pulp results in a bright, heavier-weight paper with excellent print qualities, which is well-suited for high-end commercial applications and premium magazines. Coated freesheet contains primarily kraft pulp, with less than 10% mechanical pulp in its composition.

Supercalendered paper.  Supercalendered paper consists of groundwood fibers and a very high filler content but does not receive a separate surface coating. Instead, the paper is passed through a supercalendering process in which alternating steel and filled rolls “iron” the paper, giving it a gloss and smoothness that makes it resemble coated paper. Supercalendered papers are primarily used for retail inserts, due to their relatively low price point.

Pulp.  We produce and sell NBHK pulp. NBHK pulp is produced through the chemical kraft process using hardwoods. Hardwoods typically have shorter length fibers than softwoods and are used to smooth paper. Kraft describes pulp produced using a chemical process, whereby wood chips are combined with chemicals and steam to separate the wood fibers. The fibers are then washed and pressure screened to remove the chemicals and lignin which originally held the fibers together. Finally, the pulp is bleached to the necessary whiteness and brightness. Kraft pulp is used in applications where brighter and whiter paper is required.

Over our integrated mill system, the total volume of pulp purchased from third parties is approximately balanced by the amount of pulp that we sell to the market. This feature substantially insulates our business from exposure to fluctuations in the price of pulp.

Other products.  We also offer recycled paper to help meet specific customer requirements. Additionally, we offer customized product solutions for strategic accounts by producing paper grades with customer-specified weight, brightness and pulp mix characteristics, providing customers with cost benefits and/or brand differentiation. Finally, we have recently expanded our offerings to include ultra-lightweight uncoated printing papers and ultra-lightweight coated and uncoated flexible packaging papers.

Manufacturing

We operate 11 paper machines at four mills located in Maine, Michigan, and Minnesota. We believe our coated paper mills are among the most efficient and lowest cost coated paper mills in the world based on the cash cost of delivery to Chicago. We attribute our manufacturing efficiency, in part, to the significant historical investments made in our mills. Our mills have a combined annual production capacity of 1,693,000 tons of coated paper, 106,000 tons of supercalendered paper, 44,000 tons of ultra-lightweight specialty paper, and 878,000 tons of kraft pulp. We consume approximately 493,000 tons of the pulp that we produce internally and sell the rest. We sell approximately the same amount of pulp as we purchase across our integrated production system, so we are generally insulated from fluctuations in earnings caused by changes in pulp prices. Our facilities are strategically located within close proximity to major publication printing customers, which affords us the ability to more quickly and cost-effectively deliver our products. The facilities also benefit from convenient and cost-effective access to northern softwood fiber, which is required for the production of lightweight and ultra-lightweight coated papers.

The following table sets forth the locations of our mills, the products they produce, and other key operating information:

Mill/Location	Product/Paper Grades	Paper Machines	Production Capacity*
Jay (Androscoggin), Maine	Lightweight Coated Groundwood	2	366,100
	Lightweight Coated Freesheet	1	246,600
	Pulp	—	404,600
Bucksport, Maine	Lightweight and Ultra-Lightweight Coated Groundwood and High Bulk Specialty
	Coated Groundwood	4	466,900
	Ultra-Lightweight Specialty	—	44,000
Quinnesec, Michigan	Coated Freesheet	1	395,400
	Pulp	—	473,400
Sartell, Minnesota	Lightweight and Ultra-Lightweight Coated Groundwood	1	217,700
	Supercalendered	2	105,600

*	We have the capacity to produce 878,000 tons of kraft pulp, of which approximately 493,000 tons are to be consumed internally and the remainder is available to be sold as market pulp. This data does not include our production capacity for other pulp grades, the entirety of which is consumed internally in the production process for our coated paper.

The basic raw material of the papermaking process is wood pulp. The first stage of papermaking involves converting wood logs to pulp through either a mechanical or chemical process. Before logs can be processed into pulp, they are passed through a debarking drum to remove the bark. Once separated, the bark is burned as fuel in bark boilers. The wood logs are composed of small cellulose fibers which are bound together by a glue-like substance called lignin. The cellulose fibers are then separated from each other through either a mechanical or a kraft pulping process.

After the pulping phase, the fiber furnish is run onto the forming fabric of the paper machine. On the forming fabric, the fibers become interlaced, forming a mat of paper, and much of the water is extracted. The paper web then goes through a pressing and drying process to extract the remaining water. After drying, the web receives a uniform layer of coating that makes the paper smooth and provides uniform ink absorption. After coating, the paper goes through a calendering process that provides a smooth finish by ironing the sheet between multiple soft nips that consist of alternating hard (steel) and soft (cotton or synthetic) rolls. At the dry end, the paper is wound onto spools to form a machine reel and then rewound and split into smaller rolls on a winder. Finally, the paper is wrapped, labeled, and shipped.

Catalog and magazine publishers with longer print runs tend to purchase paper in roll form for use in web printing, a process of printing from a reel of paper as opposed to individual sheets of paper, in order to minimize costs. In contrast, commercial printers typically buy large quantities of sheeted paper in order to satisfy the short-run printing requirements of their customers. We believe that sheeted paper is a less attractive product as it requires additional processing, bigger inventory stocks, a larger sales and marketing team and a different channel strategy. For this reason, we have pursued a deliberate strategy of configuring our manufacturing facilities to produce all web-based papers, which are shipped in roll form and have developed relationships with third-party converters to address any sheeted paper needs of our key customers.

We utilize a manufacturing excellence program, named R-GAP, to ensure timely and accurate reporting, encourage faster operator involvement, and provide an overall culture of continuous process improvement. We use multi-variable testing, lean manufacturing, center of excellence teams, source-of-loss initiatives, and best practice sharing to constantly improve our manufacturing processes and products. Since 2001, three of our four facilities have participated in OSHA’s Voluntary Protection Program which recognizes outstanding safety programs and performance.

Raw Materials and Suppliers

Our key cost inputs in the papermaking process are wood fiber, market kraft pulp, chemicals, and energy.

Wood Fiber.  We source our wood fiber from a broad group of timberland and sawmill owners located in our regions.

Kraft Pulp.  Overall, we have the capacity to produce 878,000 tons of kraft pulp, consisting of 405,000 tons of pulp at the Androscoggin mill and 473,000 tons of pulp at the Quinnesec mill, of which a total of approximately 493,000 tons are consumed internally. We supplement our internal production of kraft pulp with purchases from third parties. In 2008, these purchases were approximately 166,000 tons of pulp. We purchase the pulp requirements from a variety of suppliers and are not dependent on any single supplier to satisfy our pulp needs.

Chemicals.  Chemicals utilized in the manufacturing of coated papers include latex, starch, calcium carbonate, and titanium dioxide. We purchase these chemicals from a variety of suppliers and are not dependent on any single supplier to satisfy our chemical needs.

Energy.  We produce a large portion of our energy requirements, historically producing approximately 50% of our energy needs for our coated paper mills from sources such as waste wood and paper, hydroelectric facilities, chemicals from our pulping process, our own steam recovery boilers, and internal energy cogeneration facilities. Our external energy purchases vary across each one of our mills and include fuel oil, natural gas, coal, and electricity. While our internal energy production capacity and ability to switch between certain energy sources mitigates the volatility of our overall energy expenditures, we expect prices for energy to remain volatile for the foreseeable future. We utilize derivative contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices.

Sales, Marketing, and Distribution

We reach our end-users through several sales channels. These include selling directly to end-users, through brokers, merchants, and printers. We sell and market products to approximately 100 customers, which comprise approximately 650 end-user accounts.

Sales to End-Users.  In 2008, we sold approximately 42% of our paper products directly to end-users, most of which are catalog and magazine publishers. These customers are typically large, sophisticated buyers who have the scale, resources, and expertise to procure paper directly from manufacturers. Customers for our pulp products are mostly other paper manufacturers.

Sales to Brokers and Merchants.  Our largest indirect paper sales by volume are through brokers and merchants who resell the paper to end-users. In 2008, our total sales to brokers and merchants represented 45% of our total sales. Brokers typically act as an intermediary between paper manufacturers and smaller end-users who do not have the scale or resources to cost effectively procure paper directly from manufacturers. The majority of the paper sold to brokers is resold to catalog publishers. We work closely with brokers to achieve share targets in the catalog, magazine, and insert end-user segments through collaborative selling.

Merchants are similar to brokers in that they act as an intermediary between the manufacturer and the end-user. However, merchants generally take physical delivery of the product and keep inventory on hand. Merchants tend to deal with smaller end-users that lack the scale to warrant direct delivery from the manufacturer. Coated freesheet comprises the majority of our sales to merchants. In most cases, because they are relatively small, the ultimate end-users of paper sold through merchants are generally regional or local catalog or magazine publishers.

Sales to Printers.  In 2008, our total sales to printers represented 9% of our total sales. Nearly all of our sales were to the five largest publication printers in the United States. Printers also effectively act as an intermediary between manufacturers and end-users in that they directly source paper for printing/converting and then resell it to their customers as a finished product.

The majority of our products are delivered directly from our manufacturing facilities to the printer, regardless of the sales channel. In order to serve the grade No. 3 coated freesheet segment, we maintain a network of distribution centers located in the West, Midwest, South, and Northeast close to our customer base to provide quick delivery. The majority of our pulp products are delivered to our customers’ paper mills.

Our sales force is organized around our sales channels. We maintain an active dialogue with all of our major customers and track product performance and demand across grades. We have a team of sales representatives and marketing professionals organized into three major sales groups that correspond with our sales channels: direct sales support; support to brokers and merchants; and printer support.

The majority of our products are sold under contracts with our customers. Contracted sales are more prevalent for coated groundwood paper, as opposed to coated freesheet paper, which is more often sold without a contract. Our contracts generally specify the volumes to be sold to the customer over the contract term, as well as the pricing parameters for those sales. Most of our contracts are negotiated on an annual basis, with only a few having terms extending beyond one year. Typically, our contracts provide for quarterly price adjustments based on market price movements. The large portion of contracted sales allows us to plan our production runs well in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency.

Part of our strategy is to continually reduce the cost to serve our customer base through e-commerce initiatives which allow for simplified ordering, tracking, and invoicing. In 2008, orders totaling $474.3 million, or approximately 30% of our total paper sales, were placed through our online ordering platforms. We are focused on further developing our technology platform and e-commerce capabilities. To this end, we operate nexTier Solutions, an Internet-based system that allows for collaborative production planning, order placement, and inventory management throughout the supply chain. Participants use the system to maximize supply chain efficiencies, improve communication, and reduce operating costs, and they pay us subscription and transaction fees for system usage.

Customers

We serve the catalog, magazine, insert, and commercial printing markets and have developed long-standing relationships with the premier North American retailers and catalog and magazine publishers. The length of our relationships with our top ten customers averages more than 20 years and no single customer accounted for more than 10% of our net sales in 2008. Our key customers include leading magazine publishers such as Condé Nast Publications, Inc., Hearst Corporation, National Geographic Society, and Time Inc.; leading catalog producers such as Avon Products, Inc. and Sears Holding Corporation; leading commercial printers such as Quad/Graphics, Inc., and RR Donnelley & Sons Company; and leading paper merchants and brokers, such as A.T. Clayton & Co., Unisource Worldwide, Inc., the xpedx and Bulkley Dunton business units of International Paper, and Clifford Paper, Inc.

Our net sales, excluding pulp sales, by end-user segment in 2008, are illustrated below (dollars in millions):

Research and Development

The primary function of our research and development efforts is to work with customers in developing and modifying products to accommodate their evolving needs and to identify cost-saving opportunities within our operations.

Examples of our research and development efforts implemented over the past several years include:

•	high-bulk offset and rotogravure coated groundwood;
•	lightweight grade No. 4 coated groundwood;
•	ultra-lightweight grade No. 5 coated groundwood; and
•	rotogravure coated freesheet

Intellectual Property

We have several patents and patent applications in the United States and various foreign countries. These patents and patent applications generally relate to various paper manufacturing methods and equipment which may become commercially viable in the future. We also have trademarks for our names, Verso® and Verso Paper®, as well as for our products such as Influence®, Velocity®, Liberty®, Advocate,® and Trilogy®. In addition to the intellectual property that we own, we license a significant portion of the intellectual property used in our business on a perpetual, royalty-free, non-exclusive basis from International Paper.

Competition

Our business is highly competitive. A significant number of North American competitors produce coated and supercalendered papers, and several overseas manufacturers, principally from Europe, export to North America. We compete based on a number of factors, including:

•	price;
•	product availability;

•	product quality;
•	breadth of product offerings;
•	timeliness of product delivery; and
•	customer service.

Foreign competition in North America is also affected by the exchange rate of the U.S. dollar relative to other currencies, especially the euro, market prices in North America and other markets, worldwide supply and demand, and the cost of ocean-going freight.

While our product offering is broad in terms of grades produced (from supercalendered and ultra-lightweight coated groundwood offerings to heavier-weight coated freesheet products), we are focused on producing coated groundwood and coated freesheet in roll form. This strategy is driven by our alignment with catalog and magazine end-users which tend to purchase paper in roll form for use in long runs of web printing in order to minimize costs. Our principal competitors include NewPage Corporation, Abitibi Bowater Inc., UPM-Kymmene Corporation, and Sappi Limited, all of which have North American operations. UPM and Sappi are headquartered overseas and also have overseas manufacturing facilities.

Employees

As of December 31, 2008, we had approximately 2,900 employees, of whom approximately 35% are unionized and 75% are hourly employees. Employees at two of our four mills are represented by labor unions under a total of four collective bargaining agreements. In 2007, we completed successful labor negotiations for three agreements that were up for renewal during the year. The new agreements will expire in 2011.

We have not experienced any work stoppages during the past several years. We believe that we have good relations with our employees.

Properties

Our corporate headquarters are located in Memphis, Tennessee. We own four mills located in Maine, Michigan, and Minnesota at which we operate 11 paper machines. We also own five hydroelectric dams, of which four provide hydroelectric power to our Androscoggin mill and the fifth services our Sartell mill. In addition, we own 14 and lease five woodyards for the purpose of storage and loading of forest products and we lease a number of sales offices.

Our headquarters and material facilities as of December 31, 2008, are shown in the following table:

Location	Use	Owned/Leased
Memphis, Tennessee	corporate headquarters	leased
Jay (Androscoggin), Maine	paper mill/kraft pulp mill	owned
Bucksport, Maine	paper mill	owned
Quinnesec, Michigan	paper mill/kraft pulp mill	owned
Sartell, Minnesota	paper mill	owned
West Chester, Ohio	sales, distribution and customer service	leased

Environmental and Other Governmental Regulations

We are subject to federal, state, and local environmental, health and safety laws and regulations, including the federal Water Pollution Control Act of 1972, or “Clean Water Act,” the federal Clean Air Act, the federal Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or “CERCLA,” the federal Occupational Health and Safety Act, and analogous state and local laws. Our operations also are subject to two regional regimes designed to address climate change, the Regional Greenhouse Gas Initiative in the northeastern United States and the Midwestern Greenhouse Gas Reduction Accord, and in the future we may be subject to additional federal, state, local or supranational legislation related to climate change. Among our activities subject to environmental regulation are the emissions of air pollutants, discharges of wastewater and stormwater, operation of dams, storage, treatment and disposal of materials and waste, and remediation of soil, surface water, and ground water contamination. Many environmental laws and regulations provide for substantial fines or penalties and criminal sanctions for any failure to comply. In addition, failure to comply with these laws and regulations could result in the interruption of our operations and, in some cases, facility shutdowns.

Certain of these environmental laws, such as CERCLA and analogous state laws, provide for strict, and under certain circumstances, joint and several liability for investigation and remediation of the release of hazardous substances into the environment, including soil and groundwater. These laws may apply to properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes attributable to an entity or its predecessors were disposed. Under these environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up such real property and for related damages to natural resources. We handle and dispose of wastes arising from our mill operations, including disposal at on-site landfills. We are required to maintain financial assurance for the expected cost of landfill closure and post-closure care. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our paper mills or another location where we have disposed of, or arranged for the disposal of, wastes. We could be subject to potentially significant liabilities under, or fines or penalties for any failure to comply with, any environmental rule or regulation.

Compliance with environmental laws and regulations is a significant factor in our business. We have made, and will continue to make, significant expenditures to comply with these requirements. We incurred environmental capital expenditures of $9.7 million in 2008 and $3.4 million in 2007, and we expect to incur additional environmental capital expenditures of approximately $1 million in 2009. We anticipate that environmental compliance will continue to require increased capital expenditures and operating expenses over time as environmental laws or regulations, or interpretations thereof, change or the nature of our operations require us to make significant additional capital expenditures.

Permits are required for the operation of our mills and related facilities. The permits are subject to renewal, modification, and revocation. We and others have the right to challenge our permit conditions through administrative and legal appeals and review processes. Governmental authorities have the power to enforce compliance with the permits, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Other parties also may have the right to pursue legal actions to enforce compliance with the permits.

Legal Proceedings

In October 2009, Thilmany, LLC (together with its parent company, Packaging Dynamics Corporation) served us with a lawsuit filed in circuit court in Outagamie County, Wisconsin. Thilmany alleges in the lawsuit that the alternative fuel mixture tax credits that we have received from the operation of the Androscoggin mill have the effect of reducing our costs associated with operating the Androscoggin mill (including paper machine no. 5) and producing the pulp that we use to manufacture paper products for Thilmany under a long-term supply agreement. Thilmany seeks unspecified damages for our alleged breach of contract for failing to provide Thilmany with a prorated share of the purported cost savings attributable to the tax credits and a declaration that Thilmany is entitled to a prorated share of any such future costs savings attributable to our use of alternative fuel mixtures at the Androscoggin mill. In November 2009, we filed responsive pleadings with the court in which we denied Thilmany’s claims and requested that Packaging Dynamics Corporation be dismissed from the lawsuit.

We are involved in legal proceedings incidental to the conduct of our business. We do not believe that any liability that may result from these proceedings will have a material adverse effect on our financial statements.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding the executive officers of Verso Paper Holdings LLC and members of its board of directors.

Name	Age	Position(s)
Michael A. Jackson	61	President, Chief Executive Officer and Director
Lyle J. Fellows	53	Senior Vice President of Manufacturing
Michael A. Weinhold	45	Senior Vice President of Sales and Marketing
Robert P. Mundy	48	Senior Vice President, Chief Financial Officer and Assistant Secretary
Peter H. Kesser	52	Vice President, General Counsel and Secretary
Ricardo Moncada	56	Vice President of Human Resources
Benjamin Hinchman, IV	62	Vice President and Chief Information Officer
Scott M. Kleinman	36	Chairman of the Board of Directors
Michael E. Ducey	61	Director
David W. Oskin	67	Director
L.H. Puckett, Jr.	60	Director
David B. Sambur	29	Director
Jordan C. Zaken	34	Director

Michael A. Jackson.  Mr. Jackson has been a director of Verso, as well as our President and Chief Executive Officer, since November 2006. Before joining us, he worked at Weyerhaeuser Company from 1977 to 2006. During a 29-year career with Weyerhaeuser, Mr. Jackson served as Senior Vice President responsible for the Cellulose Fibers, White Papers, Newsprint and Liquid Packaging Board businesses from 2004 to 2006, Vice President of the Fine Papers business from 2002 to 2004, Vice President of the Business Papers business from 2000 to 2002, Vice President of the Recycling business from 1998 to 2000, Vice President of Human Resources and Quality for the Container Board Packaging business from 1993 to 1997, and General Manager of the Tri-Wall business and other packaging plants from 1990 to 1993. On behalf of Weyerhaeuser, Mr. Jackson also served from 2005 to 2006 as Chair of the Board of North Pacific Paper Corporation (NORPAC), a joint venture with Japan’s Nippon Paper Industries which produces newsprint and uncoated groundwood paper.

Lyle J. Fellows.  Mr. Fellows has been our Senior Vice President of Manufacturing since August 2006. He has 28 years of manufacturing experience in the paper industry. Before joining us, Mr. Fellows worked for International Paper from 1981 to 2006, where he served as Vice President of Manufacturing for our business from 2003 to 2006, Manager of the pulp and paper mill in Courtland, Alabama, from 2001 to 2003, Manager of the pulp and paper mill in Saillat, France, from 2000 to 2001, Manufacturing Director of the Arizona Chemical business in Europe from 1998 to 1999, Technical Director of the White Papers business in Europe from 1994 to 1997, and in various manufacturing positions at the pulp and paper mill in Pine Bluff, Arkansas, from 1981 to 1994.

Michael A. Weinhold.  Mr. Weinhold has been our Senior Vice President of Sales and Marketing since August 2006. With 22 years of sales, marketing and manufacturing experience in the paper industry, he is responsible for our sales, marketing, supply chain, customer technical service, e-commerce, product development and nexTier Solutions functions. Mr. Weinhold previously worked in various sales, marketing and management positions in our business at International Paper from 2000 to 2006 and at Champion International Corporation from 1994 to its acquisition by International Paper in 2000. His most recent positions in our business at International Paper were as Business Manager from 2004 to 2006, Business Manager of Sales and Marketing from 2003 to 2004, and Director of Marketing and Product Development from 2001 to 2003.

Robert P. Mundy.  Mr. Mundy has been our Senior Vice President and Chief Financial Officer since August 2006. He has 26 years of finance and accounting experience in the paper industry. Mr. Mundy joined us from International Paper where he worked from 1983 to 2006. At International Paper, he served as Director of Finance of our business from 2002 to 2006, Director of Finance Projects from 2001 to 2002, Controller of

Masonite Corporation from 1999 to 2001, Controller of the Petroleum and Minerals business from 1996 to 1999, and in other business functions including company-wide SAP implementation, corporate internal audit, and manufacturing and operational finance at three pulp and paper mills.

Peter H. Kesser.  Mr. Kesser has been our Vice President, General Counsel and Secretary since December 2006. During a 25-year legal career, he has concentrated his practice in the areas of corporate, securities, mergers and acquisitions, and commercial law while working for major law firms and public companies. Mr. Kesser was a shareholder with Baker Donelson Bearman Caldwell & Berkowitz PC from 1999 to 2006. He was Vice President, Assistant General Counsel and Assistant Secretary of Promus Hotel Corporation, a leading lodging company, from 1998 to 1999. Mr. Kesser was Vice President, General Counsel and Secretary of Arcadian Corporation, a leading nitrogen chemical producer, from 1993 to 1997. He was an attorney with Bracewell & Patterson LLP from 1983 to 1992. Mr. Kesser is the former Chair of the Business Law section of the Tennessee Bar Association.

Ricardo Moncada.  Mr. Moncada has been our Vice President of Human Resources since October 2006. He also served briefly as a human resources consultant for us from June to September 2006 under a transitional arrangement with International Paper. Mr. Moncada has 30 years of experience in the human resources field. He joined us from International Paper where he worked from 1991 to 2006. At International Paper, Mr. Moncada was Vice President of Human Resources of the xpedx business from 2001 to 2006, Director of Human Resources of the Beverage Packaging business from 1997 to 2000, and Vice President of Human Resources of Propal, a joint venture between International Paper and W.R. Grace Co., from 1991 to 1997. He previously worked in human resources with Weyerhaeuser Company from 1986 to 1991 and with Norton Company from 1978 to 1986.

Benjamin Hinchman, IV.  Mr. Hinchman has been our Vice President and Chief Information Officer since August 2006. He has 39 years of experience in the information technology field, during which he has implemented and managed information systems supporting manufacturing, quality control, research and development, sales, order fulfillment, distribution, warehousing, finance and e-commerce. Before joining us, Mr. Hinchman worked at International Paper from 1999 to 2006, where he served as Director of Information Technology of our business in 2006, Director of Information Technology of the xpedx business from 2002 to 2006, and Director of Strategic Technologies from 2000 to 2001. Mr. Hinchman worked for Union Camp Corporation as Director of Information Services for the Fine Papers division from 1995 to its acquisition by International Paper in 1999. He previously worked in various other businesses, holding positions of increasing responsibility in information technology.

Scott M. Kleinman.  Mr. Kleinman has been a director of Verso since August 2006. Mr. Kleinman is a partner of Apollo Management, L.P., a global private equity firm where he has worked since 1996. He was employed by Smith Barney Inc. in its Investment Banking division from 1994 to 1995. Mr. Kleinman also is a director of Hexion Specialty Chemicals, Inc., Momentive Performance Materials Inc., Realogy Corporation, and Noranda Aluminum Holding Corporation.

Michael E. Ducey.  Mr. Ducey has been a director of Verso since March 2007. Mr. Ducey was President and Chief Executive Officer and a director of Compass Minerals International, Inc., a producer of salt and specialty fertilizers, from 2002 to 2006, and he remains a consultant to Compass Minerals. He previously worked for Borden Chemical, Inc., a diversified chemical company, from 1972 to 2002. During his 30-year career with Borden Chemical, Mr. Ducey held various management, sales, marketing, planning and commercial development positions, most recently serving as President and Chief Executive Officer from 1999 to 2002 and Executive Vice President and Chief Operating Officer from 1997 to 1999. He also is a director of UAP Holding Corp., the parent of United Agri Products, Inc.

David W. Oskin.  Mr. Oskin has been a director of Verso since January 2007. Mr. Oskin has been President of Four Winds Ventures, LLC, a private investment company, since 2005 and was a consultant to the paper and finance industries in 2004. He previously worked for 29 years in the paper and forest products industries in various management, distribution, sales and marketing, quality management, human resources and other positions. Mr. Oskin spent most of his career with International Paper, where he worked initially from 1975 to 1991 and then again as an Executive Vice President from 1996 to 2003. In the interim between 1992 and 1995, he was Managing Director and Chief Executive Officer of Carter Holt Harvey Limited, a

New Zealand based forest products company. Mr. Oskin also is a director of Rayonier Inc., Pacific Millennium Corporation, Samling Global Limited, and Big Earth Publishing LLC, and he serves as Chair of the Board of Trustees of Widener University.

L.H. Puckett, Jr.  Mr. Puckett has been a director of Verso since August 2006. Mr. Puckett also was our President and Chief Executive Officer from August 2006 to his retirement in November 2006. He worked in the paper industry for 32 years in various sales, marketing and management capacities. Before joining Verso, Mr. Puckett worked at International Paper from 1999 to 2006, where he served as Senior Vice President responsible for our business from 2000 to 2006 and Vice President responsible for the Commercial Printing and Imaging Papers businesses from 1999 to 2000. He worked at Union Camp Corporation from 1974 to its acquisition by International Paper in 1999, where he most recently served from 1998 to 1999 as Senior Vice President responsible for the Fine Papers division containing the uncoated freesheet, pulp and bleached paper board businesses.

David B. Sambur.  Mr. Sambur has been a director of Verso since February 2008. Mr. Sambur is a principal of Apollo Management, L.P., a global private equity firm where he has worked since 2004. He was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. from 2002 to 2004. Mr. Sambur graduated summa cum laude and Phi Beta Kappa from Emory University with a B.A. degree in economics.

Jordan C. Zaken.  Mr. Zaken has been a director of Verso since August 2006. Mr. Zaken is a partner of Apollo Management, L.P., a global private equity firm where he has worked since 1999. He was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department from 1997 to 1999. Mr. Zaken also is a director of Hexion Specialty Chemicals, Inc.

Board Structure

Our board of directors does not have any committees. The board of directors of our indirect parent, Verso Paper Corp., has the following three standing committees: Audit Committee; Compensation Committee; and Corporate Governance and Nominating Committee.

The purposes of the Audit Committee are to assist the board of directors in fulfilling its responsibilities regarding:

•	the integrity of Verso’s financial statements and other financial information;
•	Verso’s system of internal control;
•	the performance of Verso’s internal accounting and financial controls and the function of the internal audit department;
•	the qualifications, independence and performance of Verso’s independent registered public accounting firm; and
•	Verso’s process for monitoring compliance with applicable legal and regulatory requirements, including accounting, financial reporting and public disclosure requirements.

The purposes of the Compensation Committee are to assist the board of directors in fulfilling its responsibilities regarding:

•	the review and approval of Verso’s compensation philosophy and objectives for our executive officers;
•	the review and approval of the performance goals and objectives relevant to the compensation of Verso’s executive officers;
•	the review and approval of the compensation of Verso’s executive officers; and
•	acting as administrator as may be required by Verso’s incentive compensation and equity-related plans in which our executive officers may be participants.

The purposes of the Corporate Governance and Nominating Committee are to assist the board of directors in fulfilling its responsibilities regarding:

•	the identification of qualified candidates to become directors of Verso Paper Corp., consistent with criteria approved by its board of directors;
•	the selection of nominees for election as directors at the next annual meeting of stockholders of Verso Paper Corp. or a special meeting of stockholders at which directors are to be elected;
•	the selection of candidates to fill vacancies and newly created directorships on the board of directors;
•	the identification of best practices and recommendation of corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;
•	the development and recommendation to the board of directors of guidelines setting forth corporate governance principles applicable to Verso; and
•	oversight of the evaluation of the board of directors and management.

An affiliate of Apollo Management, L.P. controls substantially all of our equity interests and, therefore, Apollo has the power to control our affairs and policies. Apollo also controls the election of our directors and the appointment of our management.

Director Independence

As of December 10, 2009, our board of directors was composed of Michael E. Ducey, Michael A. Jackson, Scott M. Kleinman, David W. Oskin, L.H. Puckett, Jr., David B. Sambur and Jordan C. Zaken. Joshua J. Harris also served on our board of directors in 2008, but resigned on December 30, 2008. Though not formally considered by our board of directors since our securities are not registered or traded on any national securities exchange, we believe that Messrs. Ducey, Oskin and Puckett would be considered independent under the listing standards of the New York Stock Exchange, the national securities exchange upon which the common stock of our indirect parent, Verso Paper Corp., is listed. The board of directors of Verso Paper Corp. has affirmatively determined that Messrs, Ducey and Oskin meet, and is expected to affirmatively determine in early 2010 that Mr. Puckett meets, the objective criteria for independence set forth by the New York Stock Exchange, and that none of them has any relationship, direct or indirect, to the company other than as stockholders or through their service as directors.

Policy Relating to Related-Person Transactions

Our board of director’s policy, as set forth in Verso Paper Corp.’s Audit Committee’s charter, is that all transactions with related persons, as contemplated in Item 404(a) of the SEC’s Regulation S-K, are subject to review and approval by the Audit Committee, regardless of the dollar amount of the transaction. No transaction between Verso and any related persons has been reviewed or approved in fiscal 2008 or 2009.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Verso Paper Corp.’s Compensation Committee. No person who served as a member of the Compensation Committee during 2008 was, at any time in 2008, also a current or former officer or employee of Verso. The members of the Compensation Committee are partners or principals of Apollo, and we have engaged in transactions in which Apollo and various of its affiliates are related persons. For more information, please refer to “Transactions with Related Persons” in this prospectus.

COMPENSATION DISCUSSION AND ANALYSIS

All elements of our executive compensation are derived from the charter of the compensation committee (the “Compensation Committee”) of our indirect parent, Verso Paper Corp., and compensation decisions are made by the Compensation Committee. The issuers do not have separate compensation committees.

Compensation Philosophy

Our philosophy is that executive compensation should allow us to compete effectively for executive talent, and be structured to emphasize incentive-based compensation that is determined by the achievement of company-based and individual performance objectives. In principle, we believe that:

•	annual base salaries should be competitive with the marketplace average;
•	the combination of variable annual compensation and long-term incentive compensation should stress the achievement of short-term and long-term performance objectives and should provide the opportunity to earn more than the marketplace average for performance that exceeds targeted levels;
•	long-term incentive compensation opportunities should be targeted at levels that exceed those of our peer group companies; and
•	equity ownership by the members of our executive management team should be encouraged, to align the short-term and long-term interests of our executive officers with those of the holders of our equity interests.

Role of Compensation Committee and Management

The Compensation Committee has the primary authority to determine our compensation philosophy and objectives and establish compensation for our executive management, including our Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers (we refer below to these five officers as our “named executive officers”). The Compensation Committee reviews and considers annually the performance of our Chief Executive Officer individually and our named executive officers as a group. Based on that annual review, and its evaluation of information provided by our management and such other information as it deems relevant, and in line with our compensation philosophy, the Compensation Committee determines compensation for our Chief Executive Officer and recommends the compensation for all of our other named executive officers for approval by our board of directors.

Our Chief Executive Officer assists the Compensation Committee with establishing compensation of our senior management, including our other named executive officers, by providing evaluations of their performance and recommendations to the board of directors regarding their compensation. Members of our senior management participate in annual performance reviews with the Chief Executive Officer, in which they evaluate with the Chief Executive Officer their contributions to our success for the period being assessed.

Use of Peer Group Data

We periodically review our compensation practices with reference to wage surveys conducted by compensation consulting firms. This data is integral to our decisions regarding appropriate levels of executive compensation, but we do not benchmark the components of our executive compensation against a specific group of companies or set compensation levels at designated percentiles of peer group compensation. Instead, we use survey data as a reference in establishing our compensation framework and to verify that our compensation is at a level that will allow us to attract, retain and motivate our management.

For our decisions with respect to 2008 executive compensation, we utilized compensation data and analyses in the 2008 Forest Products Industry Compensation Association Survey, or the “2008 FPICA Survey,” and the 2007 Forest Products Industry Compensation Association Survey, or the “2007 FPICA Survey,” conducted by the Stanton Group, as well as a customized compensation study conducted for us by Valere Consulting LLC, or the “Valere Report”. We reviewed the 2008 FPICA Survey data and Valere Report to evaluate what compensation was appropriate and competitive in 2008 for companies of our size in the forest products industry. In making that determination, we also reviewed the 2008 FPICA Survey data in conjunction with the 2007 FPICA Survey data, to determine year-over-year trend lines in peer group compensation.

Our peer group for 2008 was comprised of the forest paper industry companies that participated in the 2008 FPICA Survey and companies that were selected by Valere Consulting LLC for inclusion in the Valere Report. The companies included manufacturing and paper industry companies similar in size to us that participated in online surveys and published surveys. The list set forth below includes peer group members that are listed by name in the 2008 FPICA Survey or Valere Report, but does not include the many manufacturing and paper industry companies that participated in online surveys and published studies that were not specified by name in the aggregate survey data.

Accellent Inc.	AMH Holdings Inc.	Appleton Papers Inc.
Appleton Coated LLC	Avago Technologies Limited	Boise, Inc.
Boise Cascade, LLC	Buckeye Technologies Inc	Caraustar Industries, Inc.
Deltic Timber Corporation	Evergreen Packaging Inc.	EXCO Resources, Inc.
Fraser Papers Inc.	P. H. Glatfelter Company	Graphic Packaging International, Inc.
Green Diamond Resource Company	Hancock Forest Management Inc.	International Paper Company
Jazz Pharmaceuticals, Inc.	KapStone Paper & Packaging Corporation	Language Line Services, Inc.
LIN TV Corp.	Longview Fibre Paper & Packaging, Inc.	Louisiana-Pacific Corporation
MeadWestvaco Corporation	Menasha Packaging Company LLC	Myllykoski North America Inc.
NewPage Corporation	Pacific Lumber Company	Packaging Corporation of America
Plum Creek Timber Company, Inc.	Port Townsend Paper Corporation	Potlatch Corporation
Primedia Inc.	Rayonier Inc.	Regency Energy Partners LP
Rock-Tenn Company	Rockwood Holdings, Inc.	Roseburg Forest Products Co.
Safety Products Holdings, Inc.	Sappi Fine Paper North America	Sealy Corporation
Sierra Pine Limited	Simpson Investment Company	Smurfit-Stone Container Corporation
Sonoco Products Company	Swanson Group, Inc.	Temple-Inland Inc.
Timber Products Company	UPM-Kymmene, Inc.	Viasystems, Inc.
West Fraser Timber Co. Ltd.	West Linn Paper Company	The Westervelt Company
Weyerhaeuser Company

Elements of Executive Compensation

These are the elements of our compensation program for our senior management, which includes our named executive officers:

Element	Type of Compensation
Base salary	Fixed cash payment
Verso Incentive Plan	Variable annual performance incentive bonus with discretionary component
Senior Executive Bonus Plan	Bonus that may be annual or long-term, and incentive-based or discretionary
2008 Incentive Award Plan	Long-term equity-based compensation
Unit Investment and Award Program	Long-term equity-based compensation
Other Benefits and Perquisites	Section 401(k) plan; tax-qualified salaried supplemental retirement plan; nonqualified defined contribution plan; relocation assistance; financial counseling; medical, dental, life and disability insurance

Our compensation program includes a base salary and other benefits and perquisites intended to be competitive with those offered by our peer group, and which we provide to enable us to attract and retain talented individuals to serve as our executive officers in a competitive environment for that talent. In addition, our program includes a variable annual performance incentive bonus, the purpose of which is to encourage outstanding performance by individual executives, by permitting individual performance to be recognized and which is based, in significant part, on an evaluation of the contribution made by the executive to our overall performance. Our program also includes long-term equity-based compensation that relates a significant portion of long-term remuneration directly to appreciation in the value of our stock. This type of compensation is intended to align the interests of our executives with those of our stockholders and serves to promote our executives’ continued service to the organization.

We believe that total compensation should be weighted less towards fixed compensation and more towards performance incentive-based compensation. Consistent with that approach to compensation, in 2008 we adopted two new incentive plans, the Senior Executive Bonus Plan and the 2008 Incentive Award Plan, to allow us additional flexibility in the types of incentive awards that we may offer to our management in the future.

Base Salary

We determine base salaries for our executives, including our named executive officers, based on each of their position levels, taking into account the market salary range for our peer group of companies, determined by reference to aggregate survey data. We intend base salaries to be competitive with the market average for salaries within our peer group, so that we can compete effectively in the market for talented individuals to serve as our executives and retain our executives.

We developed our internal base salary compensation structure for 2008 by creating pay scales that range from 75% to 125% of the market midpoint, as determined by reference to the 2008 FPICA Survey and Valere Report, adjusted, as appropriate, for an individual executive’s position and experience. The base salary amounts paid to our named executive officers in 2008 were near the average salary range for our peer group companies, and we confirmed that each named executive officer’s base salary was near 25% of the applicable midpoint of salaries reported in the 2008 FPICA Survey and Valere Report. Also, we confirmed that each named executive officer’s base salary was within the trend lines for minimum and maximum salary parameters reported by our peer group in the 2007 FPICA Survey and 2008 FPICA Survey.

The base salary of each named executive officer constituted 13% to 26% of his total compensation for 2008, which reflects our philosophy that a meaningful portion of each named executive officer’s compensation should be performance-based.

In 2009, we suspended indefinitely merit salary increases for our employees, including our named executive officers, in response to the challenges presented by current difficult economic conditions.

Verso Incentive Plan

Under the Verso Incentive Plan, or the “VIP,” which is administered by the Compensation Committee, our named executive officers and other managers have an annual incentive (bonus) opportunity with awards based on the quantitative achievement of our performance measured against pre-established performance level goals and a qualitative assessment of the individual, departmental and functional contributions of such individual to the achievement of those performance level goals. We intend this plan to encourage outstanding performance by individual executives, by permitting individual performance to be recognized and rewarding individuals for achievements that contribute to our performance.

Establishment of Verso Incentive Plan Pool.  As soon as practicable each year, the Compensation Committee establishes the performance measures under the VIP, achievement goals for those measures, maximum potential funding of a pool from which incentive payments may be made after year-end (the maximum is the amount of total incentive payments to VIP participants that would be required under the VIP if the highest level of achievement of the performance measures were attained), and the relative percentage that the level of achievement of each goal for each of those performance measures contributes to funding of the pool.

After year-end, the Compensation Committee reviews the pre-established goals for the performance measures (called here “performance level goals”), our level of achievement of those performance level goals, and any additional factors that the Compensation Committee deems indicative of our performance during the year. Based on its review after year-end of our achievement of the performance level goals, the Compensation Committee determines what level of funding of the VIP pool is objectively called for based on the percentages previously assigned to each performance level goal, and multiplies the result by two to establish the aggregate dollar amount of the pool for the year. However, the Compensation Committee may, in its discretion at any time, revise the awards to any one or more VIP participants as it deems appropriate, including to take into account extraordinary and/or unplanned events, and any such adjustment of awards on its part could result in an adjustment of the total VIP pool funding level, up or down, to correspond to the total incentive payments to be made to VIP participants. Notwithstanding, the VIP for 2008 required that total incentive payments (e.g., the total pool funding) could not exceed the level of pool funding called for by our achievement of the performance level goals.

For 2008, the Compensation Committee established the following performance level goals for a combination of four core measures of 2008 performance, upon which a specified percentage of the overall VIP pool was based:

Core Measures of 2008 Performance	Performance Level Goals	Percentage of Pool
2008 earnings before interest, taxes, depreciation and amortization, adjusted for expenses such as start-up costs and/or financial accounting changes, if any, or “Adjusted EBITDA”	Threshold: $250 million Target: $320 million Maximum: $360 million	25%
Average month-end working capital improvement, or “Working Capital”	Threshold: $10 million Target: $14 million Maximum: $18 million	10%
Reduction of realizable gap, or “R-GAP Reduction”	Threshold: $45 million Target: $57 million Maximum: $64 million	15%
An individualized list of incentive objectives related to the named executive officer’s opportunity to create value for Verso	Performance levels are tailored to each named executive officer’s position and relate to performance on objectives associated with the named executive officer’s area of responsibility	50%

As described above, we fund the VIP pool in an amount that is based on our achievement of the performance level goals set forth above. The portion of the pool attributable to achievement of the Adjusted EBITDA, Working Capital and R-Gap performance level goals is funded based on the actual level of achievement of such goals, using linear interpolation to determine the appropriate funding level between the Threshold, Target and Maximum levels. The portion of the pool attributable to the achievement of individualized performance goals is funded at a level equal to the level of achievement of the three company-based performance goals. Therefore, although there is an individual measure of performance listed in the table above, its achievement, or lack thereof, does not affect the overall funding of the pool. Instead, its relative contribution to funding of the pool contracts or expands symmetrically with achievement of the first three measures of performance, which means that the three measures of our performance determine the baseline funding of the pool, which is then multiplied by two to determine the aggregate funding level of the VIP.

For 2008, the first three measures of performance for which performance level goals were established consisted of a combination of financial targets (e.g., Adjusted EBITDA and Working Capital) and goals relating to core strategic initiatives (e.g., R-GAP Reduction). The Realizable Gap, or R-GAP, is a financial opportunity that exists between the current or historical performance of a mill and the best performance possible given usual and normal constraints (i.e., configuration, geographical and capital constraints). Our “R-GAP Reduction” program is a continuous improvement process designed to lower our cost position and enhance operating efficiency in order to reduce our R-GAP. This is accomplished through reduced consumption of energy and material inputs, reduced spending on indirect costs and improved productivity. The R-GAP Reduction program utilizes benchmarking data to identify improvement initiatives and establish performance targets. Detailed action plans are used to monitor the execution of these initiatives and calculate the amount saved, which is the R-GAP Reduction.

Conditions in our industry in early 2008 appeared favorable for a strong performance by us, so we established maximum performance level goals that required an extraordinary level of strong performance. Market conditions changed dramatically in the second half of 2008, and for 2009 and future periods we do not expect to establish maximum performance level goals that require as significant of a stretch in our performance as was required for 2008, unless market conditions again make it appropriate for us to determine to do so.

If we had achieved maximum performance level goals for 2008 with respect to each of the three company-based performance measures, then the maximum amount of the VIP pool would have been $18,248,217. Our actual performance on the three measures of company-based performance in 2008 was as follows: (a) Adjusted EBITDA, $238.2 million; (b) Working Capital, improvement of $12 million; and (c) R-GAP Reduction, $62.3 million. Therefore, based solely upon 2008 performance, as measured against the level of achievement of the specified performance measures, the VIP called for funding the VIP pool at 36% of the maximum pool amount (0% based on Adjusted EBITDA performance; 5% based on Working Capital performance; 13.1% based on R-GAP Reduction performance; and 18.1% based on individual performance), for a VIP pool of 36% of the maximum opportunity level, or $6,569,358.

Determination of Individual Incentives.  The annual VIP award to each named executive officer is intended to encourage short-term retention and performance that will help us achieve the maximum goals for our performance measures listed in the table above. After we establish the company-based performance measures for the year, we establish for each VIP participant, including each of the named executive officers, a level of respective participation in the VIP pool that is based on an assessment of the ability of the functional department of the participant to contribute to our achievement of our goals for the company-based performance measures, as well as the participant’s ability, considering his position and duties with us, to have an impact on our performance, balanced against his other compensation for the year and the relative market average compensation for his position. The relative market average compensation for his position is determined by reference to the aggregate survey data for our peer group.

Based on this methodology, the Compensation Committee established for our named executive officers levels of respective participation in the VIP pool for 2008, as follows: 5.55% — Mr. Jackson; 2.62% — Mr. Fellows; 2.30% — Mr. Weinhold; 2.20% — Mr. Mundy; and 1.75% — Mr. Moncada. These percentages indicate what percentage of the total pool amount would be paid as the maximum incentive award to each named executive officer from the total VIP pool funding, with funding being based on the maximum level of achievement of the company-based performance level goals. Notwithstanding the respective participation in the pool established for each named executive officer (as indicated by these percentages), the Compensation Committee retained the discretion to adjust the actual amount of incentive payable from the pool to each named executive officer after 2008 year-end, as described below.

Early each year, each named executive officer establishes, in consultation with the CEO, individual performance goals under the VIP intended to be linked and supportive of meeting the company-based performance level goals. A percentage is assigned to each goal that reflects an assessment of the relative importance of achieving that goal, as compared to other performance goals established for the named executive officer under the VIP. Following year end, the CEO (or the Compensation Committee, in the case of the CEO) makes an assessment of each named executive officer’s performance during the year, which includes an objective review of whether the named executive officer achieved, or failed to achieve, one or more of his individual performance goals for the year, and a subjective review of his performance that includes an evaluation of the reasons why he may have achieved or failed to achieve those goals, changes in our business plans or other aspects of our business that affected what goals were appropriate for him to achieve, other achievements that he may have accomplished during the year that were not included in his individual performance goals, other challenges faced by him or his department during the year, his and his department’s other contributions to the achievement of the company-based performance level goals, and any other factors that the CEO or Compensation Committee, as applicable, in his or its discretion, considers relevant indicators of the quality of the named executive officer’s performance for the year.

Based on this evaluation of individual performance, the CEO may recommend, or the Compensation Committee may determine, to adjust the amount of the named executive officer’s incentive payment for the year. Therefore, because factors other than his performance goals may be considered to merit an adjustment of his VIP award, a named executive officer’s achievement of his individual performance goals established at the beginning of the year is relevant to, but does not necessarily establish, his actual incentive payment after year-end. Furthermore, even if achievement of the named executive officer’s individual performance goals is the only indicator of performance considered in evaluating his performance for the year, the impact on his incentive payment of achieving each individual performance goal is not necessarily in proportion to the percentage of importance previously assigned to each individual performance goal at the beginning of the year. This is because the Compensation Committee may adjust the named executive officer’s award based on its consideration of the reasons for achieving, or not achieving, those goals, its evaluation of the relative importance of those goals in retrospect, or other factors relating to those goals that it deems relevant. The VIP is therefore designed to provide the Compensation Committee with discretion concerning payment of individual incentives to reflect its subjective evaluation of overall individual performance during the year. The Compensation Committee determined the actual incentive payments to the named executive officers for 2008 consistent with this approach.

For 2008, the Compensation Committee determined that our performance in a very difficult and challenging business environment merited a nonrecurring upward adjustment in the incentive payments from a base level of 36% to 55% of the maximum incentive opportunity level, or $10,036,519. The primary achievements considered included (a) the best overall safety performance in our history, which puts us in the first quartile for safety performance by all U.S. manufacturers; (b) marked improvements in our operating and financial performance as measured by EBITDA, gross margin and working capital; (c) surpassing our aggressive cost-savings goal for R-GAP, our manufacturing excellence program; (d) the completion of two major planned mill outages on time, under budget and without any injuries; (e) the development of new specialty paper product offerings for our customers; and (f) the execution and completion of Verso Paper Corp.’s initial public offering. Incentive payments under the VIP for 2008 were made to our named executive officers and other management in March 2009. The named executive officers’ incentive payments were made under the VIP as to the initial component, up to the funding levels objectively established under the parameters of the 2008 VIP, and under our Senior Executive Bonus Plan as to the additional component. For additional information concerning these payments and components, including the amounts of the payments made to our named executive officers, please refer to the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the “Summary Compensation Table” under the heading “Executive Compensation” in this prospectus.

Senior Executive Bonus Plan

On May 8, 2008, our indirect parent, Verso Paper Corp., adopted the Senior Executive Bonus Plan, which is administered by the Compensation Committee. Under this plan, our designated key executives, including our named executive officers, are eligible to receive bonus payments with respect to a specified period (for example, one year). Bonuses are generally payable upon the attainment of pre-established performance goals. Performance goals under the Senior Executive Bonus Plan may relate to one or more corporate business criteria with respect to Verso Paper Corp. or any of its subsidiaries. The Senior Executive Bonus Plan also provides for bonuses that are not based on achievement of performance goals, including discretionary bonuses as determined by the Compensation Committee.

The Senior Executive Bonus Plan is intended to allow us flexibility in the compensation that we may provide our executives, including that we can encourage outstanding executive performance by providing annual or long-term incentive-based awards, promote retention of our executives with long-term awards and adjust compensation as we may determine to be appropriate with bonuses. In determining whether to grant awards and what types of awards to grant an executive under this plan, we would consider what cash and equity incentive awards and bonus opportunities the executive has received under our other plans, to develop a compensation structure for the executive that is in line with the goals that we determine to achieve through compensation of the executive.

For their achievements in 2008, we paid our named executive officers a discretionary bonus under the Senior Executive Bonus Plan, as described above in “Compensation Discussion and Analysis — Elements of Executive Compensation — Verso Incentive Plan.”

Effective as of January 1, 2009, the Compensation Committee approved and adopted the 2009 Long-term Cash Award Program for Executives, which is a program administered by the Compensation Committee under the Senior Executive Bonus Plan. This program is a performance based bonus award program under which our named executive officers are eligible to receive cash bonuses under the Senior Executive Bonus Plan with respect to certain performance periods. Twenty percent (20%) of each participant’s maximum bonus award under the program will be payable if we achieve Adjusted EBITDA targets with respect to each of calendar years 2009, 2010 and 2011. The remaining forty percent (40%) of each participant’s maximum bonus award under the program will be payable if we achieve a cumulative Adjusted EBITDA target for the three-year performance-cycle period covering calendar years 2009 through 2011. With respect to both the annual bonuses and the cumulative bonus under the program, bonuses in an amount less than the maximum may be payable to the participants if we fail to achieve the maximum Adjusted EBITDA target, but does achieve lesser target or threshold levels of Adjusted EBITDA, with respect to a given performance period. The Compensation Committee selected the participants (including our named executive officers) in the 2009 Long-term Cash Award Program and established performance based formulas for each participant’s award.

2008 Incentive Award Plan

On May 8, 2008, Verso Paper Corp. adopted the 2008 Incentive Award Plan, which is administered by the Compensation Committee and its board of directors. Under this plan, our indirect parent, Verso Paper Corp., may grant a variety of stock based compensation awards to our named executive officers and other employees, consultants and directors, including nonqualified stock options, or “NSOs,” incentive stock options, or “ISOs,” within the meaning of Section 422 of the Internal Revenue Code, of 1986, as amended, or the “Internal Revenue Code,” stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance share awards, performance based awards, stock payment awards and other stock based awards. The awards available under the 2008 Incentive Award Plan also include performance-based cash bonuses, which would have pre-established performance goals that relate to the achievement of our business objectives. The performance-based stock awards available under the plan are intended to comply with the requirements of Section 162(m) of the Internal Revenue Code, to allow these awards, when payable, to be tax deductible by us.

The 2008 Incentive Award Plan is intended to encourage executive retention and outstanding executive performance over the long-term, by providing for long-term incentive-based awards. The equity-based awards under this plan will also serve to align the interests of recipients of those awards with the interests of our stockholders. In considering whether to grant equity-based awards under this plan, we would consider what long-term equity-based awards the proposed recipient already has received from us, including under the Unit Investment and Award Program described below.

In 2008, Verso Paper Corp. did not grant any awards to our directors or named executive officers under the 2008 Incentive Award Plan.

Unit Investment and Award Program

Through our Unit Investment and Award Program, in 2006 and 2007, our named executive officers invested in us by purchasing limited partner interests in Verso Paper Management LP. At the time of their purchases, Verso Paper Management LP was Verso Paper Corp.’s sole equity owner, and it is currently Verso Paper Corp.’s principal stockholder. The interests that they purchased were non-voting capital interests, designated as “Class A Units” under the Limited Partnership Agreement of Verso Paper Management LP, or the “LP Agreement.” The Class A Units were intended to be substantially economically equivalent to the securities acquired by affiliates of Apollo in connection with its acquisition of our assets from International Paper in 2006.

In connection with their investment in the Class A Units, our named executive officers became entitled to receive equity awards in the form of non-voting profit interests, designated as “Class B Units” and “Class C Units,” in Verso Paper Management LP, allowing the named executive officers to share in our future profits. The Class B Units were intended to be substantially economically equivalent to stock options that vest based on the passage of time, generally vesting in five equal annual installments, subject to continuous employment through each applicable vesting date. The Class C Units were intended to be substantially economically equivalent to stock options that vest based on the achievement of performance criteria, generally vesting only upon the achievement of a specified internal rate of return. The number of Class B Units and Class C Units awarded were related to our evaluation of the estimated value of the named executive officer’s opportunity and expected ability to affect our results.

Verso Paper Management LP issued Class D Units to our non-employee directors. The Class D Units were intended to be substantially economically equivalent to stock options that are fully vested as of the date of grant.

The Unit Investment and Award Program was designed for multiple purposes, including to serve as a means through which our senior executives indirectly purchased equity in us, to align their interests with those of our other equity owners; our senior executives and other management received long-term equity awards similar to stock options, to enhance management retention over the long-term and also to align their interests with those of our equity owners; and our directors received long-term equity awards similar to stock options, to attract and retain qualified directors.

In connection with Verso Paper Corp.’s initial public offering in May 2008, all limited partner interests in Verso Paper Management LP, including all Units owned by our named executive officers and directors, were modified such that each holder of Class A Units, Class B Units, Class C Units and Class D Units (including our named executive officers and directors holding any such Units) was assigned a Unit for each share of Verso Paper Corp. common stock that would have been distributed under the LP Agreement if Verso Paper Management LP had distributed all shares of Verso Paper Corp. common stock held by it in kind, valued at the initial public offering price, in a hypothetical liquidation on the date of the offering. All Units are vested, except for Units corresponding to former Class B Units that remained unvested on May 20, 2008, which are subject to the same time-vesting requirements that applied to the former Class B Units. Each Unit holder has the right, subject to certain conditions, to require that Verso Paper Management LP exchange the holder’s Units for shares of Verso Paper Corp. common stock held by Verso Paper Management LP; however, the management limited partners of Verso Paper Management LP could not exercise their exchange right until May 21, 2009, and their exchange right is subject to certain transfer restrictions, repurchase rights and conditions relating to termination of employment.

The shares of Verso Paper Corp. common stock that the management limited partners may acquire by exchanging their Units are outstanding shares of common stock owned by Verso Paper Management LP. Therefore, the exchange of Units for shares of common stock will not dilute the stockholders’ percentage equity ownership of Verso Paper Corp.

Other Benefits and Perquisites

We provide the following benefits to our eligible employees:

•	Section 401(k) plan;
•	tax-qualified salaried supplemental retirement plan;
•	nonqualified defined contribution plan;
•	relocation assistance;
•	financial counseling; and
•	medical, dental, life and disability insurance.

Our Section 401(k) plan permits eligible employees to defer up to the lesser of 85% or $15,500 of their annual eligible compensation on a tax deferred basis, subject to certain limitations imposed by the Internal Revenue Code. In 2008, we matched 70% of the first 4%, and 60% of the second 4%, of employee contributions to the 401(k) plan. Employees’ elective deferrals and any matching contributions by us are immediately vested and non-forfeitable in the 401(k) plan. In April 2009, we suspended employer matching contributions under the 401(k) plan, in response to the challenges presented by current difficult economic conditions.

Our tax-qualified salaried supplemental retirement plan, or “SSRP,” is funded by us and allocated yearly to a retirement savings plan account for each eligible employee. The amount allocated is determined by a formula that is based on the employee’s proximity to retirement age and years of service to us and our predecessors. Pursuant to the formula, we contribute between 2.75% and 12% of the employee’s eligible compensation. Unless an employee has been employed by us or our predecessor for at least three continuous years, our contributions to the employee’s SSRP account will not be vested. For employees who have been employed by us or our predecessor for at least three continuous years, all of our contributions to the SSRP account are vested.

Our nonqualified defined contribution plan, which we sometimes refer to as the “deferred compensation plan,” permits eligible employees to defer up to 85% of their annual base salary and up to 100% of their incentive compensation. In 2008, we matched 70% of the first 4%, and 60% of the second 4%, of employee deferrals under the plan, subject to limitations. In April 2009, we suspended employer matching contributions under the deferred compensation plan, in response to the challenges presented by current difficult economic conditions. The deferred compensation plan is not qualified under Section 401(a) of the Internal Revenue Code. Until distributed, contributions to the plan and investment earnings are held in a rabbi trust funded by us. While actively employed, plan participants may not withdraw specific dollar amounts from their plan accounts unless certain hardship conditions are satisfied. Upon termination of employment with us, a participant (or in the case of death, the participant’s beneficiaries) receives his or her account balance in a lump sum or installments, subject to plan requirements.

We provide relocation benefits, including a housing allowance, to certain eligible employees upon their employment with us. The allowance is intended to partially defray the additional cost of housing while the employee relocates.

Subject to an annual cap that is between $5,000 and $7,500 (depending on the executive’s position), we cover the cost of financial counseling for our senior executives, to encourage them to utilize our compensation program to its best advantage.

We make available medical, dental, life and disability insurance to all eligible salaried employees.

Tax and Accounting Treatment of Compensation

We believe that it is in our best interests to satisfy the requirements for tax deductibility of compensation provided by us, including the requirements of Section 162(m) of the Internal Revenue Code. However, we also believe that it is important to maintain flexibility in the structure of compensation that we provide, even if that structure results in our inability to take tax deductions for some compensation, so that we may consider other factors in determining what compensation is appropriate for our management. We expect base salary and other compensation provided by us in 2008 to meet the requirements for tax deductibility under the Internal Revenue Code, except that compensation attributable to Units granted or vesting under the LP Agreement of Verso Paper Management LP, as amended on May 20, 2008 (the “Amended LP Agreement”) is structured such that we do not take tax deductions for it.

Section 409A of the Internal Revenue Code, or “Section 409A,” imposes significant additional taxes and interest on underpayments of taxes in the event that an executive defers compensation under a plan that does not meet the requirements of Section 409A. We have generally structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements of Section 409A.

We have adopted the fair value recognition provisions of FASB ASC 715, Compensation — Retirement Benefits. Under the fair value recognition provisions, we recognize stock-based compensation based on the fair value at the grant date net of an estimated forfeiture rate and only recognize compensation expense for those shares expected to vest over the requisite service period of the award.

Risk Analysis

We use compensation, in part, to motivate and reward our executive management for achieving our business goals. Achievement of those business goals will lead to results that benefit us. However, we realize that the pursuit of goals that lead to payment of incentive compensation, especially annual cash incentive compensation such as the VIP bonus, could cause a named executive officer to focus on individual enrichment rather than our welfare, and so take actions intended to achieve the business goals necessary for payment of the incentive, but that expose us to undue risk. In evaluating the executive compensation program, the Compensation Committee has not conducted an analysis that focuses specifically on whether our executive compensation program or its components would encourage our executives to expose us to undue risk for their own benefit. However, we believe that our executive compensation program limits the probability of this result occurring. As part of our executive compensation program, our named executive officers have made a long-term equity investment in us through ownership of Units in Verso Paper Management LP. The value of their investment would be at risk if they were to engage in activities that subject us to undue risk. Additionally, the Compensation Committee has the discretion to respond to any executive who takes inappropriate actions to increase his incentive compensation, but which expose us to undue risk, by exercising its discretionary authority over payment of the VIP bonus. We believe that our named executive officers’ long-term equity investments in us and the discretionary authority of the Compensation Committee over payment of the VIP bonus serve to deter actions that would benefit an executive by exposing us to undue risk.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the 2008 compensation of our named executive officers.

Name and Principal Position	Year	Salary		Bonus(1)	Vesting of Unit Awards(2)(3)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total(2)
Michael A. Jackson President and Chief Executive Officer	2008	$450,000		$184,440	$2,361,120	$395,560	$53,144	(4)	$3,444,264
	2007	408,333	(5)	—	66,355	166,240	56,432		697,360

Lyle J. Fellows Senior Vice President of Manufacturing	2008	304,000		97,626	530,970	209,374	69,966	(6)	1,211,936
	2007	259,880		—	14,653	78,060	84,905		437,498

Michael A. Weinhold Senior Vice President of Sales and Marketing	2008	295,000		84,747	530,970	181,753	40,128	(7)	1,132,598
	2007	255,161		—	14,653	67,430	50,826		388,070

Robert P. Mundy Senior Vice President and Chief Financial Officer	2008	282,000		83,157	530,970	178,343	39,217	(8)	1,113,687
	2007	235,175		—	14,653	67,430	55,824		373,082

Ricardo Moncada(9) Vice President of Human Resources	2008	237,000		60,261	413,021	129,239	106,401	(10)	945,922
	2007

(1)	The Compensation Committee determined that our performance achievements merited a nonrecurring upward adjustment in the incentive payments under the VIP. The named executive officers’ incentive payments were made under the VIP as to the initial component and under the Senior Executive Bonus Plan as to the additional component. The amount in this column represents the additional component.
(2)	Our named executive officers invested in us by purchasing Class A Units of Verso Paper Management LP. In connection with their investment, they received Class B Units that vested over time and Class C Units that vested based on our performance. On May 20, 2008, the LP Agreement was amended. Under that amendment, holders of Class C Units, including our named executive officers, hold vested Units corresponding to the unvested former Class C Units. The amounts for 2008 in this column include compensation expense recognized for the vested Units, based on a fair value of $11.88 per Unit, which reflects the $12.00 initial public offering price per share of Verso Paper Corp.’s common stock adjusted to reflect valuation in accordance with FASB ASC 715, as follows: Mr. Jackson — $2,294,765; Mr. Fellows — $516,317; Mr. Weinhold — $516,317; Mr. Mundy — $516,317; and Mr. Moncada — $401,627.
(3)	All amounts in this column represent FASB ASC 715 compensation expense taken to reflect the vesting of Units. For Class B Units, which vested over time, and for the Units corresponding to former Class B Units, which vest on the same schedule as the former Class B Units, the amounts for 2007 and 2008 represent FASB ASC 715 compensation expense computed as of the grant date of the Class B Units and taken by us in increments as the units vest. In computing this compensation expense, we used the Black-Scholes option pricing model and applied the following assumptions: expected term of five years, volatility rate of 36.65% based on industry historical volatility rate, no expected dividends and average risk free rates of 3.0% in 2008 and 4.2% to 4.7% in 2007. For Units corresponding to former Class C Units, no amounts are included for 2007 (when the Class C Units were unvested), and the amounts included for 2008 represent FASB ASC 715 compensation expense computed as of May 20, 2008, reflecting that these Units were vested in full on that date. In computing the compensation expense for the Units corresponding to former Class C Units, we used the Black-Scholes option pricing model, and applied the following assumptions: expected term of one year, volatility rate of 36.65% based on industry historical volatility rate, expected dividend rate of 1%, and average risk free rate of 2.0% in 2008.

(4)	Mr. Jackson received $10,218 in employer matching contributions to the 401(k) plan, $6,325 in employer contributions to the SSRP, $26,243 in employer contributions to the deferred compensation plan, and $7,500 for financial counseling. As a limited partner of Verso Paper Management LP, Mr. Jackson received $2,858 in 2008 with respect to his vested Units that correspond to former Class B Units, as a pass-through of dividends on common stock received by Verso Paper Management LP (dividends received on other Units are not included, because such Units either were purchased by Mr. Jackson or their value in the “Vesting of Unit Awards” column of this table includes an expected dividend rate).
(5)	In January 2008, Mr. Jackson’s annual base salary was increased from $400,000 to $450,000, with retroactive effect to November 1, 2007. Such retroactive base salary increase was provided in the form of a lump sum payment equal to the aggregate amount of base salary that would otherwise have been paid from November 2007 through January 2008, had such pay increase taken effect on November 1, 2007.
(6)	Mr. Fellows received $10,665 in employer matching contributions to the 401(k) plan, $19,835 in employer contributions to the SSRP, $33,941 in employer contributions to the deferred compensation plan, and $5,000 for financial counseling. As a limited partner of Verso Paper Management LP, Mr. Fellows received $525 in 2008 with respect to his vested Units that correspond to former Class B Units, as a pass-through of dividends on common stock received by Verso Paper Management LP (dividends received on other Units are not included, because such Units either were purchased by Mr. Fellows or their value in the “Vesting of Unit Awards” column of this table includes an expected dividend rate).
(7)	Mr. Weinhold received $10,089 in employer matching contributions to the 401(k) plan, $11,500 in employer contributions to the SSRP, $13,014 in employer contributions to the deferred compensation plan, and $5,000 for financial counseling. As a limited partner of Verso Paper Management LP, Mr. Weinhold received $525 in 2008 with respect to his vested Units that correspond to former Class B Units, as a pass-through of dividends on common stock received by Verso Paper Management LP (dividends received on other Units are not included, because such Units either were purchased by Mr. Weinhold or their value in the “Vesting of Unit Awards” column of this table includes an expected dividend rate).
(8)	Mr. Mundy received $10,110 in employer matching contributions to the 401(k) plan, $11,500 in employer contributions to the SSRP, $12,082 in employer contributions to the deferred compensation plan, and $5,000 for financial counseling. As a limited partner of Verso Paper Management LP, Mr. Mundy received $525 in 2008 with respect to his vested Units that correspond to former Class B Units, as a pass-through of dividends on common stock received by Verso Paper Management LP (dividends received on other Units are not included, because such Units either were purchased by Mr. Mundy or their value in the “Vesting of Unit Awards” column of this table includes an expected dividend rate).
(9)	In 2007, Mr. Moncada was not one of our three most highly compensated officers other than our Chief Executive Officer and Chief Financial Officer.
(10)	Mr. Moncada received $10,696 in employer matching contributions to the 401(k) plan, $19,804 in employer contributions to the SSRP, $10,495 in employer contributions to the deferred compensation plan, $4,980 for financial counseling, and $60,018 in relocation reportable income, including reimbursement for taxes payable on a portion of the reimbursed relocation expenses. We reimburse taxes payable on reimbursed relocation expenses, so that executives whom we require to relocate are fully reimbursed for expenses incurred as a result of our requirement that they relocate, and do not pay any of those expenses out-of-pocket to make up for taxes payable on the reimbursed expenses. In addition to the foregoing amounts, as a limited partner of Verso Paper Management LP, Mr. Moncada received $408 in 2008 with respect to his vested Units that correspond to former Class B Units, as a pass-through of dividends on common stock received by Verso Paper Management LP (dividends received on other Units are not included, because such Units either were purchased by Mr. Moncada or their value in the “Vesting of Unit Awards” column of this table includes an expected dividend rate).

Grants of Plan-Based Awards — Fiscal 2008

The following table gives information regarding potential incentive compensation to be paid in 2009 for performance in 2008 to our named executive officers named in the Summary Compensation Table. Non-Equity Incentive Plan Awards paid in 2008 are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael A. Jackson	3/3/2009	$450,000	$675,000	$1,012,500
Lyle J. Fellows	3/3/2009	212,800	319,200	478,800
Michael A. Weinhold	3/3/2009	191,750	280,250	420,375
Robert P. Mundy	3/3/2009	183,300	267,900	401,850
Ricardo Moncada	3/3/2009	142,200	213,300	319,950

Amendment of Unit Terms Treated as Grants of Plan-Based Awards

Our named executive officers invested in us by purchasing limited partner interests in Verso Paper Management LP in 2006 and 2007. The interests that they purchased were non-voting capital interests, designated as Class A Units, under the LP Agreement. In connection with their purchase of Class A Units, they received Class B Units that vested over time and Class C Units that vested based on our performance. In connection with Verso Paper Corp.’s initial public offering and amendment of the LP Agreement, the Units corresponding to former Class C Units are vested as of May 20, 2008. The table below sets forth information concerning the vested Units that correspond to former unvested Class C Units.

Name	Grant Date	Unit Awards: Number of Units(1)	Grant Date Fair Value of Awards(2)
Michael A. Jackson	5/20/2008	193,162	$2,294,765
Lyle J. Fellows	5/20/2008	43,461	516,317
Michael A. Weinhold	5/20/2008	43,461	516,317
Robert P. Mundy	5/20/2008	43,461	516,317
Ricardo Moncada	5/20/2008	33,807	401,627

(1)	The Units may be exchanged for shares of Verso Paper Corp. common stock on a one-for-one basis, subject to the requirements of the Amended LP Agreement. Because the shares of common stock that may be acquired upon exchange of these Units are outstanding shares of common stock owned by Verso Paper Management LP, the exchange of Units for shares of common stock will not dilute our stockholders’ percentage equity ownership.
(2)	These amounts represent the FAS 123R compensation expense taken by us in connection with the amendment of the LP Agreement to provide for vested Units corresponding to previously unvested Class C Units.

Outstanding Unit Awards

The following table shows the outstanding awards of unvested Units corresponding to former Class B Units held by our named executive officers as of December 31, 2008.

Name	Number of Units that Have not Vested(1)	Value of Units that Have not Vested(2)
Michael A. Jackson	57,945	$59,683
Lyle J. Fellows	13,038	13,429
Michael A. Weinhold	13,038	13,429
Robert P. Mundy	13,038	13,429
Ricardo Moncada	10,139	10,443

(1)	These Units correspond to former Class B Units and vest in 20% increments each August 1. Vesting began on August 1, 2007. After vesting, Units may be exchanged for shares of Verso Paper Corp. common stock on a one-for-one basis, subject to the requirements of the Amended LP Agreement. Because the shares of common stock that may be acquired upon exchange of vested Units are outstanding shares of common stock owned by Verso Paper Management LP, the exchange of vested Units for shares of common stock will not dilute our stockholders’ percentage equity ownership.
(2)	The amounts in this column were calculated based on the closing price per share of Verso Paper Corp. common stock on December 31, 2008, multiplied by the number of Units held by the named executive officer on that date. The Units are subject to restrictions on transfer and exchange under the Amended LP Agreement, and as of December 31, 2008, these restrictions prevented our named executive officers from transferring or exchanging these Units for common stock. Therefore, our named executive officers could not have realized in cash the values indicated in this column by selling the Units or underlying common stock.

Units Vested

The following table shows the number of units that vested for each of our named executive officers in 2008.

Name	Number of Units Acquired on Vesting(1)		Value Realized on Vesting(2)
Michael A. Jackson	19,315	(3)	$19,984
	193,162	(4)	198,957
Lyle J. Fellows	4,346	(3)	4,476
	43,461	(4)	44,765
Michael A. Weinhold	4,346	(3)	4,476
	43,461	(4)	44,765
Robert P. Mundy	4,346	(3)	4,476
	43,461	(4)	44,765
Ricardo Moncada	3,379	(3)	3,480
	33,807	(4)	34,821

(1)	The Units may be exchanged for shares of Verso Paper Corp. common stock on a one-for-one basis, subject to the requirements of the Amended LP Agreement. Because the shares of common stock that may be acquired upon exchange of the Units are outstanding shares of common stock owned by Verso Paper Management LP, the exchange of Units for shares of common stock will not dilute our stockholders’ percentage equity ownership.
(2)	The amounts in this column were calculated based on the closing price per share of Verso Paper Corp. common stock on December 31, 2008, multiplied by the number of Units held by the named executive officer on that date. The Units are subject to restrictions on transfer and exchange under the Amended LP Agreement, and as of December 31, 2008, these restrictions prevented our named executive officers from transferring or exchanging these Units for common stock. Therefore, our named executive officers could not have realized in cash the values indicated in this column by selling the Units or underlying common stock.
(3)	These Units correspond to former Class B Units and vest in 20% increments each August 1. Vesting began on August 1, 2007.
(4)	These Units correspond to former Class C Units. Pursuant to the Amended LP Agreement that became effective on May 20, 2008, these Units are vested. The former Class C Units were unvested.

Nonqualified Deferred Compensation

The following table provides information about our named executive officers’ participation in our deferred compensation plan in 2008. None of our named executive officers withdrew or received distributions from this plan in 2008.

Name	Executive Contributions	Verso Contributions(1)	Aggregate Earnings	Aggregate Balance as of December 31, 2008
Michael A. Jackson	$21,000	$22,240	$455	$43,695
Lyle J. Fellows	8,107	26,862	(8,339)	26,630
Michael A. Weinhold	9,833	11,471	(5,414)	15,890
Robert P. Mundy	9,400	10,448	(4,184)	15,664
Ricardo Moncada	31,757	8,483	(8,227)	32,013

(1)	These amounts include deferred compensation for 2007 that was contributed in 2008 and reported by us, for the following named executive officers, in the “All Other Compensation” column of the Summary Compensation Table included in Verso Paper Corp.’s Registration Statement on Form S-1 (Registration No. 333-148201), as amended: Mr. Jackson — $8,950; Mr. Fellows — $21,593; Mr. Weinhold — $5,079; and Mr. Mundy — $4,338.

Employment Agreement

Michael A. Jackson serves as our Chief Executive Officer pursuant to an employment agreement effective November 16, 2006. The term of his employment agreement is three years, with automatic renewal for additional one-year periods, unless he or we give a notice of non-extension.

Mr. Jackson’s employment agreement entitles him to receive an annual base salary that is subject to increase at the discretion of our board of directors. His salary was increased from $400,000 to $450,000 in January 2008 with retroactive effect to the first day of November 2007, the month during which he completed his first year of employment with us. Mr. Jackson also is entitled to receive an annual bonus with a target bonus equal to 100% of his then current annual base salary. Under the terms of his employment agreement, in 2006 and 2007, Mr. Jackson received awards of Class B and Class C Units in Verso Paper Management LP in connection with his purchase of Class A Units, and repayment of certain relocation expenses that he incurred when he relocated to Memphis, Tennessee.

Mr. Jackson’s employment agreement will terminate upon his death and may be terminated by us upon his Disability, by us for or without Cause, or by Mr. Jackson for or without Good Reason (as each capitalized term is defined in the agreement). Upon the termination of Mr. Jackson’s employment for any reason, he will be entitled to receive (a) any unpaid amount of his annual base salary through the date of termination, (b) any annual bonus that he earned for any year ended prior to the date of termination and that is unpaid as of such date, (c) any reimbursable expenses owed to him, (d) any accrued vacation pay owed to him, (e) any amount arising from his participation in our employee benefit plans and programs, (f) continued health insurance coverage for up to 24 months after the date of termination, (g) reimbursement for any group life insurance conversion costs, and (h) a contribution to our deferred compensation plan in respect of his lost retirement benefits during the 24-month period after the date of termination. If Mr. Jackson’s employment is terminated by us without Cause or by him for Good Reason, Mr. Jackson will be entitled to receive, in addition to the payments and benefits described in the preceding sentence, (1) his annual base salary for 18 months after the date of termination and (2) an amount equal to 1.5 multiplied by the amount, if any, of the annual bonus payable to him with respect to the year immediately preceding the year in which the date of termination occurs.

In December 2008, we amended Mr. Jackson’s employment agreement to provide that any payments to him under the agreement either comply with or are exempt from Section 409A. The amendment modified existing 409A provisions of Mr. Jackson’s employment agreement and provides that any compensation or benefit payable to him under the agreement that constitutes non-qualified deferred compensation subject to the requirements of 409A (and not subject to any exception) will be delayed for a six-month period following the date of termination of his employment, if he is deemed to be a “specified employee,” within the meaning of Section 409A, as of such date.

Under his employment agreement, Mr. Jackson is subject to non-disclosure and non-disparagement obligations in perpetuity, as well as certain non-competition and non-solicitation obligations during the agreement term and the 18-month period following the termination of his employment for any reason.

Potential Payments upon Termination of Employment or Change in Control

Employee Severance Plan

Under our employee severance plan, each of our named executive officers (with the exception of Mr. Jackson, whose benefits upon termination are provided in his employment agreement) is eligible to receive a termination allowance if his employment is terminated due to certain events, including the executive’s job elimination, a facility closing, the executive’s disability or the executive’s inability to perform the requisite duties of his position despite his reasonable efforts. The termination allowance is a lump sum amount equal to the number of years or partial years of applicable service with us, multiplied by the amount of two weeks of base salary. The termination allowance may not be less than the amount of four weeks of base salary. In addition, it is our practice to provide a pro rata amount of annual VIP bonus compensation that would have otherwise been paid to the named executive officer if employment had continued through the end of the applicable calendar year.

Confidentiality and Non-Competition Agreements

Each of our named executive officers (with the exception of Mr. Jackson, whose benefits upon termination are provided in his employment agreement) is a party to a confidentiality and non-competition agreement, pursuant to which he is subject to non-competition obligations for 12 months following termination of employment. The confidentiality and non-competition agreement provides that if the executive is unable, despite diligent search, to obtain employment consistent with his experience and education, the executive may be entitled to a monthly severance benefit equal to his monthly base pay received in the month prior to the month in which termination of his employment occurs, payable for each month or partial month of unemployment during the 12-month non-competition period. The executive’s entitlement to this “pay for no play” monthly severance benefit is subject to our receipt and reasonable verification of the executive’s written notice of the efforts he has made to secure employment that does not conflict with his non-competition obligations. In addition, the executive is entitled to receive his annual bonus for the year preceding his employment termination (to the extent not previously paid), a prorated amount of his annual bonus for the year in which his termination occurred, continued health insurance coverage for up to 24 months after the date of termination, reimbursement for any group life insurance conversion costs, and a contribution to our deferred compensation plan in respect of the executive’s lost retirement benefits during the 24-month period after the date of termination.

In December 2008, we amended the confidentiality and non-competition agreements of our named executive officers (along with those of other senior management) to provide that payments to a named executive officer under his agreement either comply with or are exempt from Section 409A. The amendments modified existing 409A provisions of each confidentiality and non-competition agreement and provide that any compensation or benefit payable to the named executive officer under the agreement that constitutes non-qualified deferred compensation subject to the requirements of 409A (and not subject to any exception) will be delayed for a six-month period following the date of termination of employment, if the named executive officer is deemed to be a “specified employee,” within the meaning of Section 409A, as of such date.

2008 Incentive Award Plan

In connection with any “change in control” of Verso Paper Corp. as defined in the 2008 Incentive Award Plan, except as may otherwise be provided in any applicable award or employment agreement and unless awards granted under the 2008 Incentive Award Plan are converted, assumed or replaced by a successor entity, awards granted under the plan will automatically become fully vested and exercisable, and all forfeiture restrictions with respect to such awards will lapse, prior to the consummation of the change in control. In addition, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our combined financial statements), Verso Paper Corp.’s board of directors or Compensation Committee, in its sole discretion, may: (a) provide for the termination of any award in exchange for an amount of cash, if any, equal to the amount that would have been payable upon the exercise of such award or realization of the participant’s rights as of the date of such change in control or other transaction; (b) purchase any outstanding awards for a cash amount or replace outstanding awards with other rights or property; (c) provide that after the occurrence of the transaction, the award cannot vest, be exercised or become payable; (d) provide that only for a specified period of time after such transaction, an award will be exercisable or payable or fully vested with respect to all shares covered by the award, notwithstanding anything to the contrary in the 2008 Incentive Award Plan or the applicable award agreement; or (e) provide that each outstanding award will be assumed or substituted for an equivalent award, right or property by any successor corporation. Any such action may be taken by the board of directors or Compensation Committee either by the terms of the applicable award or agreement or prior to the change in control.

Estimated Severance Payments

Assuming the termination of employment of all of our named executive officers as of December 31, 2008, under circumstances triggering severance payments as described above, our named executive officers would be entitled to the severance payments indicated in the table below, under our employee severance plan and the applicable employment agreement (in the case of Mr. Jackson) or confidentiality and non-competition agreement (in the case of our other named executive officers). As of December 31, 2008, our named executive officers were not participating in our 2008 Incentive Award Plan and, accordingly, were not entitled to any severance benefits under that plan.

Name	Employee Severance Plan	Applicable Agreement(1)	Total(1)
Michael A. Jackson	—	$924,360	$924,360
Lyle J. Fellows	$327,385	611,000	938,385
Michael A. Weinhold	170,192	561,500	731,692
Robert P. Mundy	282,000	543,500	825,500
Ricardo Moncada	164,077	426,500	590,577

(1)	The amounts do not include unused vacation days.

None of our named executive officers receives any other incremental benefits due to a change in control, and in the event of a named executive officer’s termination of employment in connection with a change in control, the executive will be eligible to receive only the severance benefits described above.

DIRECTOR COMPENSATION

Our directors are compensated as serving as directors of our indirect parent, Verso Paper Corp., and do not receive separate consideration for serving as directors of its subsidiaries, including the issuers. As directors of Verso Paper Corp., our directors are reimbursed for their out-of-pocket expenses incurred to attend meetings. The directors who are not also our employees also receive compensation for their service on our board of directors. Each of our non-employee directors receives an annual retainer fee of $40,000. These directors also receive a fee of $2,000 for each board of directors meeting attended ($1,000 if telephonic), and a fee of $1,000 for each committee meeting attended ($500 if telephonic).

The following table provides a summary of compensation paid to our non-employee directors for 2008. The table shows the amounts earned by them for services rendered to us in all capacities in which they served at any time during 2008.

Name	Fees Paid in Cash	Option Awards		All Other Compensation(1)	Total
Michael E. Ducey	$47,000	—		$3,938	$50,938
Joshua J. Harris(2)	42,000	—		1,400	43,400
Scott M. Kleinman	49,000	—		1,400	50,400
David W. Oskin	47,000	—		3,816	50,816
L. H. Puckett, Jr.	46,000	—		3,931	49,931
David B. Sambur	37,000	74,040	(3)	1,400	112,440
Jordan C. Zaken	48,000	—		1,400	49,400

(1)	These amounts include reimbursement of expenses incurred in connection with meetings of Verso Paper Corp.’s board of directors and its committees, plus the following amounts that represent dividends on common stock paid to Verso Paper Management LP and distributed by it to these directors with respect to Units that they hold corresponding to former Class D Units (or, in the case of Mr. Puckett, corresponding to former Class B Units): Mr. Ducey — $1,400; Mr. Kleinman — $1,400; Mr. Oskin — $1,400; Mr. Puckett — $1,750; Mr. Sambur — $1,400; and Mr. Zaken — $1,400.
(2)	Mr. Harris resigned as a director of Verso Paper Corp. on December 30, 2008.
(3)	This amount represents FAS 123R compensation expense relating to Verso Paper Management LP’s issuance to Mr. Sambur, on February 26, 2008, of 23,179 Class D Units. Under the Amended LP Agreement, the Units corresponding to former Class D Units may be exchanged for common stock on a one-for-one basis, subject to the requirements of the Amended LP Agreement. In computing this compensation expense, we used the Black-Scholes option pricing model and applied the following assumptions: expected term of five years, volatility rate of 36.65% based on industry historical volatility rate, no expected dividends and risk free rate of 3%.

TRANSACTIONS WITH RELATED PERSONS

The following discussion reflects our transactions with related persons as of and since August 1, 2006, the date of the Acquisition, and does not reflect transactions prior to that time.

Sales to and Purchases from International Paper

We had net sales to International Paper of approximately $95.7 million for the nine-month period ended September 30, 2009, $165.8 million and $191.4 million for the years ended December 31, 2008 and 2007, respectively, and $71.5 million for the five months ended December 31, 2006. We had purchases from International Paper, included in cost of products sold, of approximately $3.4 million for the nine-month period ended September 30, 2009, $7.2 million and $11.7 million for the years ended December 31, 2008 and 2007, respectively, and $2.5 million for the five months ended December 31, 2006.

Distributions to Verso Finance and Verso Finance One

On January 31, 2007, Verso Finance entered into a $250 million senior unsecured floating-rate term loan facility which matures on February 1, 2013. The net proceeds from the term loan were distributed to the equity holders of Verso Paper Management L.P. In May 2008, a portion of the net proceeds from the IPO were used to repay $138 million of the outstanding principal of the term loan and to pay a related $1.4 million prepayment penalty. As of December 31, 2008, $112 million was outstanding on the term loan. The term loan allows Verso Finance to pay interest either in cash or in-kind (“PIK”) through the accumulation of the outstanding principal amount. Verso Finance has elected to exercise the PIK option for $8.0 million of interest payments due in the first nine months of 2009. We paid distributions to Verso Finance of $17.6 million in 2008 and $22.1 million in 2007. Additionally, in 2008 we paid $5.2 million of expenses on behalf of Verso Paper Corp. We made negligible distributions to Verso Finance during the nine months ended September 30, 2009. Verso Finance has no independent operations; consequently, all cash flows used to service its remaining debt obligation will need to be received via distributions from us. We have no obligation to make distributions to Verso Finance.

During 2009, we also contributed $11.0 million to Verso Paper Finance Holdings One LLC, or “Verso Finance One,” the parent company of Verso Finance, to cover additional repurchases of debt by Verso Finance One. Through September 30, 2009, Verso Finance One has purchased $41.4 million of the term loan for a total purchase price of $10.2 million.

Verso Fiber Farm

During the first quarter of 2009, Verso Paper Corp. pushed down the assets, liabilities, and equity of Verso Fiber Farm LLC to us using a carryover basis.

Management Agreement

In connection with the acquisition of our assets from International Paper in August 2006, Apollo entered into a management agreement with Verso Paper Investments LP and Verso Paper Holdings LLC, relating to the provision of certain financial and strategic advisory services and consulting services. Upon consummation of Verso Paper Corp.’s initial public offering in May 2008, Apollo terminated the annual fee arrangement under the management agreement for its consulting and advisory services, in exchange for a one-time payment of $23.1 million corresponding to the present value of all future annual fee payments pursuant to the terms of the management agreement. Although the annual fee arrangement was terminated in connection with the initial public offering, the management agreement remains in effect and will expire on August 1, 2018. Under the management agreement, at any time prior to the expiration of the agreement, Apollo has the right to act, in return for additional fees to be mutually agreed by the parties to the management agreement, as our financial advisor or investment banker for any merger, acquisition, disposition, financing or similar transaction, if we decide that we need to engage someone to fill such a role. In the event that we are not able to come to an agreement with Apollo in connection with such role, at the closing of any merger, acquisition, disposition, financing or similar transaction, we agreed to pay Apollo a fee equal to 1% of the aggregate enterprise value (including the aggregate value of equity securities, warrants, rights and options acquired or retained; indebtedness acquired, assumed or refinanced; and any other consideration or compensation paid in connection with such transaction). We agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

Management Limited Partnership Agreement and Registration Rights Agreement

In connection with the acquisition of our assets from International Paper in August 2006, and, in the case of management and directors who joined us later, upon joining us or our board of directors, Verso Paper Investments LP, the members of our management who purchased Class A Units or received Class B or Class C Units representing limited partner interests in Verso Paper Management LP, and our directors who received Class D Units representing limited partner interests in Verso Paper Management LP, entered into the LP Agreement. Under the LP Agreement, the Class A Units and Class D Units were fully vested, the Class B Units were subject to time vesting requirements and the Class C Units were subject to vesting based on performance criteria. The LP Agreement provided for customary restrictions on transfer, put and call rights, tag-along rights, drag-along rights and registration rights which applied to these Units. The LP Agreement also contained customary non-solicitation and non-competition covenants applicable to management for one year following the termination of employment with us.

In connection with Verso Paper Corp.’s initial public offering, on May 20, 2008, the LP Agreement was amended such that each holder of Class A, Class B, Class C and Class D Units (including affiliates of Apollo, our directors, our executive officers and other members of our management holding any such Units; see “Security Ownership of Certain Beneficial Owners and Management — Stockholders” for more information about Unit ownership) was assigned a Unit for each share of common stock that would have been distributed under the LP Agreement if Verso Paper Management LP had distributed all shares of common stock held by it in kind, valued at the initial public offering price of Verso Paper Corp.’s common stock, in a hypothetical liquidation on the date of the initial public offering. Under the Amended LP Agreement, all future distributions and allocations with respect to Units are made pro rata in accordance with each holder’s percentage ownership interest in the partnership. However, Units corresponding to former Class B Units that remained unvested on May 20, 2008, are subject to the same time-vesting requirements that applied to the former Class B Units.

The Amended LP Agreement provides each Unit holder the right, subject to conditions, to require that Verso Paper Management LP exchange the holder’s Units for shares of common stock held by Verso Paper Management LP, in accordance with the following procedures. Each holder may exercise his or her exchange right with respect to all or a portion of such holder’s vested Units; provided, however, that the management limited partners of Verso Paper Management LP could not exercise their exchange right until May 21, 2009, and their exchange right is subject to certain conditions relating to termination of employment. Upon a Unit holder’s exercise of his or her exchange right, Verso Paper Management LP will deliver shares of common stock held by it to such holder in an amount equal to the number of Units being exchanged, calculated on a one-for-one basis. The ability to exercise this exchange right is subject to transfer restrictions and repurchase rights in the Amended LP Agreement. Tag-along, drag-along and registration rights that were in the former LP Agreement terminated with Verso Paper Corp.’s initial public offering.

Also in connection with Verso Paper Corp.’s initial public offering, Verso Paper Corp. entered into a Registration Rights Agreement dated as of May 20, 2008, under which Verso Paper Corp. agreed to register the shares of common stock then beneficially or subsequently acquired by Verso Paper Investments LP, the individual limited partners of Verso Paper Management LP (who acquire such shares from Verso Paper Management LP), or any of their respective affiliates, upon request by Verso Paper Investments LP. Verso Paper Corp. also agreed to include such shares of common stock in registration statements (other than in connection with an employee benefit plan or an acquisition) otherwise filed by Verso Paper Corp.

Transition Arrangements

In connection with the acquisition of our assets from International Paper in August 2006, we entered into a Transition Services Agreement with International Paper whereby International Paper agreed to provide us with certain services specified in the agreement that are necessary for us to run as a stand-alone business. Among the services provided by International Paper or its designated third-party providers were technical services, application support and maintenance; financial services; telecommunications services; payroll, health & welfare benefits administration; real estate support; and research and development support services. The

Transition Services Agreement provided for terms generally ranging from six to twelve months following the consummation of the Acquisition (with an option to extend the term with respect to certain transition services for an additional period not to exceed six months). The Transition Services Agreement has expired and we no longer receive any services from International Paper pursuant to the agreement.

Supply Agreement

In connection with the acquisition of our assets from International Paper in August 2006, we entered into an agreement with International Paper’s beverage packaging business pursuant to which we arranged for the sale of coated groundwood paper produced from one of its paper machines at its Pine Bluff, Arkansas mill for a selling commission of 3%. This agreement required that we sell 100% of the output of coated paper from this mill until the end of 2006 at then prevailing market prices. This agreement has expired.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stockholders

Verso Paper Holdings LLC is an indirect, wholly-owned subsidiary of Verso Paper Corp. The following table provides information about the beneficial ownership of Verso Paper Corp.’s common stock as of December 1, 2009, by (i) each of Verso’s directors and named executive officers, (ii) all of Verso’s directors and executive officers as a group, and (iii) each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of Verso Paper Corp.’s common stock. As of December 1, 2009, there were 52,374,647 outstanding shares of Verso Paper Corp.’s common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Outstanding(1)
Directors and Named Executive Officers:
Michael A. Jackson(2)(3)	478,823	*
Lyle J. Fellows(2)(3)	114,408	*
Michael A. Weinhold(2)(3)	116,285	*
Robert P. Mundy(2)(3)	115,285	*
Ricardo Moncada(2)(3)	88,944	*
Michael E. Ducey(2)(4)	23,190	*
Scott M. Kleinman(2)(4)(5)	36,596,940	69.9%
David W. Oskin(2)(4)	23,190	*
L.H. Puckett, Jr.(2)(4)	181,185	*
David B. Sambur(2)(4)(5)	36,596,940	69.9
Jordan C. Zaken(2)(4)(5)	36,596,940	69.9
All Directors and Executive Officers as a group (13 persons)(3)(4)(5)	37,688,129	72.0
Other Stockholders:
Verso Paper Management LP(6)	36,596,940	69.9
Mackenzie Financial Corporation(7)	2,690,198	5.1

*	Less than 1% of the outstanding shares of Verso Paper Corp.’s common stock.
(1)	“Beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or “Exchange Act.” The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of December 1, 2009, or that such person has the right to acquire within 60 days thereafter. The number of outstanding shares used as the denominator in calculating the percentage ownership of each person is 52,374,647 shares of common stock (which is the number of shares of common stock outstanding as of December 1, 2009) plus the number of shares of common stock that such person has the right to acquire as of December 1, 2009, or within 60 days thereafter. Each person has sole voting power and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.
(2)	The address of Messrs. Jackson, Fellows, Weinhold, Mundy, Moncada, Ducey, Oskin and Puckett is c/o Verso Paper Corp., 6775 Lenox Court, Suite 400, Memphis, Tennessee 38115-4436. The address of Messrs. Kleinman, Sambur and Zaken is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.
(3)	The number of shares beneficially owned includes restricted shares of common stock granted by Verso Paper Corp. to the following persons: Mr. Jackson — 99,000 shares; Mr. Fellows — 23,000 shares; Mr. Weinhold — 22,000 shares; Mr. Mundy — 21,000 shares; Mr. Moncada — 18,000 shares; and all directors and executive officers as a group — 219,000 shares. The restrictions on these shares are scheduled to lapse, subject to certain restrictions, in three approximately equal annual installments beginning on September 21, 2010.
(4)	The number of shares beneficially owned includes shares of common stock held by Verso Paper Management LP, which the following persons, as limited partners of Verso Paper Management LP, have the right to receive on December 1, 2009, or within 60 days thereafter, by exchanging units representing limited partner interests in Verso Paper Management LP: Mr. Ducey — 23,190 shares; Mr. Kleinman — 23,190 shares; Mr. Oskin — 23,190 shares; Mr. Puckett — 181,185 shares; Mr. Sambur — 23,187 shares; Mr. Zaken — 23,190 shares; and all directors and executive officers as a group — 297,132 shares.
(5)	The number of shares beneficially owned includes 36,596,940 shares of common stock held by Verso Paper Management LP, an affiliate of Apollo, which are deemed beneficially owned by Apollo in accordance with Rule 13d-3, and as to which each of Messrs. Kleinman, Sambur and Zaken, each of whom is a partner or principal of Apollo, expressly disclaims beneficial ownership except to the extent of any pecuniary interest therein.
(6)	Verso Paper Investments LP is the general partner of Verso Paper Management LP and holds voting power and investment power over the shares of common stock held by Verso Paper Management LP. Verso Paper Investments Management LLC is the general partner of Verso Paper Investments LP. CMP Apollo LLC is the sole and managing member of Verso Paper Investments Management LLC, Apollo Management VI, L.P., or “Management VI,” is the sole and managing member of CMP Apollo LLC, AIF VI Management, LLC, or “AIF VI LLC,” is the general partner of Management VI, Apollo is the sole member and manager of AIF VI LLC, and Apollo Management GP, LLC, or “Apollo Management GP,” is the general partner of Apollo. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and directors of Apollo Management GP. Each of Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares owned by Verso Paper Management LP, except to the extent of any pecuniary interest therein. The address of Messrs. Black, Harris and Rowan and Verso Paper Management LP, Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo and Apollo Management GP is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.
(7)	The number of shares beneficially owned by Mackenzie Financial Corporation consist of shares owned in accounts for which it serves as investment adviser. The address of Mackenzie Financial Corporation is 180 Queen Street West, Toronto, Ontario.

DESCRIPTION OF OTHER INDEBTEDNESS

We summarize below the principal terms of the agreements that govern our long term indebtedness other than the notes. This summary is not a complete description of all of the terms of the agreements.

Senior Secured Revolving Credit Facility

General.  Our senior secured revolving credit facility (the “revolving credit facility”) matures in August 2012 and includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. The amount of the commitment under our revolving credit facility is $200.0 million. However, our availability under this facility has been reduced by $15.8 million because we do not expect Lehman Commercial Paper, Inc. to fund its pro rata share of any future borrowing requests as a result of its bankruptcy filing.

Interest Rate and Fees.  Borrowings under our revolving credit facility bear interest at a rate equal to, either (a) a base rate determined by reference to the higher of (1) the prime rate of Credit Suisse Securities (USA) LLC, and (2) the federal funds rate plus ½ of 1%, plus an applicable margin of 2.00% or (b) a LIBO rate determined by reference to the costs of funds for dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, plus an applicable margin of 3.00%.

In addition to paying interest on outstanding principal under our revolving credit facility, we are required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum (subject to reduction upon attainment of certain first lien leverage ratios). We also pay customary letter of credit and agency fees.

Prepayments.  We may voluntarily repay outstanding loans under our revolving credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBO rate loans.

Amortization.  Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity in August 2012.

Guarantee and Security.  All obligations under our revolving credit facility are unconditionally guaranteed by the holding company parent of Verso Paper Holdings LLC and, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries, which we refer to collectively as the “Subsidiary Guarantors.”

All obligations under our revolving credit facility, and the guarantees of those obligations (as well as any interest-hedging or other swap agreements and cash management obligations), are secured by substantially all of our, our holding company parent’s and each Subsidiary Guarantor’s other assets. The holders of the notes will have an equal and ratable lien in all collateral (other than assets of our holding company parent and securities of subsidiaries to the extent such liens would require financial statements of such subsidiaries pursuant to Rule 3-16 of Regulation S-X) securing our revolving credit facility, and prior to the effectiveness of the Asset-Based Revolving Facility Amendments, the proceeds upon an enforcement event or insolvency from collateral securing the revolving credit facility and the notes will be applied on a pari passu basis.

In the event that the Asset-Based Revolving Facility Amendments become effective, proceeds upon an enforcement event or insolvency from Revolving Facility Collateral will be applied first to repay amounts owing under the revolving credit facility before application to repay amounts owing under the notes, and proceeds from an enforcement event or insolvency from Note Collateral will be applied first to repay amounts owing under the Notes before application to repay amounts owing under the revolving credit facility; provided that from and after the date of effectiveness of the Asset-Based Revolving Facility Amendments, a portion of the obligations under the revolving credit facility (subject to a limit of $50,000,000 in aggregate principal amount) may share pro rata in the proceeds of the Note Collateral with the obligations under the notes.

Certain Covenants and Events of Default.  Our revolving credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets;
•	incur additional indebtedness;

•	repay other indebtedness;
•	pay dividends and distributions or repurchase our capital stock;
•	create liens on assets;
•	make investments, loans, guarantees or advances;
•	make certain acquisitions;
•	engage in mergers or consolidations;
•	enter into sale-and-leaseback transactions;
•	engage in certain transactions with affiliates;
•	amend certain material agreements governing our indebtedness, including the notes;
•	make capital expenditures;
•	enter into hedging agreements;
•	amend our organizational documents;
•	change the business conducted by us and our subsidiaries; and
•	enter into agreements that restrict dividends from subsidiaries.

Our revolving credit facility also contains certain customary affirmative covenants and events of default. As of September 30, 2009, we were in compliance with all covenants under our revolving credit facility.

Second Priority Senior Secured Notes and Senior Subordinated Notes

On August 1, 2006, we issued debt securities consisting of:

•	$350 million aggregate principal amount of 9 1/8% second priority senior secured fixed rate notes due 2014;
•	$250 million aggregate principal amount of second priority senior secured floating rate notes due 2014; and
•	$300 million aggregate principal amount of 11 3/8% senior subordinated notes due 2016.

The fixed rate notes and subordinated notes pay interest semiannually, and the floating rate notes pay interest quarterly. The floating rate notes bear interest at a rate equal to LIBOR plus 3.75% with the interest rate being 4.23% at September 30, 2009. The fixed rate and floating rate notes have the benefit of a second priority security interest in the collateral securing our senior secured credit facilities, while the subordinated notes are unsecured. As of September 30, 2009, the aggregate principal amount outstanding for the fixed rate notes, floating rate notes and subordinated notes was $337.1 million, $188.2 million, and $300.0 million, respectively.

The indentures governing our notes contain various covenants which limit our ability to, among other things, incur additional indebtedness; pay dividends or make other distributions or repurchase or redeem our stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting our subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; enter into transactions with our affiliates; and incur liens. Subject to certain exceptions, the indentures governing the second priority senior secured notes and the senior subordinated notes will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. As of September 30, 2009, we were in compliance with all such covenants.

DESCRIPTION OF EXCHANGE NOTES

General

On June 11, 2009, Verso Escrow, LLC (the “Escrow Issuer”) issued $325.0 million aggregate principal amount of 11.5% Senior Secured Notes due 2014 (the “Notes”), under an indenture (the “Indenture”) dated as of June 11, 2009, by and among the Escrow Issuer, Verso Paper Finance Holdings One LLC, as guarantor (the “Escrow Guarantor”) and Wilmington Trust FSB, as trustee (in such capacity, the “Trustee”). Upon the satisfaction of certain conditions, on June 11, 2009 (the “Completion Date”), Verso Paper Holdings LLC (together with its successors in interest, the “Company”) and Verso Paper Inc. (together with its successors in interest, “Finance Co” and, together with the Company, the “Issuers”), as joint and several obligors, and the Note Guarantors became parties to the Indenture, and the Escrow Issuer and Escrow Guarantor were released from their obligations under the Indenture and the Notes. Copies of the Indenture may be obtained from the Company upon request.

The Issuers will issue the exchange notes under the Indenture. The terms of the exchange notes are identical in all material respects to the original notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Exchange Notes” section and not otherwise defined have the meanings set forth in the section “— Certain Definitions.” As used in this “Description of Exchange Notes” section, (v) the “Notes” include the original notes and the exchange notes, (w) “we,” “us” and “our” mean Verso Paper Holdings LLC, a Delaware limited liability company, and its Subsidiaries, (x) the “Company” means Verso Paper Holdings LLC, a Delaware limited liability company (and its successors in interest), and not any of its Subsidiaries, (y) “Finance Co.” means Verso Paper Inc., a Delaware corporation (and its successors in interest), and not any of its Subsidiaries, and (z) the “Issuers” means the Company and Finance Co., and not any of their Subsidiaries.

Finance Co. is a Wholly Owned Subsidiary of the Company that was created to be a co-issuer of the Second Lien Notes and Senior Subordinated Notes and will act as a co-issuer of the Notes. Finance Co. does not own and is not expected to own any significant assets.

We issued Notes with an initial aggregate principal amount of $325.0 million. The Issuers may issue additional Notes from time to time after this offering. Any offering of additional Notes is subject to the covenants described below under the captions “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.” The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single series of Notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Exchange Notes,” references to the Notes include any additional Notes actually issued.

Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuers (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000. Notes may be issuable in denominations of less than $1,000 solely to the extent necessary to accommodate book-entry positions that have been created in denominations of less than $1,000 by the Depository Trust Company (“DTC”). No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The Notes are senior obligations of the Issuers, have the benefit of the first-priority security interest in the Collateral as described under “— Security for the Notes” and will mature on July 1, 2014. Each Note bears interest at a rate of 11.5% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the December 15 and June 15 immediately preceding the interest payment date on January 1 and July 1 of each year, commencing January 1, 2010.

Optional Redemption

On or after January 1, 2012, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during periods set forth below:

Period	Redemption Price
January 1, 2012 through December 31, 2012	105%
January 1, 2013 through June 30, 2013	103%
July 1, 2013 and thereafter	100%

In addition, prior to January 1, 2012, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to January 1, 2012, the Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with the net cash proceeds of one or more Equity Offerings made after the Issue Date (1) by the Company or (2) by any direct or indirect parent of the Company, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 111.5%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture. Notice of any redemption upon any such Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

In addition, at any time and from time to time prior to January 1, 2012, but not more than once in any twelve-month period, the Issuers may redeem in the aggregate up to 10% of the original aggregate principal amount of the Notes at a redemption price (expressed as a percentage of principal amount thereof) of 103%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and the requirements of the DTC, if applicable); provided that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “— Change of Control” and “— Certain Covenants — Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Notes is senior Indebtedness of the Issuers, ranks pari passu in right of payment with all existing and future senior Indebtedness of the Issuers, has the benefit of the first-priority security interest in the Collateral as described under “— Security for the Notes” and is senior in right of payment to all existing and future Junior Indebtedness of the Issuers and effectively senior to all unsecured Indebtedness and to all Indebtedness secured by junior liens on the Collateral. Lenders under the Credit Agreement, as well as holders of certain hedging and cash management obligations, are also secured by first-priority security interest in the Collateral.

At all times prior to the ABL Date (as defined below), holders of the Notes and holders of Other First-Priority Lien Obligations, including lenders under the revolving credit facility, will ratably receive any distributions from Collateral in any enforcement or insolvency as described below under “Enforcement of Liens.”

The indenture includes provisions that contemplate that the Issuers may choose to enter, in the future, (the date of such entry, the “ABL Date”) into an asset-based revolving credit facility (an “ABL Facility”), whether through an amendment to the existing Credit Agreement or through its replacement or refinancing. Following the ABL Date, pursuant to the Security Documents:

(a)	proceeds upon enforcement (or in insolvency) from accounts receivable, inventory, cash, deposit accounts, letter of credit rights relating to inventory or accounts receivable and all proceeds therefrom (in each case except to the extent constituting proceeds of Notes Collateral) and supporting obligations relating thereto (“Revolving Collateral”) will be distributed first to holders of the Secured Bank Obligations prior to distribution to holders of the Notes; and
(b)	proceeds upon enforcement (or in insolvency) from all other collateral (“Notes Collateral”) will be distributed first ratably to the holders of the Notes and the holders of Other First-Priority Lien Obligations prior to distribution to holders of the Secured Bank Obligations.

The Issuers have no current plans to enter into an ABL Facility, but can do so at any time subject to the covenants set forth in the indenture.

The indebtedness evidenced by the Note Guarantees is senior Indebtedness of the applicable Note Guarantor, ranks pari passu in right of payment with all existing and future senior Indebtedness of such Note Guarantor, has the benefit of the first-priority security interest in the Collateral as described under “— Security for the Notes” and is senior in right of payment to all existing and future Junior Indebtedness of such Note Guarantor and effectively senior to all unsecured Indebtedness and to all Indebtedness secured by junior liens on the Collateral.

At September 30, 2009,

(1)	the Company and its Subsidiaries would have had $370.0 million of Secured Indebtedness outstanding constituting First-Priority Lien Obligations (excluding approximately $32.6 million of letters of credit and $106.5 million of unused commitments), $45.0 million of which would have constituted Secured Bank Indebtedness and $325.0 million (not reflecting OID) of which would have been the Notes;
(2)	the Company and its Subsidiaries would have had $525.3 million of Secured Indebtedness outstanding secured by junior Liens on the Collateral; and
(3)	the Company and its Subsidiaries would have had $300.0 million of Junior Indebtedness outstanding (including the Senior Subordinated Notes).

Although the Indenture limits the Incurrence of Indebtedness by the Company and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Under certain circumstances, the Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness constituting First-Priority Lien Obligations. See “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.”

A significant portion of the operations of the Company is conducted through its Subsidiaries. Unless a Subsidiary is Finance Co. or a Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company other than Finance Co. and the Note Guarantors. The Company’s Subsidiaries other than Finance Co. and the Note Guarantors have no material assets or liabilities.

Security for the Notes

The Notes and the Note Guarantees are secured by first-priority security interests (subject to Permitted Liens) in the Collateral. The Secured Bank Obligations are also secured by first-priority security interests in the Collateral. The Collateral consists of substantially all of the property and assets, in each case, that are held by the Issuers or any of the Note Guarantors, to the extent that such security interest is able to be granted or perfected therein, subject to the exceptions described below. The Collateral is pledged pursuant to the Security Documents to the Collateral Agent on behalf of all holders of First-Priority Lien Obligations, including holders of the Notes.

The initial Collateral did not include (i) any property or assets owned by any Foreign Subsidiaries, (ii) any lease, license, contract, property right or agreement of ours or the guarantors, if and only for so long as the grant of a security interest under the security documents would result in a breach, termination or default under that lease, license, contract, property right or agreement (provided that the Company shall be required to use commercially reasonable efforts to obtain required consents), (iii) any securities of any of the Company’s Subsidiaries to the extent a pledge would require the filing of financial statements pursuant to Rule 3-16 of Regulation S-X (and in the case of any of the Company’s foreign subsidiaries, without limiting the foregoing, only 65% of any equity securities of foreign subsidiaries that are directly owned by the Company or a Note Guarantor will be pledged in any event), and (iv) certain other exceptions described in the Security Documents (collectively, “Excluded Property”). Except for securities of certain of our Subsidiaries, the foregoing excluded property and assets do not secure the Secured Bank Obligations. Pursuant to the Security Documents, the Issuers and the Guarantors are not required to take steps to perfect security interests in certain assets, including real estate with a value below $3.0 million, vehicles, and cash and deposit accounts.

The Issuers and the Note Guarantors are and will be able to incur additional indebtedness in the future which could share in the Collateral, including additional First-Priority Lien Obligations and additional Indebtedness which would be secured on a junior-priority basis with the Notes. The amount of such First-Priority Lien Obligations and additional Indebtedness are and will be limited by the covenant disclosed under “— Certain Covenants — Liens” and the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances the amount of such First-Priority Lien Obligations and additional Indebtedness could be significant.

The proceeds from the sale of the Collateral may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors — Risks Relating to the Notes and Our Indebtedness — It may be difficult to realize the value of the collateral securing the notes” and “Risk Factors — Risks Relating to the Notes and Our Indebtedness — The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.”

After-Acquired Collateral

From and after the Issue Date if property (other than Excluded Property and other than real property with a fair value below $3.0 million) is acquired by an Issuer or a Note Guarantor that is not automatically subject to a perfected security interest under the Security Documents or a Restricted Subsidiary (including a newly created or newly acquired Subsidiary) becomes a Note Guarantor, then the Issuer or Guarantor will, as soon as practical after such property’s acquisition or it no longer being Excluded Property, provide security over such property (or, in the case of a new Guarantor, all of its assets except Excluded Property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof as required by the Indenture and the Security Documents. If granting a security interest in such property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the first-priority security interest for the benefit of the Collateral Agent on behalf of the holders of the First-Priority Lien Obligations, including the Notes. If such third party does not consent to the granting of the first-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents

The Issuers, the Note Guarantors and the Collateral Agent entered into one or more Security Documents defining the terms of the security interests that secure the First-Priority Lien Obligations, including the Notes and the Note Guarantees. These security interests will secure the payment and performance when due of all of the Obligations of the Issuers and the Note Guarantors under the First-Priority Lien Obligations, including the Notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents.

Subject to the terms of the Security Documents, the Issuers and the Note Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

The Security Documents, as described below, permit either of the Trustee, as representative of the noteholders, and the administrative agent, as representative of the holders of the Secured Bank Obligations, to instruct the Collateral Agent to take enforcement actions thereunder upon the occurrence of an event of default under the applicable First Lien Secured Agreement (as defined below). The Security Documents can be amended, waived or modified with the consent of both of the Trustee (acting at the direction of the holders of the notes) and the administrative agent.

Enforcement of Liens

Following the occurrence of an event of default under any document governing a First-Priority Lien Obligation (a “First Lien Secured Agreement”), the relevant secured party representative may deliver to the Collateral Agent an enforcement notice, instructing the Collateral Agent to take enforcement action under the various Security Documents. In such case, the Collateral Agent shall foreclose upon the Collateral, exercising any and all remedies available to it under the Security Documents and at law as directed by such representative, subject to certain exceptions set forth in the First Lien Secured Agreements.

Prior to the ABL Date, proceeds realized by the Collateral Agent from the Collateral will be applied:

•	first, to amounts owing to the Collateral Agent in its capacity as such, to the administrative agent under the Credit Agreement in its capacity as such and to the Trustee in its capacity as such in accordance with the terms of the Indenture and the Security Documents;
•	second, to amounts owing to the holders of the First Priority Lien Obligations ratably in accordance with the terms of the applicable First Lien Secured Agreements; and
•	third, to holders of obligations secured by junior Liens on the Collateral, as their interests may appear; and
•	fourth, to the Company and/or other persons entitled thereto.

Following the ABL Date, proceeds realized by the Collateral Agent from the Collateral will be applied:

•	first, to amounts owing to the Collateral Agent in its capacity as such, to the administrative agent under the Credit Agreement in its capacity as such and to the Trustee in its capacity as such in accordance with the terms of the Indenture and the Security Documents;
•	second, (i) if the proceeds are from Revolving Collateral, to amounts owing to the holders of Secured Bank Obligations secured by the collateral in accordance with the terms of the applicable First Lien Secured Agreements or (ii) if the proceeds are from Notes Collateral, to amounts owing to the holders of the Notes and Other First-Priority Lien Obligations ratably in accordance with the terms of the applicable First Lien Secured Agreements;
•	third, (i) if the proceeds are from Revolving Collateral, to amounts owing to the holders of the Notes and Other First-Priority Lien Obligations ratably in accordance with the terms of the applicable First Lien Secured Agreements or (ii) if the proceeds are from Notes Collateral, to amounts owing to the holders of Secured Bank Obligations in accordance with the terms of the applicable First Lien Secured Agreements;
•	fourth, to holders of obligations secured by junior Liens on the Collateral, as their interests may appear; and
•	fifth, to the Company and/or other persons entitled thereto.

In addition, additional indebtedness may be incurred by the Issuers and the Guarantors and secured by liens on the Collateral, in which case the holders of such indebtedness shall receive proceeds ratably with the holders of Secured Bank Obligations (if permitted under the Indenture) or with the holders of the Notes (if permitted under the Indenture). Amounts owing to the trustees or representatives of the lenders or holders of such indebtedness shall, to the extent agreed by the Issuers, be satisfied ratably with amounts owing to the collateral agent.

Release of Collateral

The Issuers and the Note Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes and Note Guarantees, at the Issuers’ sole cost and expense, under any one or more of the following circumstances:

(1)	to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “— Certain Covenants — Asset Sales;”
(2)	in the case of a Note Guarantor that is released from its Note Guarantee with respect to the Notes, the release of the property and assets of such Note Guarantor; or
(3)	as described under “— Amendments and Waivers” below.

The security interests in all Collateral securing the Notes and Note Guarantees, at the Issuers’ sole cost and expense, also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid

(including pursuant to a satisfaction and discharge of the Indenture as described below under “— Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “ — Defeasance.”

To the extent applicable, the Issuers will comply with Section 313(b) of the TIA, relating to reports, and Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Issuers and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the Issuer to provide certificates and other documents under Section 314(d) of the TIA. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the Holders or the Trustee, the provisions of Section 314(d) may be inapplicable to the release.

Note Guarantees

Each of the Company’s direct and indirect Restricted Subsidiaries (other than Finance Co.) that were wholly-owned Domestic Subsidiaries on the Completion Date that guarantee Indebtedness under the Credit Agreement jointly and severally irrevocably and unconditionally guaranteed on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of each Note Guarantor are secured by first-priority security interests (subject to Permitted Liens) in the Collateral owned by such Note Guarantor. The Note Guarantors agreed to pay, in addition to the amount stated above, any and all expenses (including counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees.

Each Note Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company will cause each Restricted Subsidiary (other than Finance Co.) that is a wholly-owned Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same secured and unsubordinated basis. See “— Certain Covenants — Future Note Guarantors.”

Each Note Guarantee is a continuing guarantee and:

(1)	remains in full force and effect until payment in full of all the Guaranteed Obligations;
(2)	subject to the next succeeding paragraph, is binding upon each such Note Guarantor and its successors; and
(3)	inures to the benefit of and is enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor will be automatically released upon:

(1)	the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture, and such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary of the Company,
(2)	the Company designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “— Certain Covenants — Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”, and
(3)	the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “— Defeasance.”

Change of Control

Upon the occurrence of a Change of Control, each holder has the right to require the Issuers to repurchase all or any part of such holder’s Notes, at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem Notes as described under “— Optional Redemption”. A “— Change of Control” means the occurrence of any of the following events:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or
(2)	the Issuers become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(l) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company or any direct or indirect parent of the Company; or
(3)	individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by (a) a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes, as described under “— Optional Redemption,” the Issuers shall mail a notice (a “Change of Control Offer”) to each holder of the Notes, with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);
(2)	the circumstances and relevant facts and financial information regarding such Change of Control;
(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(4)	the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuers are not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuers and the initial purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement and require an offer to repurchase the Issuers’ Second Lien Notes and Senior Subordinated Notes. Future Indebtedness of the Issuers may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

The Indenture provides that:

(1)	the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and
(2)	the Company will not permit any of its Restricted Subsidiaries (other than Finance Co. or a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that any Issuer and any Restricted Subsidiary that is a Note Guarantor or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

(a)	the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount outstanding at any one time not to exceed
(i)	an amount equal to (x) prior to the ABL Date, $200.0 million and (y) following the ABL Date, the greater of (1) $200.0 million and (2) the Borrowing Base; plus
(ii)	the greater of (x) the sum of (1) $25.0 million and (2) up to $25.0 million aggregate principal amount of Indebtedness under the Credit Agreement incurred on or after the ABL Date that is in excess of the amount in clause (i)(y) above at the time of such incurrence and (y) beginning after delivery of audited financial statements for 2009, an amount such that, on a pro forma basis after giving effect to the incurrence of such Indebtedness (and application of the net proceeds therefrom), the Consolidated First Lien Secured Debt Ratio would be no greater than 3.0 to 1.0;
(b)	the Incurrence by the Company and the Note Guarantors of Indebtedness represented by the Notes (not including any additional Notes) and the Note Guarantees (including exchange Notes and related guarantees thereof);
(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));
(d) (1)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) Acquired Indebtedness; in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $75.0 million and 5.0% of Total Assets at the time of Incurrence;
(e)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;
(f)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a

Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(g)	Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is neither Finance Co. nor a Note Guarantor is subordinated in right of payment to the obligations of the Company under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;
(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;
(i)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if Finance Co. or a Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is neither Finance Co. nor a Note Guarantor, such Indebtedness is subordinated in right of payment to the Notes (in the case of Finance Co.) or the Note Guarantee of such Note Guarantor, as applicable; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;
(j)	Hedging Obligations that are not incurred for speculative purposes and (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; and/or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;
(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;
(l)	Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company and Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted under the Credit Agreement in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (1), does not exceed $100.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (1) shall cease to be deemed Incurred or outstanding for purposes of this clause (1) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (1));
(m)	any guarantee (or co-issuance in the case of Finance Co.) by an Issuer or a Note Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by such Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee (or co-issuance in the case of Finance Co.) of such Issuer or Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Note Guarantor’s Note Guarantee with respect to the Notes, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;
(n)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following the last date of maturity of the Notes;
(2)	has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Notes;
(3)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;
(4)	is Incurred in an aggregate amount (or if issued with OID, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with OID, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;
(5)	shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is neither Finance Co. nor a Note Guarantor that refinances Indebtedness of an Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and
(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (s);

provided, further, that subclauses (1), (2) and (3) of this clause (n) will not apply to any refunding or refinancing of the Notes or any Secured Indebtedness constituting First-Priority Lien Obligations.

(o)	Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged or amalgamated into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation or to provide all or a portion of the funds or credit support required to consummate such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or
(2)	the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;
(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;
(r)	Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;
(s)	Contribution Indebtedness;
(t)	Indebtedness of Foreign Subsidiaries Incurred for working capital purposes; and
(u)	Indebtedness of the Company or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item, or a portion of such item, taken by itself, of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (u) above or such item is (or portion, taken by itself, would be) entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness under the Credit Agreement outstanding on the Completion Date shall be deemed to have been Incurred pursuant to clause (a) and the Company shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Completion Date. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of OID or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;
(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement, (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (C) Second Lien Notes at any time after delivery of audited financial statements for 2009, so long as, after giving effect to such payment, redemption, repurchase, defeasance, acquisition or retirement, the Consolidated First Lien Secured Debt Ratio would be no greater than 2.5 to 1.0); or
(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and
(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after August 1, 2006 (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period, the “Reference Period”) from July 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus
(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company after August 1, 2006 from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus
(3)	100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after August 1, 2006 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus
(4)	the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary thereof issued after August 1, 2006 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus
(5)	100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any Restricted Subsidiary from:
(A)	the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),
(B)	the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, or
(C)	a distribution or dividend from an Unrestricted Subsidiary, plus
(6)	in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Company and

(A)	in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or
(B)	in the event of property with a Fair Market Value in excess of $20.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;
(2) (a)	the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent of the Company or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company, Finance Co. or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and
(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;
(3)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of any Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Note Guarantor which is Incurred in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as
(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),
(b)	such Indebtedness is subordinated to the Notes or the related Note Guarantee or, if such Indebtedness is secured by junior Liens on the Collateral or is unsecured, such new Indebtedness is secured by junior Liens on the Collateral or unsecured, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,
(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the maturity date of the Notes, and
(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following the last date of maturity of the Notes;
(4)	the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Company to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years, subject to a maximum payment (without giving effect to the following proviso) of $15.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after August 1, 2006 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus
(b)	the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Company’s Restricted Subsidiaries after August 1, 2006;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(6)	the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after August 1, 2006 and (b) to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after August 1, 2006; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after August 1, 2006;
(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) on or after August 1, 2006, that are at that time outstanding, not to exceed $25.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(8)	the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company;
(9)	Investments that are made with Excluded Contributions;
(10)	other Restricted Payments in an aggregate amount not to exceed $50.0 million;
(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;
(12) (a)	with respect to each tax year or portion thereof that the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Equity Interests of the Company (or to any direct or indirect parent of the Company or holders of Equity Interests in such parent); and
(b)	with respect to any tax year or portion thereof that the Company does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of the Company that files a consolidated U.S. federal tax return that includes the Company and its subsidiaries, in each case in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Company and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) (and deeming the Company to be a taxpaying corporation and parent of a group if it is a Flow Through Entity);

(13)	the payment of dividends, other distributions or other amounts or the making of loans or advances by the Company, if applicable:
(a)	in amounts required for any direct or indirect parent of the Company, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Company, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company, if applicable, and its Subsidiaries; and
(b)	in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(14)	cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Company or any direct or indirect parent of the Company, as the case may be, or Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;
(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;
(17)	payments of cash, or dividends, distributions or advances by the Company or any Restricted Subsidiary to allow the payment in good faith of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;
(18)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “— Change of Control” and “— Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19)	any payments made, including any such payments made to any direct or indirect parent of the Company to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof); and any payments or distributions made by the Escrow Issuer to the Company on the Completion Date out of amounts or properties in the segregated escrow account;
(20)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness (a) in an aggregate amount not to exceed 50% of so-called “black liquor” payment proceeds received after March 31, 2009, (b) in an aggregate amount not to exceed 50% of the net proceeds from the sale of Specified Non-Core Assets, and (c) in an aggregate amount not to exceed $50.0 million; provided that in the case of clauses (a), (b) or (c), no such repurchases, redemption or other acquisitions or retirements may be made from Affiliates of the Company; provided, further, that in the case of clauses (a) or (c) on a pro forma basis after giving effect to such Restricted Payment, the Company’s Unrestricted Cash, together with committed and available borrowing capacity under its Credit Agreement, is at least $75.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Company’s Subsidiaries were Restricted Subsidiaries, other than Bucksport Leasing Company which has no material operations. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i)	pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;
(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or
(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries:

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents and pursuant to the indentures governing the Second Lien Notes and Senior Subordinated Notes;
(2)	the Indenture, the Notes (and any exchange Notes and guarantees thereof) and the Security Documents;
(3)	applicable law or any applicable rule, regulation or order;
(4)	any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(9)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;
(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;
(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;
(12)	other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company (i) that is Finance Co. or a Note Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to clause (d), (1) or (t) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(13)	any Restricted Investment not prohibited by the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment; or
(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets,
(b)	any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received), and
(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $45.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to repay (w) following the ABL Date, unless the assets disposed of constitute Note Collateral, Indebtedness constituting First-Priority Lien Obligations under the Credit Agreement (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (x) unless the assets disposed of constitute Collateral, any Indebtedness of a Foreign Subsidiary or (y) Pari Passu Indebtedness; (other than any Secured Bank Obligations following the ABL Date if the assets disposed of constitute Note Collateral); provided that if the Company or any Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than any Secured Bank Obligations following the ABL Date if the assets disposed of constitute Revolving Collateral), the Issuers will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes or (z) unless the assets disposed of constitute Collateral, Indebtedness of a Restricted Subsidiary that is not an Issuer or a Note Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company,
(2)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets, or property or capital expenditures, in each case used or useful in a Similar Business, and/or
(3)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 545 days after receipt by the Company or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided and within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuers shall make an offer to all holders of Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant OID, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of its Restricted Subsidiaries and (b) any merger of the Company and any direct parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;
(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “— Limitation on Restricted Payments” and Permitted Investments;
(3) (x)	the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $2.5 million and (B) 2.0% of Adjusted EBITDA of the Company and its Restricted Subsidiaries for the immediately preceding fiscal year, and expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;
(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company;
(5)	payments by the Company or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in the offering circular relating to the offering of the original notes, or (y) approved by a majority of the Board of Directors of the Company in good faith;
(6)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;
(7)	payments or loans (or cancellation of loans) to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;
(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Company;
(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;
(10)	the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in the offering circular relating to the offering of the original notes or contemplated by the Acquisition Documents;
(11) (a)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;
(12)	any transaction effected as part of a Qualified Receivables Financing;
(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;
(14)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;
(15)	the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “— Limitation on Restricted Payments”;
(16)	any contribution to the capital of the Company;
(17)	transactions permitted by, and complying with, the provisions of the covenant described under “— Merger, Amalgamation, consolidation or Sale of All or Substantially All Assets”;
(18)	transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;
(19)	pledges of Equity Interests of Unrestricted Subsidiaries;
(20)	any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and
(21)	intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property of the Company or such Restricted Subsidiary securing Indebtedness (other than Permitted Liens) or (ii) any Lien securing any First-Priority Lien Obligation of any Issuer or any Note Guarantor without effectively providing that the Notes or the applicable Note Guarantee, as the case may be, shall be granted, on a basis no less favorable to the holders of the Notes than that set forth under “— Security for the Notes”, a first-priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First-Priority Lien Obligations.

Clause (i) of the preceding paragraph will not require the Company or any Restricted Subsidiary of the Company to secure the Notes if the relevant Lien consists of a Permitted Lien. Any Lien which is granted to secure the Notes or such Note Guarantee under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Note Guarantee under such clause (i).

Reports and Other Information

The Indenture provides that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),
(2)	within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),
(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and
(4)	any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will put such information on its website, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a)	the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and
(b)	such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

In addition, the Company will make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any direct or indirect parent of the Company is or becomes a Note Guarantor of the Notes, the Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Note Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Future Note Guarantors

The Indenture provides that the Company will cause each Restricted Subsidiary that is a wholly-owned Domestic Subsidiary (unless such Subsidiary is Finance Co. or a Receivables Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “— Note Guarantees.”

Impairment of Security Interest

The Indenture provides that, subject to the rights of the holders of Permitted Liens, the Company will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action that would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the Notes, subject to limited exceptions. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described above under “— Security for the Notes” or as permitted under “— Amendments and Waivers.”

Limitation on Business Activities of Finance Co.

The Second Priority Secured Note Indenture provides that Finance Co. will not own any material assets or other property, other than Indebtedness or other obligations owing to Finance Co. by the Company and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. Finance Co. will not Incur any material liabilities or obligations other than its obligations pursuant to the Notes, the Indenture, the Security Documents, the Second Lien Notes, the Second Lien Note Indenture, the Senior Subordinated Notes, the Senior Subordinated Note Indenture, the Credit Agreement and other Indebtedness permitted to be Incurred by Finance Co. as described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and liabilities and obligations pursuant to business activities permitted by this covenant. Finance Co. shall be a Wholly Owned Subsidiary of the Company at all times.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Company

The Indenture provides that the Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Company is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called a “Successor Company”);
(2)	the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture, the Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company (including any Successor Company thereto) or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;
(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Company (including any Successor Company thereto) or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction), either
(a)	the Company (including any Successor Company thereto) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or
(b)	the Fixed Charge Coverage Ratio for the Company (including any Successor Company thereto) and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;
(5)	each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and
(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

A Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the Indenture and the Notes, and in such event the Company will automatically be released and discharged from its obligations under the Indenture and the Notes.

Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (b) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating such Issuer in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby. This “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Finance Co.

The Indenture provides that Finance Co. may not, directly or indirectly, consolidate, amalgamate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(1)	Finance Co. is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Finance Co.) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Finance Co. or such Person, as the case may be, being herein called a “Successor Co-Issuer”);
(2)	the Successor Co-Issuer (if other than Finance Co.) expressly assumes all the obligations of Finance Co. under the Indenture, the Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(3)	immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and
(4)	the Successor Co-Issuer (if other than Finance Co.) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Guarantors

The Indenture further provides that subject to certain limitations in the Indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Company that is a Note Guarantor, each Note Guarantor will not, and the Company will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions) unless:

(1)	either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the Indenture, such Note Guarantors’ Note Guarantee and the Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “— Certain Covenants — Asset Sales”; and
(2)	the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the Indenture and such Note Guarantor’s Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under the Indenture and such Note Guarantor’s Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or an Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to any Restricted Subsidiary of the Company that is neither Finance Co. nor a Note Guarantor; provided that at the time of each such Transfer the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of the consolidated assets of the Company, Finance Co. and the Note Guarantors as shown on the most recent available balance sheet of the Company and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions).

Defaults

An Event of Default is defined in the Indenture as:

(1)	a default in any payment of interest (including any additional interest) on any Note when due, continued for 30 days,
(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(3)	the failure by the Company or any of its Restricted Subsidiaries to comply with the covenant described under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above,
(4)	the failure by the Company or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,
(5)	the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the “cross-acceleration provision”),
(6)	certain events of bankruptcy, insolvency or reorganization of the either Issuer or a Significant Subsidiary (the “bankruptcy provisions”),
(7)	failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),
(8)	any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under the Indenture or any Note Guarantee and such Default continues for 10 days,
(9)	unless all of the Collateral has been released from the Liens in accordance with the provisions of the Security Documents, any Issuer shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Company, the Company fails to cause such Subsidiary to rescind such assertions within 30 days after the Company has actual knowledge of such assertions, or
(10)	the failure by any Issuer or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (8) and (9) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (10) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes notify the Issuers of the default and the Company does not cure such default within the time specified in clause (4) and (10) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,
(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,
(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,
(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and
(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the related Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment,
(2)	reduce the rate of or extend the time for payment of interest on any Note,
(3)	reduce the principal of or change the Stated Maturity of any Note,
(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “— Optional Redemption” above,
(5)	make any Note payable in money other than that stated in such Note,
(6)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,
(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,
(8)	modify any Note Guarantee in any manner adverse to the holders,
(9)	expressly subordinate the Second Priority Senior Secure Notes or any Note Guarantee in right of payment to any other Indebtedness of the Issuers or any Note Guarantor, or
(10)	make any change in the provisions in the Security Documents or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents.

Without the consent of any holder, the Issuers, the Note Guarantors (as applicable) and the Trustee may amend the Indenture or any Security Document to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company or Successor Co-Issuer of the obligations of an Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Note Guarantor of the obligations of a Note Guarantor under the Indenture and its Note Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Note Guarantee with respect to the Notes, to secure the Notes, to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Indenture and the Security Documents when permitted or required by the Indenture or the Security Documents, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of additional Notes, as the case may be. In addition, the Security Documents may be amended to reflect the addition of holders of additional secured Indebtedness to the extent the grant of Liens to secure such Indebtedness is permitted by the Indenture.

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuers are required to mail to the respective Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests in the Company or any direct or indirect parent corporation, as such, has any liability for any obligations of the Issuers under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Noteholder to pay any taxes required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(2)	the Issuers and/or the Note Guarantors have paid all other sums payable under the Indenture; and
(3)	the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all their obligations under the Notes and their obligations under the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under the covenants described under “— Certain Covenants” for the benefit of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the change of control default provision and the security default provisions described under “— Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and certain provisions of the covenant described under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the Notes. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee and the Security Documents.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of its covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3),(4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9), or (10) under “— Defaults” or because of the failure of the Company to comply with “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel from counsel of recognized standing in respect of U.S. federal income tax matters to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law).

Concerning the Trustee

Wilmington Trust FSB is the Trustee under the Indenture and was appointed by the Issuers as Registrar and a Paying Agent with regard to the Notes. The Trustee and its affiliates have engaged, currently are engaged and may in the future engage in other transactions with the Issuers, the Subsidiary Guarantors and their affiliate in the ordinary course of their business.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Accrued Yield” means an amount in respect of each $1,000 principal amount of notes that, together with the accrued interest to be paid in a Special Redemption, will provide the holder thereof with the yield to maturity on such note, calculated on the basis of a 360 day year and payable for the actual number of days elapsed from the Issue Date. “Yield to maturity” means the annual yield to maturity of the notes, calculated based on market convention and as reflected in the pricing term sheet for this offering.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and
(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Affiliates of the Sponsors of certain assets and equity interests in certain entities, in each case related to the catalog and magazine paper business of the Seller, pursuant to the Agreement of Purchase and Sale.

“Acquisition Documents” means the Agreement of Purchase and Sale and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus
(2)	Consolidated Interest Expense; plus
(3)	Consolidated Non-cash Charges; plus
(4)	business optimization income and expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closure, retention, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Company shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus
(5)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Company and its Subsidiaries as described with particularity in this prospectus and as in effect on the Issue Date; plus
(6)	non-operating expenses (minus non-operating income);

less, without duplication,

(7)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement of Purchase and Sale” means the agreement of purchase and sale, dated as of June 4, 2006, by and among International Paper Company, a New York corporation, CMP Investments LP, a Delaware limited partnership, and CMP Holdings LLC, a Delaware limited liability company, as amended, supplemented or modified from time to time.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and
(2)	the excess of:
(a)	the present value at such redemption date of (i) the redemption price of the Note, at January 1, 2012 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through

January 1, 2012 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)	the then outstanding principal amount of the Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or
(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:
(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business;
(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;
(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “— Certain Covenants — Limitation on Restricted Payments”;
(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $10.0 million;
(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;
(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate, and (2) $20.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;
(g)	foreclosure on assets of the Company or any of its Restricted Subsidiaries;
(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;
(j)	any sale of inventory or other assets in the ordinary course of business;
(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;
(l)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m)	the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property;
(n)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property; and
(o)	any sale of Specified Non-Core Assets.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” means, as of any date, the sum of (x) 90% of the book value of the inventory of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, (y) 90% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date and (z) 100% of the Unrestricted Cash of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, in each case calculated on a consolidated basis in accordance with GAAP (calculated on a pro forma basis to give effect to any Investment, acquisition, disposition, mergers, consolidations and dispositions, mergers, consolidations and discontinued operation, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio).

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(7)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and
(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agent” means Credit Suisse, Cayman Islands Branch, in its capacity as “Collateral Agent” under the Security Documents and any successor thereto in such capacity.

“Consolidated First Lien Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on the date of determination that constitutes First-Priority Lien Obligations (with any Indebtedness incurred pursuant to clause (a)(ii)(y) of the second paragraph of the covenant described under “— Limitation on Incurrence and Issuance of Disqualified Stock and Preferred Stock” deemed to be a First-Priority Lien Obligation for this purpose in connection with any measurement of the Consolidated First Lien Secured Debt Ratio pursuant to such clause) the less the Unrestricted Cash of the Company and its Restricted Subsidiaries on such date to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of the Company and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated First Lien Secured Debt Ratio, in connection with the incurrence of Indebtedness to be secured by any Lien pursuant to clause (6)(C) of the definition of “Permitted Liens,” the Company or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of OID, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus
(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus
(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries; minus
(4)	interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, any expenses constituting transition expenses attributable to the Company becoming an independent operating company in connection with the Transactions, any severance expenses, any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Transactions, in each case, shall be excluded;
(2)	any increase in amortization or depreciation or any one-time non-cash charges or reductions in Net Income, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after August 1, 2006 shall be excluded;
(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;
(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;
(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;
(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “— Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than Finance Co. or any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;
(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “— Certain Covenants — Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;
(10)	any non-cash impairment charges resulting from the application of FASB ASC 350, Intangibles — Goodwill and Other, and FASB ASC 360, Property, Plant, and Equipment, and the amortization of intangibles arising pursuant to FASB ASC 805, Business Combinations, shall be excluded;
(11)	any non-cash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;
(12)	any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the August 1, 2006 related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;
(13)	accruals and reserves that are established within twelve months after August 1, 2006, and that are so required to be established in accordance with GAAP shall be excluded;
(14)	solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;
(15) (a)(i)	the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815, Derivatives and Hedging, shall be excluded;
(16)	unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FASB ASC 830, Foreign Currency Matters, shall be excluded; and
(17)	solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Company calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Company during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income (i) any income from black liquor payment proceeds and (ii) any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing

Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding any undrawn letters of credit issued in the ordinary course of business) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of Company, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)	to advance or supply funds:
(a)	for the purchase or payment of any such primary obligation; or
(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of any Issuer or any Note Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of such Issuer or such Note Guarantor after August 1, 2006; provided that:

(1)	such cash contributions have not been used to make a Restricted Payment,
(2)	if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of such Issuer or such Note Guarantor, as the case may be, the amount in excess shall be Subordinated Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes, and
(3)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) the credit agreement as in effect on the Issue Date, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Company, the financial institutions named therein, and Credit Suisse, Cayman Islands Branch, as Administrative Agent, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),
(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or
(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Eligible Investments” means (i) United States Treasury Bills maturing no later than the Business Day preceding the Special Redemption Date and (ii) securities representing an interest or interests in money market funds registered under the Investment Company Act of 1940, whose shares are registered under the Securities Act of 1933 investing exclusively in direct obligations of the United States of America.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Company’s or such direct or indirect parent’s common stock registered on Form S-8; and
(2)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company after August 1, 2006 from:

(1)	contributions to its common equity capital, and
(2)	the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First-Priority Lien Obligations” means all Secured Bank Obligations, the Notes and Note Guarantees (and all Obligations in respect thereof) and all Other First-Priority Lien Obligations.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of its Restricted Subsidiaries has both determined to make and made after August 1, 2006 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 4 to the “Summary Historical Financial Data” under “Prospectus Summary” to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and
(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on August 1, 2006. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates and/or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);
(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and
(4)	to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, Trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of FASB ASC 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),
(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries;
(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and
(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less
(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date on which the Notes are originally issued.

“Junior Indebtedness” means (a) with respect to any Issuer, any Indebtedness of such Issuer which is by its term subordinated in right of payment to the Notes and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or managers or whose nomination for election by the equityholders of the Company or any direct or indirect parent of the Company, as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto) or any Tax Distributions resulting therefrom, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “— Certain Covenants — Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantee” means any guarantee of the obligations of the Issuers under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person ceases to be a Note Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Other First-Priority Lien Obligations” means other Indebtedness of the Company and the Restricted Subsidiaries that is equally and ratably secured with the Notes and is designated by the Company as an Other First-Priority Lien Obligation.

“Pari Passu Indebtedness” means:

(1)	with respect to any Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes and is secured by Liens on the Collateral with the same priority as the Liens securing the Notes; and
(2)	with respect to any Note Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee and is secured by Liens on the Collateral with the same priority as the Liens securing the Note Guarantees.

“Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made (or is not required to be made) in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any Restricted Subsidiary;
(2)	any Investment in Cash Equivalents or Investment Grade Securities;
(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “— Certain Covenants — Asset Sales” or any other disposition of assets not constituting an Asset Sale;
(5)	any Investment existing on, or made pursuant to binding commitments existing on, August 1, 2006;
(6)	advances to employees not in excess of $15.0 million outstanding at any one time in the aggregate;
(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(9)	any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made on or after August 1, 2006 pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made on or after August 1, 2006 pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;
(12)	Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “— Certain Covenants — Limitation on Restricted Payments”;
(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “— Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (1l)(b) of such paragraph);
(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(15)	guarantees issued in accordance with the covenants described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Future Note Guarantors”;
(16)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;
(18)	additional Investments in joint ventures of the Company or any of its Restricted Subsidiaries existing on August 1, 2006 not to exceed $20.0 million at any one time; and
(19)	Investments of a Restricted Subsidiary of the Company acquired after August 1, 2006 or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after August 1, 2006 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;
(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, Liens arising out of timber cutting, hauling or sales contracts, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6) (A)	Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary, permitted to be Incurred pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d) or (t) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of such clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Company other than a Foreign Subsidiary), (C) Liens incurred to secure Indebtedness Incurred pursuant to clause (a) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that following the ABL Date, (i) Indebtedness Incurred pursuant to clause (i) and (ii)(x) of such clause (a) may be secured on a basis that provides payment upon such indebtedness from Revolving Collateral prior to the Notes (and shall in such case (except for Indebtedness incurred under clause (ii)(x)) provide for payment after the Notes from Notes Collateral) and (ii) any other Indebtedness Incurred thereunder shall be secured on a basis that has the same (or less favorable) priority as the Liens securing the Notes have on the Completion Date, (D) Liens securing Secured Bank Obligations (other than under clause (i) of the definition thereof) secured on the same basis as the Secured Bank Indebtedness pursuant to clause (C) above, (E) Liens securing the Notes and Note Guarantees and (F) junior Liens on the Collateral (subject to intercreditor arrangements no less favorable to the holders of the Notes than those applicable to the Second Lien Notes as in effect on the Issue Date) securing any Indebtedness permitted to be incurred pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(7)	Liens existing on the Issue Date (other than Liens described in clause (6)(C) above);
(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;
(9)	Liens on assets or property at the time the Company or a Restricted Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;
(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(11)	Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;
(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(15)	Liens in favor of any Issuer or any Note Guarantor;
(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;
(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;
(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;
(19)	grants of software and other technology licenses in the ordinary course of business;
(20)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), 6(E), (7), (8), (9), (l0), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), 6(E), (7), (8), (9), (l0), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
(21)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;
(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(24)	Liens incurred to secure cash management services in the ordinary course of business; and
(25)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens incurred satisfy clause (6)(C) above if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was incurred as permitted by clause (6)(C).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;
(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and
(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Second Lien Notes or any Refinancing Indebtedness with respect to the Second Lien Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(b)	with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and
(c)	to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Exchange Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company, including, without limitation, Finance Co.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Second Lien Notes” means the Issuers’ second priority senior secured notes outstanding on the Issue Date.

“Second Lien Notes Indenture” means the indenture governing the Second Lien Notes.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a First-Priority Lien incurred or deemed incurred pursuant to clause (6)(C) of the definition of Permitted Lien and, following the ABL Date, is entitled, pursuant to the Security Documents, to be paid first from Revolving Collateral (before the Notes) but (except as otherwise provided in such clause (6)(C)) after the Notes from Notes Collateral.

“Secured Bank Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Company and its Subsidiaries under the agreements governing Secured Bank Indebtedness and (iii) all other Obligations of the Company or any of its Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) or Obligations described in clause (ii) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Seller” means International Paper Company, a New York corporation.

“Senior Credit Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Senior Subordinated Notes” means the 11 3/8% Senior Subordinated Notes due 2016 of the Issuers.

“Senior Subordinated Note Documents” means the collective reference to the Senior Subordinated Notes (and any exchange Senior Subordinated Notes) and the Senior Subordinated Note Indenture (as defined under “Description of Senior Subordinated Notes”).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Non-Core Assets” means hydro-electric dams and related assets.

“Sponsors” means (i) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”), (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsor, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Company and (iii) any other Affiliate of Apollo Management, L.P. that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company”.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to any Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes or is unsecured or secured by a junior Lien on the Collateral, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee or is unsecured or secured by a junior Lien on the Collateral. It is understood that no First-Priority Lien Obligations are secured by junior Liens, notwithstanding their different right to proceeds under the Security Documents following the ABL Date.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “— Certain Covenants — Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Transactions” means the Acquisition and the transactions related thereto, the offering of Second Lien Notes and Senior Subordinated Notes and borrowings made pursuant to the Credit Agreement in connection therewith.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to January 1, 2012; provided, however, that if the period from such redemption date to January 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and
(2)	who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash” means cash or Cash Equivalents of the Company or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company and its Subsidiaries.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and
(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or
(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1)	the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and
(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or
(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Book-Entry, Delivery and Form

The exchange notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the exchange notes will be deposited with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers of the original notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or
(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for certificated notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for a certificated note if:

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;
(2)	the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the certificated notes; or
(3)	there has occurred and is continuing a Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated notes may be exchanged for beneficial interests in any global note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The Issuers will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Issuers will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be made eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any certificated notes will also be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

To ensure compliance with Internal Revenue Service Circular 230, holders are hereby notified that any discussion of tax matters set forth in the this prospectus was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any holder, for the purpose of avoiding tax-related penalties under federal, state or local tax law. Each holder should seek advice based on its particular circumstances from an independent tax advisor.

General

The following is a summary of material U.S. federal income tax consequences of the exchange of original notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of U.S. federal income tax consequences to holders of original notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange original notes for exchange notes in the exchange offer and who hold the original notes as capital assets within the meaning of Section 1221 of the Code. It does not address the tax consequences to holders who are subject to special rules under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations and insurance companies). A “U.S. holder” means a beneficial owner of a note and is, for U.S. federal income tax purposes: (i) an individual resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust.

This summary does not represent a detailed description of the U.S. federal income and tax consequences to holders in light of their particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of notes.

Persons considering the exchange of original notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Old Note for an Exchange Note Pursuant to the Exchange Offer

The exchange by any holder of an original note for an exchange note should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange original notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange will be the same as such holder’s tax basis in the original note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the original notes.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes only where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until, 2010, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the enforceability of obligations under the exchange notes and guarantees being issued are being passed upon for us by O’Melveny & Myers LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Verso Paper Holdings LLC (“Successor”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the years ended December 31, 2008 and 2007 and the five months ended December 31, 2006 and the accompanying combined statements of operations and cash flows of the Coated and Supercalendered Papers Division of International Paper Company (the “Predecessor”) for the seven months ended July 31, 2006 and the related consolidated financial statement schedule included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement, which report expresses an unqualified opinion on the consolidated and combined financial statements and includes an explanatory paragraph referring to the Successor’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132 (R), as of December 31, 2006 and an explanatory paragraph referring to the preparation of the Predecessor’s combined financial statements from separate records maintained by the Predecessor and International Paper Company. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. In addition, you may obtain these materials on our website. Our website address is www.versopaper.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the notes. Our reports and other information that we have filed, or may in the future file, with the SEC do not constitute part of this prospectus.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the original notes. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

VERSO PAPER HOLDINGS LLC

Index to Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-2
Audited Consolidated and Combined Financial Statements
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-3
Consolidated Statements of Operations of Successor for the years ended December 31, 2008 and 2007 and for the five months ended December 31, 2006 and Combined Statement of Operations of Predecessor for the seven months ended July 31, 2006	F-4
Consolidated Statements of Changes in Member’s Equity for the period August 1, 2006 to December 31, 2006 and for the years ended December 31, 2008 and 2007	F-5
Consolidated Statements of Cash Flows of Successor for the years ended December 31, 2008 and 2007 and the five months ended December 31, 2006 and Combined Statement of Operations of Predecessor for the seven months ended July 31, 2006	F-6
Notes to Audited Consolidated Financial Statements of Verso Paper Holdings LLC (Successor)	F-7
Notes to Audited Combined Financial Statements of Coated and Supercalendered Papers Division of International Paper Company (Predecessor)	F-31
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheet as of September 30, 2009 and December 31, 2008	F-36
Condensed Consolidated Statement of Operations for the three and nine month periods ended September 30, 2009 and 2008	F-37
Condensed Consolidated Statements of Changes in Member’s Equity for the periods ended September 30, 2009 and 2008	F-38
Condensed Consolidated Statements of Cash Flows for the nine month periods ended September 30, 2009 and 2008	F-39
Notes to Unaudited Condensed Consolidated Financial Statements	F-40
Report of Independent Registered Public Accounting Firm	F-61
Valuation and Qualifying Accounts	F-62

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
Verso Paper Holdings LLC
Memphis, Tennessee

We have audited the accompanying consolidated balance sheets of Verso Paper Holdings LLC (the “Company” or “Successor”), a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, as of December 31, 2008 and 2007 (Successor Company balance sheets), and the related consolidated statements of operations, changes in member’s equity, and cash flows for the years ended December 31, 2008 and 2007 and the five months ended December 31, 2006 (Successor Company operations). We have also audited the accompanying combined statements of operations and cash flows of the Coated & Supercalendered Papers Division of International Paper Company (the “Predecessor”) for the seven months ended July 31, 2006 (Predecessor operations). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor Company’s consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007 and the five months ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Predecessor for the seven months ended July 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the Successor Company consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R), as of December 31, 2006.

As discussed in Note 1 to the Predecessor combined financial statements, the accompanying Predecessor combined financial statements have been prepared from the separate records maintained by the Predecessor and International Paper Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Predecessor had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from corporate-office items applicable to International Paper Company as a whole.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
March 2, 2009

VERSO PAPER HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(In Thousands of U.S. Dollars)	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$119,520	$58,499
Accounts receivable – net	74,733	121,351
Accounts receivable from related parties	8,312	12,318
Inventories	195,934	119,620
Prepaid expenses and other assets	2,512	3,935
Total Current Assets	401,011	315,723
Property, plant, and equipment – net	1,115,657	1,159,918
Intangibles and other assets – net	86,853	90,843
Goodwill	10,551	10,551
Total Assets	$1,614,072	$1,577,035
LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$117,906	$128,149
Accounts payable to related parties	4,135	3,872
Accrued liabilities	122,649	88,127
Current maturities of long-term debt	2,850	2,850
Total Current Liabilities	247,540	222,998
Long-term debt	1,242,821	1,153,588
Other liabilities	32,007	25,596
Total Liabilities	1,522,368	1,402,182
Commitments and contingencies (Note 16)	—	—
Member’s Equity
Paid-in capital	301,110	289,911
Retained deficit	(167,135)	(105,188)
Accumulated other comprehensive loss	(42,271)	(9,870)
Total Member’s Equity	91,704	174,853
Total Liabilities and Member’s Equity	$1,614,072	$1,577,035

See notes to consolidated financial statements.

VERSO PAPER HOLDINGS LLC (SUCCESSOR) AND
COATED AND SUPERCALENDERED PAPERS DIVISION OF
INTERNATIONAL PAPER COMPANY
(PREDECESSOR)

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	Successor Consolidated			Predecessor Combined
(In Thousands of U.S. Dollars)	Year Ended December 31, 2008	Year Ended December 31, 2007	Five Months Ended December 31, 2006	Seven Months Ended July 31, 2006
Net sales	$1,766,813	$1,628,753	$706,833	$904,417
Costs and expenses:
Cost of products sold – (exclusive of depreciation and amortization)	1,462,333	1,403,144	589,283	771,576
Depreciation and amortization	134,344	123,139	48,317	72,674
Selling, general, and administrative expenses	79,441	52,007	13,996	34,348
Restructuring and other charges	27,416	19,395	10,126	(322)
Operating income	63,279	31,068	45,111	26,141
Interest income	(770)	(1,544)	(1,798)	(23)
Interest expense	103,200	113,881	48,741	8,414
Income (loss) before income taxes	(39,151)	(81,269)	(1,832)	17,750
Income tax expense	—	—	—	6,993
Net income (loss)	$(39,151)	$(81,269	$(1,832)	$10,757
Included in the financial statement line items above are related-party transactions as follows (Notes 14 and 15):
Net sales	$165,799	$191,358	$71,541	$83,797
Purchases included in cost of products sold	7,159	11,722	2,515	119,471
Selling, general, and administrative expenses	—	—	—	25,481
Restructuring and other charges	23,281	8,399	6,100	—

See notes to Successor’s consolidated financial statements and Predecessor’s combined financial statements.

VERSO PAPER HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY
FOR THE PERIOD AUGUST 1, 2006 (DATE OF ACQUISITION) TO DECEMBER 31, 2006
AND FOR THE PERIODS ENDED DECEMBER 31, 2008 AND 2007

(In Thousands of U.S. Dollars)	Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Total Member’s Equity
Date of acquisition – August 1, 2006
Capital contributions	$288,889	$—	$—	$288,889
Net loss and comprehensive loss	—	(1,832)	—	(1,832)
Equity award expense	397	—	—	397
Adjustment to initially apply SFAS No. 158	—	—	(7,741)	(7,741)
Balance – December 31, 2006	289,286	(1,832)	(7,741)	279,713
Cash distributions	—	(22,087)	—	(22,087)
Net loss	—	(81,269)	—	(81,269)
Other comprehensive income (loss):
Net unrealized losses on derivative financial instruments	—	—	(2,095)	(2,095)
Defined benefit pension plan:
Plan amendments	—	—	(846)	(846)
Net actuarial gain	—	—	27	27
Prior service cost amortization	—	—	785	785
Total other comprehensive loss	—	—	(2,129)	(2,129)
Comprehensive loss	—	(81,269)	(2,129)	(83,398)
Equity award expense	625	—	—	625
Balance – December 31, 2007	289,911	(105,188)	(9,870)	174,853
Cash distributions	—	(22,796)	—	(22,796)
Net loss	—	(39,151)	—	(39,151)
Other comprehensive loss:
Net unrealized losses on derivative financial instruments	—	—	(27,571)	(27,571)
Defined benefit pension plan:
Net actuarial loss	—	—	(5,701)	(5,701)
Prior service cost amortization	—	—	871	871
Total other comprehensive loss	—	—	(32,401)	(32,401)
Comprehensive loss	—	(39,151)	(32,401)	(71,552)
Equity award expense	11,199	—	—	11,199
Balance – December 31, 2008	$301,110	$(167,135)	$(42,271)	$91,704

See notes to Successor’s consolidated financial statements

VERSO PAPER HOLDINGS LLC (SUCCESSOR) AND
COATED AND SUPERCALENDERED PAPERS DIVISION OF
INTERNATIONAL PAPER COMPANY
(PREDECESSOR)

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Successor Consolidated			Predecessor Combined
(In Thousands of U.S. Dollars)	Year Ended December 31, 2008	Year Ended December 31, 2007	Five Months Ended December 31, 2006	Seven Months Ended July 31, 2006
Cash Flows From Operating Activities:
Net income (loss)	$(39,151)	$(81,269)	$(1,832)	$10,757
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	134,344	123,139	48,317	72,674
Amortization of debt issuance costs	5,427	5,425	2,264	—
Loss on disposal of fixed assets	722	942	71	1,262
Equity award expense	11,199	625	—	—
Increase in derivatives, net	(27,571)	(2,095)	—	—
Other – net	(6,238)	(34)	—	686
Changes in assets and liabilities:
Accounts receivable	50,625	(11,963)	(32,302)	23,253
Inventories	(76,314)	20,171	5,438	(55,256)
Prepaid expenses and other assets	(7,982)	(8,201)	(11,412)	(6,396)
Accounts payable	(9,980)	(14,355)	64,736	(8,690)
Accrued liabilities	39,842	6,396	53,505	983
Net cash provided by operating activities	74,923	38,781	128,785	39,273
Cash Flows From Investing Activities:
Proceeds from sale of fixed assets	108	1,789	—	32
Cash paid for acquisition	—	—	(1,364,221)	—
Capital expenditures	(80,447)	(69,582)	(27,533)	(27,655)
Net cash used in investing activities	(80,339)	(67,793)	(1,391,754)	(27,623)
Cash Flows From Financing Activities:
Proceeds from long-term debt	92,083	—	1,185,000	—
Repayments of long-term debt	(2,850)	(2,850)	(25,713)	(18,754)
Equity distributions	(22,796)	(22,087)	—	—
Equity contributions	—	—	260,286	7,105
Debt issue costs	—	—	(44,157)	—
Net cash provided by (used in) financing activities	66,437	(24,937)	1,375,416	(11,649)
Change in cash and cash equivalents	61,021	(53,949)	112,447	1
Cash and cash equivalents at beginning of period	58,499	112,448	1	46
Cash and cash equivalents at end of period	$119,520	$58,499	$112,448	$47
Supplemental Schedule of Non-Cash Financing Activities:
Non-cash equity investment	$—	$—	$29,000	$—

See notes to Successor’s consolidated financial statements and Predecessor’s combined financial statements.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business — The accompanying financial statements include the accounts of Verso Paper Holdings LLC, a Delaware limited liability company, and its subsidiaries. Unless otherwise noted, the terms “Verso,” “Verso Paper,” “Company,” “we,” “us,” “our,” and “Successor” refer collectively to Verso Paper Holdings LLC and its subsidiaries, and references to the “Division” or “Predecessor” refer to the Coated and Supercalendered Papers Division of International Paper Company, or “International Paper.”

The Company began operations on August 1, 2006, when it acquired the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper. The Company was formed by affiliates of Apollo Management, L.P., or “Apollo,” for the purpose of consummating the acquisition from International Paper, or the “Acquisition.” Verso Paper Corp., of which we are an indirect, wholly-owned subsidiary, went public on May 14, 2008, with an initial public offering, or “IPO,” of 14 million shares of common stock which generated $152.2 million in net proceeds.

The Company operates, through its subsidiaries, in the following three segments: coated and supercalendered papers; hardwood market pulp; and other, consisting of specialty industrial paper. The Company’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets.

Basis of Presentation — Included in this report are the financial statements of Verso Paper Holdings LLC as of December 31, 2008 and 2007, and for the years ended December 31, 2008 and 2007 and the five months ended December 31, 2006. The notes to the financial statements of the Predecessor for the seven months ended July 31, 2006, follow the notes of the Successor. All material intercompany balances and transactions are eliminated.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Revenue Recognition — Sales are net of rebates, allowances, and discounts. Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership. Revenue is recorded at the time of shipment for terms designated f.o.b. (free on board) shipping point. For sales transactions designated f.o.b. destination, which include export sales, revenue is recorded when the product is delivered to the customer’s site and when title and risk of loss are transferred.

Shipping and Handling Costs — Shipping and handling costs, such as freight to customer destinations, are included in cost of products sold in the accompanying consolidated statements of operations. These costs, when included in the sales price charged for the Company’s products, are recognized in net sales.

Planned Maintenance Costs — Maintenance costs for major planned maintenance shutdowns in excess of $0.5 million are deferred over the period in which the maintenance shutdowns occur and expensed ratably over the period until the next major planned shutdown, since the Company believes that operations benefit throughout that period from the maintenance work performed. Other maintenance costs are expensed as incurred.

Environmental Costs and Obligations — Costs associated with environmental obligations, such as remediation or closure costs, are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are discounted to their present value when the expected cash flows are reliably determinable.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

Equity Compensation — The Company accounts for equity awards in accordance with SFAS No. 123 (Revised), Share-Based Payment. SFAS No. 123(R) requires that all equity awards to employees be expensed over the period of the award. The Company applies the Black-Scholes method of valuation to determine share-based compensation expense.

Income Taxes — The Company is a limited liability corporation and is not subject to federal income taxes. The Company accounts for its state income taxes in accordance with SFAS No. 109, Accounting for Income Taxes.

Fair Value of Financial Instruments — The carrying amounts for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and amounts receivable from or due to related parties approximates fair value due to the short maturity of these instruments. The Company determines the fair value of its long-term debt based on market information and a review of prices and terms available for similar obligations. See also Note 7 and Note 13 for additional information regarding the fair value of financial instruments.

Cash and Cash Equivalents — For cash and cash equivalents, the carrying amounts approximate fair value due to the short-term nature of these instruments. Cash and cash equivalents include highly liquid investments with a maturity of three months or less at the date of purchase.

Inventories and Replacement Parts and Other Supplies — Inventory values include all costs directly associated with manufacturing products: materials, labor, and manufacturing overhead. These values are presented at the lower of cost or market. Costs of raw materials, work-in-progress, and finished goods are determined using the first-in, first-out method. Replacement parts and other supplies are stated using the average cost method and are reflected in Intangibles and other assets on the balance sheet (see Note 3 and Note 5).

Property, Plant, and Equipment — Property, plant, and equipment is stated at cost, net of accumulated depreciation. Interest is capitalized on projects meeting certain criteria and is included in the cost of the assets. The capitalized interest is depreciated over the same useful lives as the related assets. Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. Interest cost of $1.4 million was capitalized in 2008 and $1.2 million was capitalized in 2007.

Depreciation and amortization are computed using the straight-line method for all assets over the assets’ estimated useful lives. Estimated useful lives are as follows:

Years
Building	20 – 40
Machinery and equipment	10 – 20
Furniture and office equipment	3 – 10
Computer hardware	3 – 6
Leasehold improvements	Over the terms of the lease or the useful life of the improvements

Goodwill and Intangible Assets — The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Intangible assets primarily consist of trademarks, customer-related intangible assets, and patents obtained through business acquisitions. The useful lives of trademarks were determined to be indefinite and, therefore, these assets are not amortized. Customer-related intangible assets are amortized over their estimated useful lives of approximately twenty-five years. Patents are amortized over their remaining legal lives of ten years.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

The impairment evaluation of the carrying amount of goodwill and other intangible assets with indefinite lives is conducted annually or more frequently if events or changes in circumstances indicate that an asset might be impaired. Goodwill is evaluated at the reporting unit level. Goodwill has been allocated to the “Coated” segment.

The evaluation for impairment is performed by comparing the carrying amount of these assets to their estimated fair value. If the carrying amount exceeds the reporting unit fair value, then the second step of the goodwill impairment test is performed to determine the amount of the impairment loss.

Impairment of Long-Lived Assets — Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at estimated fair value, determined principally using discounted cash flows.

Allowance for Doubtful Accounts — The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company manages credit risk related to its trade accounts receivable by continually monitoring the creditworthiness of its customers to whom credit is granted in the normal course of business. Trade accounts receivable balances for sales to unaffiliated customers were approximately $64.4 million at December 31, 2008, compared to $104.6 million at December 31, 2007.

The Company establishes its allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends, and other information. Based on this assessment, an allowance is maintained that represents what is believed to be ultimately uncollectible from such customers. The allowance for doubtful accounts was approximately $1.9 million at December 31, 2008, compared to $1.7 million at December 31, 2007. Bad debt expense was $1.0 million for the year ended December 31, 2008, and was negligible for the year ended December 31, 2007, and the five-month period ended December 31, 2006.

Deferred Financing Costs — The Company capitalizes costs incurred in connection with borrowings or establishment of credit facilities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or life of the credit facility using the effective interest method. In the case of early debt principal repayments, the Company adjusts the value of the corresponding deferred financing costs with a charge to interest expense, and similarly adjusts the future amortization expense.

Asset Retirement Obligations — In accordance with the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, a liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The liability is accreted over time, and the asset is depreciated over its useful life. The Company’s asset retirement obligations under this standard relate to closure and post-closure costs for landfills. Revisions to the liability could occur due to changes in the estimated costs or timing of closure, or possible new federal or state regulations affecting the closure.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

On December 31, 2008, the Company had approximately $0.8 million of restricted cash related to an asset retirement obligation in the state of Michigan, which is reflected in other assets on the consolidated balance sheet. This cash deposit is required by the state and may only be used for the future closure of a landfill. The following table presents an analysis related to the company’s assets retirement obligations included in Other liabilities on the accompanying consolidated balance sheet:

(In Thousands of U.S. Dollars)	Year Ended December 31, 2008	Year Ended December 31, 2007
Asset retirement obligations, January 1	$11,614	$11,855
New liabilities	1,091	310
Accretion expense	599	583
Settlement of existing liabilities	(1,306)	(1,063)
Adjustment to existing liabilities	2,030	(71)
Asset retirement obligations, December 31	$14,028	$11,614

Derivative Financial Instruments — Derivative financial instruments are recognized as assets or liabilities in the financial statements and measured at fair value. The effective portion of the changes in the fair value of derivative financial instruments that qualify and are designated as cash flow hedges are recorded in other comprehensive income. Changes in the fair value of derivative financial instruments that are entered into as economic hedges are recognized in current earnings. The Company uses derivative financial instruments to manage its exposure to energy prices and interest rate risk.

Postretirement Benefits — Pension plans cover substantially all of the Company’s employees. The defined benefit plan is funded in conformity with the funding requirements of applicable government regulations. Prior service costs are amortized on a straight-line basis over the estimated remaining service periods of employees. Certain employees are covered by defined contribution plans. The Company’s contributions to these plans are based on a percentage of employees’ compensation or employees’ contributions. These plans are funded on a current basis.

The Company adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), as of December 31, 2006. The measurement date is December 31.

2. RECENT ACCOUNTING DEVELOPMENTS

Postretirement Benefit Plan Assets — In December 2008, the Financial Accounting Standards Board, or “FASB,” issued FASB Staff Position on Statement 132(R)-1, or FSP FAS 132(R)-1, Employers’ Disclosure about Postretirement Benefit Plan Assets, which amends SFAS No. 132(R) to require more detailed disclosures about employers’ pension plan assets. New disclosures will include more information on investment strategies, major categories of plan assets, concentrations of risk within plan assets and valuation techniques used to measure the fair value of plan assets. FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. Since FSP FAS 132(R)-1 only addresses new disclosure requirements, the adoption of FSP FAS 132(R)-1 will have no impact on our financial condition or results of operations.

Intangible Assets — In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets, which provides guidance on the renewal or extension assumptions used in the determination of the useful life of a recognized intangible asset. The intent of FSP FAS 142-3 is to better match the useful life of the recognized intangible asset to the period of the expected cash flows used to measure its fair value. FSP FAS 142-3 is effective for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP FAS 142-3 is not expected to have a material impact on our financial condition or results of operations.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

Derivatives and Hedging Activities — In March 2008, the FASB, issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Since SFAS No. 161 only addresses disclosure requirements, the adoption of SFAS No. 161 will have no impact on our financial condition or results of operations.

Business Combinations — In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. SFAS No. 141-R establishes principles and requirements for how an acquirer recognizes and measures identifiable assets acquired, liabilities assumed and noncontrolling interests; recognizes and measures goodwill acquired in a business combination or gain from a bargain purchase; and establishes disclosure requirements. SFAS No. 141-R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company will apply the provisions of SFAS No. 141-R to any future acquisitions.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This standard is effective, on a prospective basis, for fiscal years and interim periods beginning on or after December 15, 2008. The presentation and disclosure requirements for existing minority interests should be applied retrospectively for all periods presented. Early adoption is prohibited. The adoption of SFAS No. 160 is not expected to have a material impact on our financial condition or results of operations.

Fair Value Option for Financial Assets and Financial Liabilities — In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115, which permits an entity to measure certain financial assets and financial liabilities at fair value. The Statement’s objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. The Statement was effective as of the beginning of an entity’s fiscal year beginning after November 15, 2007. The adoption of SFAS No. 159 did not have a material impact on our financial condition or results of operations.

Fair Value Measurements — In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 addresses how to measure fair value (not what to measure at fair value) and, applies, with limited exceptions, to existing standards that require assets and liabilities to be measured at fair value. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data and requires new disclosures for assets and liabilities measured at fair value based on their level in the hierarchy. SFAS No. 157 was effective for financial statements issued for fiscal years beginning after November 15, 2007. However, FSP 157-2, Effective Date of FASB Statement No. 157, delayed the implementation of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. The adoption of the initial provisions of SFAS No. 157 did not have, and the adoption of the remaining provisions of SFAS No. 157 is not expected to have, a material impact on our financial condition or results of operations.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

Defined Benefit Pension and Other Postretirement Plans — In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), which requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the balance sheet. SFAS No. 158 does not change measurement or recognition requirements for periodic pension and postretirement costs. SFAS No. 158 also provides that changes in the funded status of a defined benefit postretirement plan should be recognized in the year such changes occur through comprehensive income. As a result of adopting SFAS No. 158 as of December 31, 2006, unrecognized prior service costs were recognized as a component of accumulated other comprehensive income resulting in a reduction in equity of $7.7 million.

Accounting for Planned Major Maintenance Activities — In September 2006, the FASB issued FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities. This FSP eliminates the accrue-in-advance method of accounting for planned major maintenance activities from the American Institute of Certified Public Accountants’ Audit and Accounting Guide, Audits of Airlines, or the “Airline Guide.” This method of accounting for planned major maintenance activities was eliminated due to the FASB’s belief that the resultant liability does not meet the definition of a liability in FASB Concepts Statement No. 6, Elements of Financial Statements. As a result of the elimination of the accrue-in-advance method, the Airline Guide, which provides guidance for all industries that conduct planned major maintenance activities, permits the use of one of the following three remaining methods: (1) direct expensing, (2) built-in overhaul, and (3) deferral. This FSP was effective for fiscal years beginning after December 15, 2006, with early adoption permitted as long as it was as of the beginning of the entity’s fiscal year. The Company adopted the FSP at its inception by electing the deferral method.

Sales, Use and Excise Taxes — In June 2006, the FASB ratified the consensuses reached by the Emerging Issues Task Force in Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That is, Gross Versus Net Presentation). Issue No. 06-3 requires disclosure of an entity’s accounting policy regarding the presentation of taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer, including sales, use, value added and some excise taxes. We present such taxes on a net basis (excluded from revenues and costs). The adoption of Issue No. 06-3 in 2007 had no impact on our financial condition or results of operations.

Accounting for Uncertainty in Income Taxes — In June 2006, the FASB issued Interpretation No. 48 (FIN48), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 was effective for fiscal years beginning after December 15, 2006. The Company applied the provisions of this interpretation beginning January 1, 2007. The adoption of FIN 48 did not have a material impact on our financial condition or results of operations.

Other new accounting pronouncements issued but not effective until after December 31, 2008, are not expected to have a significant effect on our financial condition or results of operations.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

3. INVENTORIES

Inventories by major category as of December 31, 2008 and 2007, included the following:

(In Thousands of U.S. Dollars)	December 31, 2008	December 31, 2007
Raw materials	$29,858	$19,918
Woodyard logs	7,970	3,209
Work-in-process	19,001	19,565
Finished goods	113,050	48,167
Replacement parts and other supplies	26,055	28,761
Inventories	$195,934	$119,620

4. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment as of December 31, 2008 and 2007, were as follows:

(In Thousands of U.S. Dollars)	December 31, 2008	December 31, 2007
Land and land improvements	$29,980	$27,899
Building and leasehold improvements	174,869	172,099
Machinery and equipment	1,172,178	1,096,273
Construction-in-progress	24,188	29,406
	1,401,215	1,325,677
Less: accumulated depreciation	(285,558)	(165,759)
Property, plant, and equipment	$1,115,657	$1,159,918

Depreciation expense was $126.4 million and $119.4 million for the years ended December 31, 2008 and 2007, respectively, and was $48.0 million for the five months ended December 31, 2006.

5. INTANGIBLES AND OTHER ASSETS

Intangibles and other assets as of December 31, 2008 and 2007, consisted of the following:

(In Thousands of U.S. Dollars)	December 31, 2008	December 31, 2007
Amortizable intangible assets:
Customer relationships – net of accumulated amortization of $3.3 million and $1.8 million, respectively	$10,020	$11,470
Patents – net of accumulated amortization of $0.28 million and $0.16 million, respectively	870	985
Total amortizable intangible assets	10,890	12,455
Unamortizable intangible assets:
Trademarks	21,473	21,473
Other assets:
Financing costs – net of accumulated amortization of $13.1 million and $7.7 million, respectively	31,040	36,468
Deferred major repair	9,543	5,328
Deferred software cost-net of accumulated amortization of $3.0 million and $1.3 million, respectively	2,746	3,765
Replacement parts – net	5,625	4,932
Other	5,536	6,422
Total other assets	54,490	56,915
Intangibles and other assets	$86,853	$90,843

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

Approximately $1.6 million, $1.7 million, and $0.3 million of intangible amortization are reflected in depreciation and amortization expense for the years ended December 31, 2008 and 2007 and for the five months ended December 31, 2006, respectively.

Estimated amortization expense of intangibles is expected to be $1.4 million, $1.3 million, $1.1 million, $0.9 million, and $0.8 million in 2009, 2010, 2011, 2012, and 2013 respectively.

Software cost incurred as part of a major systems project was capitalized in 2007 and is being amortized over its anticipated useful life of approximately three years. Approximately $1.7 million and $1.3 million of software amortization are reflected in depreciation and amortization expense for the years ended December 31, 2008 and 2007, respectively.

6. ACCRUED LIABILITIES

A summary of accrued liabilities as of December 31, 2008 and 2007, is as follows:

(In Thousands of U.S. Dollars)	December 31, 2008	December 31, 2007
Payroll and employee benefit costs	$48,005	$35,780
Accrued interest	30,805	31,861
Accrued sales rebates	10,966	10,900
Accrued taxes – other than income	1,777	2,573
Derivatives	26,878	1,428
Freight and other	4,218	5,585
Accrued liabilities	$122,649	$88,127

In 2008, a separate category representing the fair value of short-term derivative liabilities has been established and the accrued liability for workers’ compensation has been included in payroll and employee benefit costs. As a result, payroll and employee benefit cost at December 31, 2007, increased by $2.3 million and a derivative liability of $1.4 million was reclassified, resulting in a decrease of $3.7 million in freight and other accrued liabilities from amounts previously reported.

7. LONG-TERM DEBT

A summary of long-term debt as of December 31, 2008 and 2007, is as follows:

(In Thousands of U.S. Dollars)	Maturity	Rate	December 31, 2008	December 31, 2007
First Priority Revolving Credit Facility	8/1/2012	LIBOR + 2.00%	$92,083	$—
First Priority Term Loan B	8/1/2013	LIBOR + 1.75%	253,588	256,438
Second Priority Senior Secured Notes – Fixed	8/1/2014	9.13%	350,000	350,000
Second Priority Senior Secured Notes – Floating	8/1/2014	LIBOR + 3.75%	250,000	250,000
Senior Subordinated Notes	8/1/2016	11.38%	300,000	300,000
			1,245,671	1,156,438
Less current maturities			(2,850)	(2,850)
Long-term debt			$1,242,821	$1,153,588

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

The Company entered into senior secured credit facilities on August 1, 2006, consisting of:

•	a $285 million term loan with a maturity of seven years, of which $253.6 million was outstanding as of December 31, 2008; and
•	a $200 million revolving credit facility with a maturity of six years, of which $92.1 million was outstanding, $33.1 million in letters of credit were issued, and $59.0 million was available for future borrowing as of December 31, 2008.

The term loan bears interest at a rate equal to LIBOR plus 1.75%, with the interest rate being 3.3% at December 31, 2008 and 6.6% at December 31, 2007. The revolving credit facility bears interest at a rate equal to LIBOR plus 2.00%, with the weighted average interest rate being 3.35% at December 31, 2008. The Company is required to pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized commitments at a rate equal to 0.375% per annum (subject to reduction in certain circumstances) and customary letter of credit and agency fees. The senior secured credit facilities are secured by first priority security interests in, and mortgages on, substantially all of the Company’s tangible and intangible assets and those of each of its direct and indirect subsidiaries. The senior secured credit facilities also are secured by first priority pledges of all the equity interests owned by the Company in its subsidiaries. The obligations under the senior secured credit facilities are unconditionally guaranteed by Verso Paper Finance Holdings LLC, or “Verso Finance,” the Company’s parent company, and subject to certain exceptions, each of its direct and indirect subsidiaries. The credit agreement for the senior secured credit facilities contains various covenants which, among other things, prohibit the Company’s subsidiaries from prepaying other indebtedness, require the Company to maintain a maximum consolidated first lien leverage ratio, and restrict its ability to incur indebtedness or liens, make investments or declare or pay any dividends. As of December 31, 2008, the Company was in compliance with all such covenants.

The Company also issued debt securities on August 1, 2006, consisting of:

•	$350 million aggregate principal amount of 9% second priority senior secured fixed rate notes due 2014;
•	$250 million aggregate principal amount of second priority senior secured floating rate notes due 2014; and
•	$300 million aggregate principal amount of 11% senior subordinated notes due 2016.

The original principal amount of each issue of debt securities was outstanding at December 31, 2008. The fixed rate notes and subordinated notes pay interest semi-annually, and the floating rate notes pay interest quarterly. The floating rate notes bear interest at a rate equal to LIBOR plus 3.75%, with the interest rate being 6.9% at December 31, 2008, and 8.7% at December 31, 2007. The fixed rate and floating rate notes have the benefit of a second priority security interest in the collateral securing the Company’s senior secured credit facilities, while the subordinated notes are unsecured. The indentures governing the notes contain various covenants which limit the Company’s ability to, among other things, incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem its stock, make investments, sell assets (including capital stock of restricted subsidiaries), enter into agreements restricting the Company’s subsidiaries’ ability to pay dividends, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets, enter into transactions with its affiliates, and incur liens. At December 31, 2008, the Company was in compliance with all such covenants.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

The payments required under the long-term debt listed above during the years following December 31, 2008, are set forth below:

2009	$2,850
2010	2,850
2011	2,850
2012	94,933
2013	242,188
Thereafter	900,000
Total long-term debt	$1,245,671

Interest expense was $99.2 million and $100.8 million of interest was paid during the year ended December 31, 2008. Interest expense was $109.2 million and $109.1 million of interest was paid during the year ended December 31, 2007. Interest expense was $46.7 million and $14.8 million of interest was paid during the five-month period ended December 31, 2006. In conjunction with the Acquisition, we assumed none of the historical debt of the Predecessor.

Amortization of debt issuance costs was $5.4 million in each of the years ended December 31, 2008 and 2007, and is included in interest expense in the consolidated statements of operations. Amortization of debt issuance costs was $2.3 million for the five-month period ended December 31, 2006.

The fair value of long-term debt was approximately $562 million at December 31, 2008, compared to approximately $1.2 billion at December 31, 2007. The Company determines the fair value of its long-term debt based on market information and a review of prices and terms available for similar obligations. The fair value at December 31, 2008, of the $250 million notional value interest rate swap hedging the cash flow exposure of quarterly variable-rate interest payments on the Company’s outstanding floating rate notes that mature in 2014 was an unrealized loss of $3.7 million.

8. OTHER LIABILITIES

Other liabilities as of December 31, 2008 and 2007, consisted of the following:

(In Thousands of U.S. Dollars)	December 31, 2008	December 31, 2007
Asset retirement obligations	$14,028	$11,614
Pension benefit obligation	12,497	9,980
Derivatives	3,677	—
Other, primarily environmental obligations	1,805	4,002
Other liabilities	$32,007	$25,596

9. RETIREMENT PLANS

Defined Benefit Plan

The Company maintains a defined benefit pension plan that provides retirement benefits to hourly employees in Jay, Bucksport and Sartell hired prior to July 1, 2004. These employees generally are eligible to participate in the plan upon completion of one year of service and attainment of age 21. Employees hired after June 30, 2004, who are not eligible for this pension plan receive an additional company contribution to their savings plan (see “Other Plan”). The plan provides defined benefits based on years of credited service times a specified flat dollar benefit rate.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

The following table summarizes net periodic benefit cost for the years ended December 31, 2008 and 2007:

(In Thousands of U.S. Dollars)	Year Ended December 31, 2008	Year Ended December 31, 2007
Components of net periodic benefit cost:
Service cost	$5,976	$5,278
Interest cost	998	611
Expected return on plan assets	(762)	(229)
Amortization of prior service cost	871	785
Net periodic benefit cost	$7,083	$6,445

The following table provides detail on prior service cost and net actuarial gain (loss) recognized in accumulated other comprehensive income at December 31, 2008 and 2007.

(In Thousands of U.S. Dollars)	2008	2007
Amounts recognized in accumulated other comprehensive income:
Prior service cost	$6,931	$7,803
Net actuarial (gain) loss	5,674	(27)

The estimated net loss and prior service cost that will be amortized from accumulated other comprehensive income into net periodic actuarial pension cost during 2009 is $0.3 million and $0.9 million, respectively. We expect no plan assets to be returned to the company in 2009.

The Company makes contributions that are sufficient to fully fund its actuarially determined costs, generally equal to the minimum amounts required by the Employee Retirement Income Security Act (ERISA). The Company made contributions of $6.9 million in 2007, with $4.7 million attributable to the 2007 plan year and $2.2 attributable to the 2006 plan year. The Company made contributions of $9.4 million in 2008, with $6.4 million attributable to the 2008 plan year and $3.0 million attributable to the 2007 plan year. The Company made a contribution of $0.2 million in January 2009 attributable to the 2008 plan year. In 2009, the Company expects to make an additional contribution of $1.0 million related to the 2008 plan year and contributions of $5.8 million related to the 2009 plan year.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

The following table sets forth a reconciliation of the plan’s benefit obligation, plan assets and funded status at December 31, 2008 and 2007:

(In Thousands of U.S. Dollars)	Year Ended December 31, 2008	Year Ended December 31, 2007
Change in Projected Benefit Obligation:
Benefit obligation at beginning of period	$16,708	$10,351
Service cost	5,976	5,278
Interest cost	998	611
Plan amendments	—	846
Actuarial (gain) loss	1,872	(341)
Benefits paid	(101)	(37)
Benefit obligation on December 31	$25,453	$16,708
Change in Plan Assets:
Plan assets at fair value, beginning of fiscal year	$6,728	$—
Actual net return on plan assets	(3,068)	(85)
Employer contributions	9,397	6,850
Benefits paid	(101)	(37)
Plan assets at fair value, end of fiscal year	12,956	6,728
Unfunded projected benefit obligation recognized on the Consolidated Balance Sheets as a long-term liability	$(12,497)	$(9,980)

The accumulated benefit obligation at December 31, 2008 and 2007, is $25.5 million and $16.7 million, respectively.

The following table summarizes expected future pension benefit payments:

(In Thousands of U.S. Dollars)
2009	$141
2010	287
2011	481
2012	713
2013	1,032
2014 – 2018	10,489

The Company evaluates its actuarial assumptions annually as of December 31 (the measurement date) and considers changes in these long-term factors based upon market conditions and the requirements of SFAS No. 87, Employers’ Accounting for Pensions. These assumptions are used to calculate benefit obligations as of December 31 of the current year, and pension expense to be recorded for the following year. The discount rate assumption reflects the yield on a portfolio of high quality fixed-income instruments that have a similar duration to the plan’s liabilities. The expected long-term rate of return assumption reflects the average return expected on the assets invested to provide for the plan’s liabilities.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

The actuarial assumptions used in the defined benefit pension plan were as follows:

	2008	2007
Weighted average assumptions used to determine benefit obligations as of December 31 measurement date:
Discount rate	6.00%	6.00%
Rate of compensation increase	N/A	N/A
Weighted average assumptions used to determine net periodic benefit cost for the fiscal year:
Discount rate	6.00%	5.75%
Rate of compensation increase	N/A	N/A
Expected long-term return on plan assets	7.50	8.00

The Company’s primary investment objective is to ensure, over the long-term life of the pension plan, an adequate pool of sufficiently liquid assets to support the benefit obligations. In meeting this objective, the pension plan seeks to achieve a high level of investment return through long-term stock and bond investment strategies, consistent with a prudent level of portfolio risk. Any volatility in investment performance compared to investment objectives should be explainable in terms of general economic and market conditions. It is not contemplated at this time that any derivative instruments will be used to achieve investment objectives. The expected return on plan assets assumption for 2009 will be 7.50 percent. The expected long-term rate of return on plan assets reflects the weighted-average expected long-term rates of return for the broad categories of investments currently held in the plans (adjusted for expected changes), based on historical rates of return for each broad category, as well as factors that may constrain or enhance returns in the broad categories in the future. The expected long-term rate of return on plan assets is adjusted when there are fundamental changes in expected returns in one or more broad asset categories and when the weighted-average mix of assets in the plans changes significantly.

The following table provides the pension plan’s asset allocation on December 31, 2008:

	Targeted Allocation	% of Plan Assets on December 31
		2008	2007
Equity Securities:
Large capital equity	26.4%	23.8%	25.5%
Small capital equity	4.6	4.0	4.4
International equity	17.0	15.1	17.0
Other securities:
Bond fund	47.0	51.4	48.2
Fixed income fund	5.0	5.6	4.9

Defined Contribution Plan

The Company sponsors a defined contribution plan to provide salaried and Quinnesec hourly employees an opportunity to accumulate personal funds and to provide additional benefits for retirement.

As determined by the provisions of the plan, the Company contributes annually a percentage of earnings. The percentage is based on age and years of credited service for employees hired prior to July 1, 2004 and a fixed percentage of earnings to employees hired after June 30, 2004. Expense under this plan was $6.9 million and $6.7 million for the years ended December 31, 2008 and 2007, respectively, and was $2.3 million for the five-month period ended December 31, 2006.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

Other Plan

The Company sponsors a 401K plan to provide salaried and hourly employees an opportunity to accumulate personal funds and to provide additional benefits for retirement. Contributions may be made on a before-tax basis to the plan. As determined by the provisions of the plan, the Company matches the employees’ basic voluntary contributions. Such contributions to the plans totaled approximately $8.4 million and $8.1 million for the years ended December 31, 2008 and 2007, respectively, and $2.3 million for the five months ended December 31, 2006.

10. EQUITY AWARDS

Simultaneously with the consummation of the IPO, the limited partnership agreement of Verso Paper Corp.’s parent, Verso Paper Management LP, or the “Partnership,” was amended to, among other things, change its equity structure from multiple classes of units representing limited partner interests in the Partnership to a single class of units representing such interests. The conversion from the prior multiple-class unit structure, or the “Legacy Units,” to a new single class of units in the Partnership was designed to correlate the equity structure of the Partnership with the post-IPO equity structure of Verso Paper Corp.

As part of the amendment of the limited partnership agreement of the Partnership, the Legacy Class C Units of the Partnership previously granted to certain members of our management became vested immediately. Prior to the amendment, the Legacy Class C Units were to vest only if certain performance targets were met. As a result of the accelerated vesting of the Legacy Class C Units, the Company recognized $10.8 million of additional equity compensation expense.

Certain members of the Company’s management have been granted Legacy Class B Units, which vest over a five-year period at the rate of 20% per year on each anniversary of the grant date. The Company’s directors have been granted Legacy Class D Units, which were vested upon grant.

The fair value of the restricted Legacy Class B Units granted to management and the Legacy Class D Units granted to directors for the years ended December 31, 2008 and 2007, and for the five months ended December 31, 2006, was approximately $0.1 million, $0.6 million, and $1.4 million, respectively. A summary of Legacy Class B Units activity for the year ended December 31, 2008, is presented below:

	Units	Weighted-Average Grant-Date Fair Value
Nonvested at December 21, 2007	339,955	$3.40
Vested	(84,343)	3.40
Nonvested at December 21, 2008	255,612	$3.40

Equity award expense for the year ended December 31, 2008, was $11.2 million, which includes the $10.8 million related to the vesting of the Legacy Class C Units. Equity award expense was $0.6 million for the year ended December 31, 2007, and was $0.4 million for the five months ended December 31, 2006. As of December 31, 2008, there was approximately $0.7 million of unrecognized compensation cost related to unvested Legacy Class B Units. This cost is expected to be recognized over a weighted-average period of approximately 2.6 years.

The Company estimates the fair value of management equity awards using the Black-Scholes valuation model. Key input assumptions applied under the Black-Scholes option pricing model for the Legacy Class B Units and the Legacy Class D Units were as follows: expected term of five years based on the vesting period, volatility rate of 36.65% based on industry historical volatility rate, no expected dividends, and average risk free rates of 3.0% in 2008 and 4.2% to 4.7% in 2007.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

Assumptions applied under the Black-Scholes option pricing model for the Legacy Class C Units were as follows: expected term of one year based on the lock-up period following the IPO, volatility rate of 36.65% based on industry historical volatility rate, expected dividend rate of 1%, and average risk free rate of 2.0%.

Additionally, the 2008 Stock Incentive Award Plan, which authorized the issuance of up to 4,250,000 shares of common stock of Verso Paper Corp, allows stock awards to be granted to non-employee directors upon approval by the board of directors. During November 2008, the Company granted a director, upon his election to the board, 15,200 options which were immediately vested with a contractual life of 10 years and an exercise price of $1.43. The Company used the Black-Scholes valuation model to estimate a grant date fair value per option of $0.47 for this stock option award. Key input assumptions applied under the Black-Scholes option pricing model were as follows: expected term of five years, volatility rate of 31.82% based on industry historical volatility rate, no expected dividends, and an average risk free rate of 2.58%.

11. BUCKSPORT ENERGY ASSET INVESTMENT

The Company, through its Verso Bucksport LLC subsidiary, has a joint ownership interest with Bucksport Energy LLC, an unrelated third party, in a cogeneration power plant producing steam and electricity. The plant was built in 2000 by the two parties and is located in Bucksport, Maine. Each owner, Verso Bucksport LLC and Bucksport Energy LLC, owns its proportional share of the assets. The Company accounts for this investment under the proportional consolidation method. The plant supports the Bucksport mill. The mill owns 28% of the steam and electricity produced by the plant. The mill may purchase its remaining electrical needs from the plant at market rates. The mill is obligated to purchase the remaining 72% of the steam output at fuel cost plus a contractually fixed fee per unit of steam. Power generation and operating expenses are divided on the same basis as ownership. The Bucksport mill has cash which is restricted in its use and may be used only to fund the ongoing energy operations of this investment. Approximately $0.2 million of restricted cash is included in other assets in the balance sheet at December 31, 2008 and 2007. Balances included in the balance sheet at December 31, 2008 and 2007, related to this investment are as follows:

(In Thousands of U.S. Dollars)	December 31, 2008	December 31, 2007
Other receivables	$99	$61
Other current assets	158	256
Total current assets	$257	$317
Property, plant and equipment	$10,699	$10,301
Accumulated depreciation	(1,385)	(807)
Net property, plant and equipment	$9,314	$9,494
Current liabilities	$(84)	$(84)

12. DERIVATIVE INSTRUMENTS AND HEDGES

In the normal course of business, the Company utilizes derivatives contracts as part of its risk management strategy to manage our exposure to market fluctuations in energy prices and interest rates. These instruments are subject to credit and market risks in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. The measure of credit exposure is the replacement cost of contracts with a positive fair value. The Company manages credit risk by entering into financial instrument transactions only through approved counterparties. Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in commodity prices. The Company manages market risk by establishing and monitoring limits on the types and degree of risk that may be undertaken.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

Derivative instruments are recorded on the balance sheet as other assets or other liabilities measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. For a cash flow hedge accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in accumulated other comprehensive income and subsequently reclassified to earnings as the hedged transaction impacts net income. Any ineffective portion of a cash flow hedge is recognized currently in earnings. Cash flows from derivative contracts are reported as operating activities on the statements of cash flows.

The Company enters into short-term, fixed-price energy swaps as hedges designed to mitigate the risk of changes in commodity prices for future purchase commitments. These fixed-price swaps involve the exchange of net cash settlements, based on changes in the price of the underlying commodity index compared to the fixed price offering, at specified intervals without the exchange of any underlying principal. Effective November 1, 2007, the Company designated its energy hedging relationships as cash flow hedges under SFAS No. 133. For the period of time these hedge relationships were not designated under SFAS No. 133, the swaps were measured at fair value with gains or losses included in current earnings. Subsequent to designation, net gains or losses attributable to effective hedging are recorded in accumulated other comprehensive income, and the ineffective portion continues to be recognized in cost of products sold. As of December 31, 2008, certain commodity swaps hedging anticipated natural gas purchases for January and February 2009 were de-designated due to modifications in management’s expected usage. As of December 31, 2008, these swaps were measured at fair value with unrealized losses of $1.0 million included in current earnings.

In addition to the hedges designated under SFAS No. 133, the Company has entered into short-term energy swaps for the purpose of creating an economic hedge designed to mitigate the risk of changes in commodity prices for future energy purchase and sale commitments. Net realized gains of $1.8 million from derivative contracts not designated as SFAS No. 133 hedges have been recognized in cost of products sold in 2008.

Net settlements on hedges increased cost of products sold by $3.9 million in 2008 compared to $2.8 million in 2007. On December 31, 2008, the balance sheet impact of these swaps was a derivative liability of $26.9 million compared to a derivative liability of $1.4 million on December 31, 2007. Unrealized losses representing the ineffective portion of these hedges recognized in cost of products sold were negligible in 2008. Net unrealized gains of $0.7 million were recognized in cost of products sold in 2007. Net losses of $29.7 million related to the effective portion of SFAS No. 133 hedges were recorded in accumulated other comprehensive income on December 31, 2008, and are expected to be reclassified into cost of products sold in the period in which the hedged cash flows affect earnings. Assuming no change in open hedge positions, the net losses are expected to be reclassified into earnings through December 2009. Net losses related to the effective portion of SFAS No. 133 hedges recorded in accumulated other comprehensive income on December 31, 2007, were $2.1 million.

In February 2008, the Company entered into a $250 million notional value receive-variable, pay-fixed interest rate swap in connection with the Company’s outstanding floating rate notes that mature in 2014. The notes pay interest quarterly based on a three-month LIBOR. The Company is hedging the cash flow exposure on its quarterly variable-rate interest payments due to changes in the benchmark interest rate (three-month LIBOR). On December 31, 2008, the fair value of this swap was an unrealized loss of $3.7 million. Net losses of $3.9 million were recorded in accumulated other comprehensive income on December 31, 2008, and are expected to be reclassified into interest expense in the period in which the hedged cash flows affect earnings. Net gains reclassified from other comprehensive income decreased interest expense by $0.5 million in 2008. Net losses of approximately $3.5 million are expected to be reclassified from accumulated other comprehensive income into earnings within the next 12 months.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Company adopted SFAS No. 157 as it relates to financial assets and liabilities as of January 1, 2008. The FASB deferred the effective date of SFAS No. 157 as it relates to fair value measurement for nonfinancial assets and liabilities that are not remeasured at fair value on a recurring basis to years beginning after November 15, 2008. The adoption of the initial provisions of SFAS No. 157 did not have a material impact on the Company’s financial statements.

The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions used to value the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.
•	Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.
•	Level 3: Unobservable inputs reflecting management’s own assumption about the inputs used in pricing the asset or liability at the measurement date.

As of December 31, 2008, the fair values of our financial assets and liabilities are categorized as follows:

(In Thousands of U.S. Dollars)	Total	Level 1	Level 2	Level 3
ASSETS
Deferred compensation assets(a)	$177	$177	$—	$—
Regional Greenhouse Gas Initiative carbon credits(a)	230	—	230	—
Total assets at fair value on December 31, 2008	$407	$177	$230	$—
LIABILITIES
Commodity swaps(a)	$26,878	$—	$26,878	$—
Interest rate swaps(b)	3,677	—	3,677	—
Deferred compensation liabilities(a)	177	177	—	—
Total liabilities at fair value on December 31, 2008	$30,732	$177	$30,555	$—

(a)	Based on observable market data.
(b)	Based on observable inputs for the liability (interest rates and yield curves observable at specific intervals).

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

14. RELATED PARTY TRANSACTIONS

In conjunction with the Acquisition, the Company entered into a transition service agreement with International Paper whereby International Paper agreed to continue to provide certain services specified in the agreement that are necessary for the Company to run as a stand-alone business. The charges for the years ended December 31, 2008 and 2007, were $0.2 million and $5.6 million, respectively. As of September 30, 2007, the Company substantially discontinued the use of services under this agreement.

The Company had net sales to International Paper of approximately $165.8 million and $191.4 million for the years ended December 31, 2008 and 2007, respectively, and sales of $71.5 million for the five months ended December 31, 2006. The Company had purchases included in cost of products sold from International Paper of approximately $7.2 million and $11.7 million for the years ended December 31, 2008 and 2007, respectively, and purchases of $2.5 million for the five months ended December 31, 2006.

Subsequent to the Acquisition, the Company entered into a management agreement with Apollo relating to the provision of certain financial and strategic advisory services and consulting services. Management fees to Apollo for these services were $2.8 million for the year ended December 31, 2007. Upon consummation of the IPO, Apollo terminated the annual fee arrangement under the management agreement for its consulting and advisory services, in exchange for a one-time payment of $23.1 million corresponding to the present value of all future annual fee payments pursuant to the terms of the management agreement. Although the annual fee arrangement was terminated in connection with the IPO, the management agreement remains in effect and will expire on August 1, 2018. Under the management agreement, at any time prior to the expiration of the agreement, Apollo has the right to act, in return for additional fees to be mutually agreed by the parties to the management agreement, as the Company’s financial advisor or investment banker for any merger, acquisition, disposition, financing or the like if the Company decides that it needs to engage someone to fill such role. In the event the Company is not able to come to an agreement with Apollo in connection with such role, at the closing of any merger, acquisition, disposition or financing or any similar transaction, the Company has agreed to pay Apollo a fee equal to 1% of the aggregate enterprise value (including the aggregate value of equity securities, warrants, rights, and options acquired or retained; indebtedness acquired, assumed or refinanced; and any other consideration or compensation paid in connection with such transaction). The Company agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

On January 31, 2007, Verso Finance entered into a $250 million senior unsecured floating rate term loan facility with a maturity of six years. The net proceeds from the term loan were distributed to the equity holders of Verso Paper Management LP. In May 2008, a portion of the net proceeds from the IPO were used to repay $138 million of the outstanding principal of the term loan and to pay a related $1.4 million prepayment penalty. As of December 31, 2008, $112 million was outstanding on the term loan. The term loan allows Verso Finance to pay interest either in cash or in-kind through the accumulation of the outstanding principal amount. The term loan bears interest at a rate equal to LIBOR plus 6.25% on interest payments made in cash and LIBOR plus 7.00% for interest paid in-kind and added to the principal balance. The interest rate in effect on December 31, 2008, was 10.0%. On December 10, 2008, Verso Finance elected to exercise the PIK option for the interest payment pertaining to the 90-day interest period ending January 2, 2009. Verso Finance has no independent operations; consequently, all cash flows used to service the remaining debt obligation will need to be received via a distribution from the Company. The Company paid distributions to Verso Finance of $17.6 million in 2008 and $22.1 million in 2007. Additionally, in 2008 the Company paid $5.2 million of expenses on behalf of Verso Paper Corp. The Company has no obligation to make distributions to Verso Finance or Verso Paper Corp.

On December 31, 2008, the Company had current receivables of $0.6 million due from Verso Paper Corp. and its subsidiaries.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

15. RESTRUCTURING AND OTHER CHARGES

Restructuring and other charges are comprised of transition and other non-recurring costs associated with the acquisition and carve out of our operations from those of International Paper; including costs of a transition service agreement with International Paper, technology migration costs, consulting and legal fees, and other one-time costs related to us becoming a stand-alone business. The charges for the year ended December 31, 2008, were $27.4 million, which included a one-time payment of $23.1 million to terminate the annual fee arrangement under the management agreement with Apollo, and $0.2 million of transition service agreement costs. The charges for the year ended December 31, 2007, were $19.4 million, which included $5.6 million of transition service agreement costs and $2.8 million of charges under the management agreement. The charges for the five months ended December 31, 2006, were $10.1 million which included $6.1 million of transition service agreement costs. As of September 30, 2007, the Company substantially discontinued the use of services under this agreement.

16. COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company has entered into operating lease agreements, which expire at various dates through 2013, related to certain machinery and equipment used in its manufacturing process. Rental expense under operating leases amounted to $6.1 million and $5.8 million for the years ended December 31, 2008 and 2007, respectively, and $2.2 million for the five months ended December 31, 2006.

The following, as of December 31, 2008, represents the future minimum rental payments due under non-cancelable operating leases that have initial or remaining lease terms in excess of one year:

(In Thousands of U.S. Dollars)
2009	$5,085
2010	2,726
2011	1,602
2012	932
2013	143
Thereafter	73
Total	$10,561

Purchase Obligations — The Company has entered into unconditional purchase obligations in the ordinary course of business for the purchase of certain raw materials, energy, and services. At December 31, 2008, total unconditional purchase obligations were $931.5 million, due as follows: 2009 — $149.9 million; 2010 — $93.7 million; 2011 — $93.5 million; 2012 — $93.9 million; 2013 —  $93.5; and thereafter — $407.0 million.

Employee Severance Plan — Under the employee severance plan, each of our named executive officers is eligible to receive a termination allowance in the event of a termination of employment due to certain events, including the executive’s job elimination, a facility closing, the executive’s disability, or the executive’s inability to perform the requisite duties of his position despite his reasonable efforts.

The termination allowance is a lump sum amount equal to a factor based on the number of years or partial years of applicable service with the company, multiplied by the amount of two weeks of base salary. The termination allowance may not be less than the amount of four weeks of base salary. In addition to the termination allowance under the Verso Paper Employee Severance Plan, it is our practice to provide a pro rata amount of annual VIP bonus compensation that would have otherwise been paid to the executive officer if employment had continued through the end of the applicable calendar year.

Contingencies — The Company is involved in legal proceedings incidental to the conduct of its business. The Company does not believe that any liability that may result from these proceedings will have a material adverse effect on our financial statements.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

On August 6, 2008, the Company filed a declaratory judgment suit in the United States District Court for the Eastern District of Wisconsin against NewPage Corporation and NewPage Wisconsin System Inc., in response to a patent infringement claim asserted by NewPage regarding certain of the Company’s coated paper products. The action sought a declaration that the Company’s coated paper products do not infringe the NewPage patent and that the NewPage patent is invalid. On January 29, 2009, the action was voluntarily dismissed with prejudice pursuant to a settlement agreement between the parties. As part of the settlement, NewPage granted the Company an irrevocable, perpetual, non-exclusive, worldwide, royalty-free, and fully paid-up right and license for any and all purposes under the NewPage patent and any continuation, division, reissue or non-U.S. counterpart of the patent.

In connection with the Acquisition, the Company assumed a twelve-year supply agreement with Thilmany LLC, or “Thilmany,” for the specialty paper products manufactured on paper machine No. 5 at the Androscoggin mill. The agreement requires Thilmany to pay the Company a variable charge for the paper purchased and a fixed charge for the availability of the No. 5 paper machine. The Company is responsible for the No. 5 machine’s routine maintenance, and Thilmany is responsible for any capital expenditures specific to the machine. Thilmany has the right to terminate the agreement if certain events occur.

17. INFORMATION BY INDUSTRY SEGMENT

The Company operates in three operating segments: coated and supercalendered papers; hardwood market pulp; and other, consisting of specialty industrial paper. The Company operates in one geographic segment, the United States. The Company’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets.

The following table summarizes the industry segments for the periods ended December 31, 2008 and 2007, and the five months ended December 31, 2006:

(In Thousands of U.S. Dollars)	Year Ended December 31, 2008	Year Ended December 31, 2007	Five Months Ended December 31, 2006
Net sales:
Coated and supercalendered	$1,575,005	$1,443,170	$631,897
Hardwood market pulp	146,443	148,007	58,405
Other	45,365	37,576	16,531
Total	$1,766,813	$1,628,753	$706,833
Operating Income (Loss):
Coated and supercalendered	$37,053	$(1,496)	$35,319
Hardwood market pulp	29,931	35,808	10,475
Other	(3,705)	(3,244)	(683)
Total	$63,279	$31,068	$45,111
Depreciation and Amortization:
Coated and supercalendered	$112,928	$102,161	$39,894
Hardwood and market pulp	18,385	18,278	7,527
Other	3,031	2,700	896
Total	$134,344	$123,139	$48,317
Capital Spending:
Coated and supercalendered	$69,028	$65,179	$26,243
Hardwood market pulp	8,604	2,649	814
Other	2,815	1,754	476
Total	$80,447	$69,582	$27,533

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Presented on the following pages are the Company’s consolidating balance sheets, statements of income, and statements of cash flows, as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. Prior to the Acquisition, the Predecessor operated as a division of International Paper Company, and there were no separate legal entities. The consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements. Investments in the Company’s subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate Verso Paper Holdings LLC (referred to below as “Parent Issuer”) and its subsidiaries other than Verso Paper Inc. that guaranteed the obligations under the debt securities described in Note 7 (referred to below as the “Guarantor Subsidiaries”) are reflected in the Intercompany Eliminations column.

Condensed Consolidating Balance Sheet as of December 31, 2008

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
ASSETS
Current assets	$—	$—	$401,011	$—	$401,011
Property and equipment, net	—	—	1,115,657	—	1,115,657
Intercompany receivable	1,307,503	—	—	(1,307,503)	—
Investment in subsidiaries	60,663	—	—	(60,663)	—
Non-current assets	—	—	97,404	—	97,404
Total assets	$1,368,166	$—	$1,614,072	$(1,368,166)	$1,614,072
LIABILITIES AND MEMBER’S EQUITY
Current liabilities	$33,641	$—	$213,899	$—	$247,540
Intercompany payable	—	—	1,307,503	(1,307,503)	—
Long-term debt	1,242,821	—	—	—	1,242,821
Other long-term liabilities	—	—	32,007	—	32,007
Member’s equity	91,704	—	60,663	(60,663)	91,704
Total liabilities and member’s equity	$1,368,166	$—	$1,614,072	$(1,368,166)	$1,614,072

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

Condensed Consolidating Balance Sheet as of December 31, 2007

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
ASSETS
Current assets	$—	$—	$315,723	$—	$315,723
Property and equipment, net	—	—	1,159,918	—	1,159,918
Intercompany receivable	1,224,307	—	—	(1,224,307)	—
Investment in subsidiaries	138,385	—	—	(138,385)	—
Non-current assets	—	—	101,394	—	101,394
Total assets	$1,362,692	$—	$1,577,035	$(1,362,692)	$1,577,035
LIABILITIES AND MEMBER’S EQUITY
Current liabilities	$34,251	$—	$188,747	$—	$222,998
Intercompany payable	—	—	1,224,307	(1,224,307)	—
Long-term debt	1,153,588	—	—	—	1,153,588
Other long-term liabilities	—	—	25,596	—	25,596
Member’s equity	174,853	—	138,385	(138,385)	174,853
Total liabilities and member’s equity	$1,362,692	$—	$1,577,035	$(1,362,692)	$1,577,035

Condensed Consolidating Statements of Operations as of December 31, 2008

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net sales	$—	$—	$1,766,813	$—	$1,766,813
Cost of products sold (exclusive of depreciation and amortization)	—	—	1,462,333	—	1,462,333
Depreciation and amortization	—	—	134,344	—	134,344
Selling, general, and administrative expenses	—	—	79,441	—	79,441
Restructuring and other charges	—	—	27,416	—	27,416
Interest and other income	(122,315)	—	(770)	122,315	(770)
Interest expense	105,007	—	103,200	(105,007)	103,200
Equity in net loss of subsidiaries	(39,151)	—	—	39,151	—
Net loss	$(21,843)	$—	$(39,151)	$21,843	$(39,151)

Condensed Consolidating Statements of Operations as of December 31, 2007

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net sales	$—	$—	$1,628,753	$—	$1,628,753
Cost of products sold (exclusive of depreciation and amortization)	—	—	1,403,144	—	1,403,144
Depreciation and amortization	—	—	123,139	—	123,139
Selling, general, and administrative expenses	—	—	52,007	—	52,007
Restructuring and other charges	—	—	19,395	—	19,395
Interest and other income	(135,022)	—	(1,544)	135,022	(1,544)
Interest expense	112,935	—	113,881	(112,935)	113,881
Equity in net loss of subsidiaries	(81,269)	—	—	81,269	—
Net loss	$(59,182)	$-	$(81,269)	$59,182	$(81,269)

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

Condensed Consolidating Statements of Cash Flows as of December 31, 2008

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net cash provided by operating activities	$17,308	$—	$57,615	$—	$74,923
Cash flows from investing activities:
Proceeds from sale of fixed assets	—	—	108	—	108
Capital expenditures	—	—	(80,447)	—	(80,447)
Return of investment in subsidiaries	5,488	—	(5,488)	—	—
Net cash provided by (used in) investing activities	5,488	—	(85,827)	—	(80,339)
Cash flows from financing activities:
Equity distributions	(22,796)	—	—	—	(22,796)
Advances to subsidiaries	(92,083)	—	92,083	—	—
Repayment of advances to subsidiaries	2,850	—	(2,850)	—	—
Proceeds from long-term debt	92,083	—	—	—	92,083
Payments on long-term debt under credit agreement	(2,850)	—	—	—	(2,850)
Net cash provided by (used in) financing activities	(22,796)	—	89,233	—	66,437
Change in cash and cash equivalents	—	—	61,021	—	61,021
Cash and cash equivalents at beginning of period	—	—	58,499	—	58,499
Cash and cash equivalents at end of period	$—	$—	$119,520	$—	$119,520

Condensed Consolidating Statements of Cash Flows as of December 31, 2007

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net cash provided by operating activities	$22,087	$—	$16,694	$—	$38,781
Cash flows from investing activities:
Proceeds from sale of fixed assets	—	—	1,789	—	1,789
Capital expenditures	—	—	(69,582)	—	(69,582)
Net cash used in investing activities	—	—	(67,793)	—	(67,793)
Cash flows from financing activities:
Equity distributions	(22,087)	—	—	—	(22,087)
Repayment of advances to subsidiaries	2,850	—	(2,850)	—	—
Payments on long-term debt under credit agreement	(2,850)	—	—	—	(2,850)
Net cash used in financing activities	(22,087)	—	(2,850)	—	(24,937)
Change in cash and cash equivalents	—	—	(53,949)	—	(53,949)
Cash and cash equivalents at beginning of period	—	—	112,448	—	112,448
Cash and cash equivalents at end of period	$—	$—	$58,499	$—	$58,499

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements as of December 31, 2008 and 2007,
and for the Years Ended December 31, 2008, and 2007 and for the Period August 1, 2006
(Date of Acquisition) to December 31, 2006

19. SUBSEQUENT EVENT

The Company burns alternative fuel mixtures at its Androscoggin and Quinnesec mills in order to produce renewable energy and help manage the Company’s exposure to high energy costs. The federal government has implemented a program that provides incentive payments under certain circumstances for the use of alternative fuels and alternative fuel mixtures in lieu of fossil-based fuels. In the fourth quarter of 2008, the Company filed applications with the Internal Revenue Service for certification of its eligibility to receive incentive payments for its use of black liquor in alternative fuel mixtures in the recovery boilers at the Androscoggin and Quinnesec mills. In January and February 2009, the IRS certified that the Company’s operations at the two mills qualified for the incentive payments. In February 2009, the Company received an incentive payment of $29.7 million for operations at the Androscoggin mill in the fourth quarter of 2008. The Company’s claim for a similar incentive payment for operations at the Quinnesec mill in the fourth quarter of 2008 is expected during March 2009. The federal regulations relating to the alternative fuels mixture incentive program are complex, and further clarification is needed by the Company prior to the recognition of any payment received for financial reporting purposes. The Company will continue to evaluate its opportunities for burning alternative fuel mixtures to produce energy at its mills. Depending on the quantity of alternative fuel mixtures burned, the federal incentive payments that may be received by the Company could be material. At the same time, there can be no assurance that the federal incentive program for alternative fuel mixtures will continue in effect, that its provisions will not be changed in a manner that impacts the Company, that the Company’s operations will remain qualified to receive the incentive payments, or that the Company’s claims for the incentive payments will be approved and paid.

COATED AND SUPERCALENDERED PAPERS DIVISION OF INTERNATIONAL
PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements for the Seven-Month Period Ended July 31, 2006

1. BASIS OF PRESENTATION

The accompanying combined financial statements for the seven-month period ended July 31, 2006, have been prepared from the separate records maintained by the Coated and Supercalendered Papers Division and International Paper Company (IPCO) and include allocations of certain IPCO corporate costs and expenses. In accordance with SFAS No. 57, “Related Party Disclosures,” related party transactions cannot be presumed to be carried out on an arm’s-length basis as the requisite conditions of competitive, free-market dealing may not exist. These combined financial statements may not necessarily be indicative of the results of operations that would have resulted had the Division been operated as an unaffiliated company.

The Coated and Supercalendered Papers Division of International Paper Company (the “Predecessor” or the “Division”) operated in three operating segments: coated and supercalendered papers; hardwood market pulp; and other, consisting of uncoated copy paper and specialty industrial paper. The Division’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets. The Division included mills and related woodyards in Bucksport and Jay, Maine; Quinnesec, Michigan; and Sartell, Minnesota. The Division also included investments in two energy producing assets located at the Bucksport and Jay, Maine, facilities.

During the periods presented, the Division was under the control of International Paper Company. The operating results and financial position of the Division were impacted by the nature of this relationship (see Note 4).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Revenue Recognition — Sales are reported net of rebates, allowances, and discounts. Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership. Revenue is recorded at the time of shipment for terms designated f.o.b. (free on board) shipping point. For sales transactions designated f.o.b. destination, which include export sales, revenue is recorded when the product is delivered to the customer’s site and when title and risk of loss are transferred.

Shipping and Handling Costs — Shipping and handling costs, such as freight to customer destinations, are included in cost of products sold in the accompanying combined statement of operations. These costs, when included in the sales price charged for the Division’s products, are recognized in net sales.

Annual Maintenance Costs — Annual maintenance costs for major planned maintenance shutdowns in excess of $1.0 million is expensed ratably over the year in which the maintenance shutdowns occur as operations benefit throughout the year from the maintenance work performed. These costs, including manufacturing variances and out-of-pocket costs that are directly related to the shutdown, are fully expensed in the year of the shutdown with no amounts remaining accrued at year-end. Other maintenance costs are expensed as incurred.

Affiliate Transactions — All intradivision transactions have been eliminated (see Note 4).

COATED AND SUPERCALENDERED PAPERS DIVISION OF INTERNATIONAL
PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements for the Seven-Month Period Ended July 31, 2006

Property, Plant, and Equipment — Depreciation and amortization on Property, plant, and equipment is computed using the units-of-production method for paper machines and related equipment and the straight-line method for all other assets over the assets’ estimated useful lives. The useful life of machinery and equipment is not expected to differ significantly between the units-of-production method and the straight-line method. Estimated useful lives were as follows:

Years
Building	20 – 40
Machinery and equipment	10 – 20
Furniture and office equipment	3 – 10
Computer hardware	3 – 6
Leasehold improvements	Over the terms of the lease or the useful life of the improvements

Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred.

Asset Retirement Obligations — In accordance with the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations,” a liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The liability is accreted over time, and the asset is depreciated over its useful life. The Division’s asset retirement obligations under this standard related to closure costs for landfills.

Income Taxes — The Division’s operating results were included in the income tax returns of IPCO. For the operating results included in the IPCO income tax returns, a charge in lieu of income taxes was allocated by IPCO to the Division, representing a portion of IPCO’s consolidated tax provision. This tax rate considers IPCO’s federal rate and the state tax apportionment of the various states in which the Division operated. The rate may be different than that determined if the Division were an incorporated entity computing its taxes on a separate return basis.

Environmental Costs and Obligations — Costs associated with environmental obligations, such as remediation or closure costs, are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are discounted to their present value when the expected cash flows are reliably determinable.

3. SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION

Interest payments for the seven months ended July 31, 2006, were $7.6 million. Total interest expense was $8.4 million for the seven months ended July 31, 2006. In conjunction with the Acquisition, we assumed none of the historical debt of the Predecessor.

4. TRANSACTIONS WITH IPCO AND AFFILIATES

Certain services are provided to the Division by IPCO, including corporate management, legal, accounting and tax, treasury, payroll and benefits administration, certain incentive compensation, risk management, information technology, and centralized transaction processing. These expenses are included in Selling, general and administrative expenses and Cost of products sold in the combined statement of operations. Expenses for such corporate services included in Selling, general, and administrative expenses totaled $19.0 million for the seven months ended July 31, 2006. Expenses for such corporate services in Cost

COATED AND SUPERCALENDERED PAPERS DIVISION OF INTERNATIONAL
PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements for the Seven-Month Period Ended July 31, 2006

of products sold totaled $6.2 million for the seven months ended July 31, 2006. These costs are allocated from IPCO to the Division based on various methods, including direct consumption, percent of capital employed, and number of employees.

Substantially all employees hired prior to July 2004 and retirees of the Division participate in IPCO’s pension plans and are eligible to receive retirement benefits. IPCO allocates service cost to the Division based upon a percent-of-pay for salaried employees and a calculated flat amount for hourly employees. During the seven-month period ended July 31, 2006, IPCO allocated periodic pension costs to the Division of $7.5 million.

IPCO provides certain retiree health care and life insurance benefits to a majority of the Division’s salaried employees and certain of the Division’s hourly employees. IPCO allocates postretirement benefit costs to the Division based upon a percent-of-pay for salaried employees and a calculated flat amount for hourly employees. During the seven-month period ended July 31, 2006, IPCO allocated postretirement benefit costs to the Division of $0.8 million.

The Division had net sales to IPCO of approximately $83.8 million for the seven months ended July 31, 2006. The Division had purchases from IPCO of approximately $119.5 million for the seven months ended July 31, 2006.

5. INCOME TAXES

The results of operations of the Division were included in the income tax returns of IPCO. In the accompanying combined financial statements, the Division reflected U.S. federal and state income tax expense on its income based on an allocated rate of 39.4% for the seven months ended July 31, 2006. Income taxes have been provided for all items included in the historical statement of operations included herein, regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded.

6. RESTRUCTURING AND OTHER CHARGES

In March 2005, IPCO announced the indefinite shutdown of the No.1 paper machine at the Jay, Maine mill. Effective December 2005, IPCO permanently decommissioned the No. 1 paper machine and began conversion of it to a pulp dryer. Severance totaling $0.8 million was paid to employees in January 2006. This machine was a component of the pulp operating segment.

7. COMMITMENTS AND CONTINGENCIES

Operating Leases — The Division has entered into operating lease agreements, which expire at various dates through 2013, related to certain machinery and equipment used in its manufacturing process.

The building and land related to the Sartell mill No. 3 paper machine are leased under a long-term operating lease. The lease was remeasured to fair value upon IPCO’s acquisition of Champion International Corporation resulting in an unfavorable fair value adjustment which is being amortized as rent expense over the life of the lease. Pursuant to the terms of the Acquisition, International Paper will transfer the building to Verso Paper at no cost upon expiration of the lease.

Pulp purchase commitment — In December 2004, IPCO entered into a 10-year pulp purchase agreement with the buyer of IPCO’s former Weldwood business. This take-or-pay agreement requires IPCO to purchase 170,000 tons of NBSK pulp at market prices at the time of order and IPCO has allocated approximately 110,000 tons of the required purchases to the Division. This purchased pulp represents approximately one-third of the Division’s purchased pulp needs. This agreement is transferable with appropriate consent from the seller.

Wood Supply Agreement — IPCO’s Forest Resources business supplies the Division’s mills with their fiber needs at market prices. The Division’s mills receive fiber in various forms (chips, tree length, and custom cut) and species: softwood (pine, spruce, and fir) and hardwood (aspen, maple, and oak). In

COATED AND SUPERCALENDERED PAPERS DIVISION OF INTERNATIONAL
PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements for the Seven-Month Period Ended July 31, 2006

December 2004, IPCO completed the sale of 1.1 million acres of forestlands in Maine and New Hampshire. As part of that sale, IPCO also entered into a 50- year wood supply agreement. The wood supply agreement covers the Division’s Bucksport and Jay, Maine mills. Wood is delivered at market prices in effect at the time of delivery to the mills. IPCO must purchase a base volume as defined in the agreement and also has the ability to purchase additional wood fiber, defined as “option” volume. The volumes, base and option, are computed as a percentage of the estimated annual harvest. Base volume per year is approximately 310,000 tons. The agreement includes a limitation of damages section under which IPCO’s maximum potential damages for a default are $15.00 per ton of wood delivered in the first year. This amount is approximately $4.7 million. The supply agreement is assignable by either party with mutual consent.

Androscoggin — PM 5 Agreement — In June 2005, IPCO sold its Industrial Papers business. As part of this transaction, IPCO and the Division entered into a 12-year contract manufacturing arrangement with the buyer, Thilmany LLC (“Thilmany”), for production from the Jay, Maine mill’s No. 5 paper machine. IPCO deferred approximately $32.5 million of the sales proceeds, to reflect the contract manufacturing agreement. The deferred proceeds are earned by IPCO as volume is produced in accordance with the contract manufacturing agreement. This agreement requires Thilmany to pay the Division a variable charge for the paper purchased and a fixed charge for the availability of the No. 5 paper machine. The deferred amount and related amortization are obligations of IPCO and are not recorded on the Division’s financial statements. The Division is responsible for the No. 5 paper machine’s routine maintenance capital, and Thilmany is responsible for any capital expenditures specific to the No. 5 paper machine. As defined in the agreement, Thilmany has the right to terminate the agreement if certain events occur, such as a failure to produce product for a 75-day consecutive period. Following a 30-day period after such a failure to produce, IPCO would be subject to a penalty payment based on the prior 12-month EBITDA from products produced on the machine multiplied by a factor. The factor at the beginning of the agreement is five and decreases ratably over the life of the agreement. Thilmany has not notified IPCO or the Division of any failure to perform and no liability is accrued. The agreement is transferable with appropriate consent from Thilmany.

Litigation — In March 2006, the Division received approximately $1.0 million from Androscoggin Energy LLC (“AELLC”), as a result of the settlement of a billing dispute. AELLC was a supplier of energy to the Jay, Maine facility that ceased operations in November 2004 and filed for Chapter 11 bankruptcy.

COATED AND SUPERCALENDERED PAPERS DIVISION OF INTERNATIONAL
PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements for the Seven-Month Period Ended July 31, 2006

8. INFORMATION BY INDUSTRY SEGMENT

The Division operated in three operating segments, coated and supercalendered papers; hardwood market pulp; and other, consisting of uncoated copy paper and specialty industrial paper. The Division operated in one geographic segment, the United States. The Division’s core business platform was as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets. For management purposes, the operating performance of the Division was reported based on earnings before interest and taxes, excluding the cumulative effect of accounting changes:

(In Thousands of U.S. Dollars)	Seven Months Ended July 31, 2006
Net Sales:
Coated	$793,308
Pulp	88,634
Other	22,475
Total	$904,417
Operating Income (Loss):
Coated	$14,971
Pulp	10,346
Other	825
Total	$26,142
Depreciation and Amortization:
Coated	$60,881
Pulp	10,417
Other	1,376
Total	$72,674
Capital Spending:
Coated	$26,449
Pulp	839
Other	367
Total	$27,655

VERSO PAPER HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
(In Thousands of U.S. Dollars)
ASSETS
Current Assets:
Cash and cash equivalents	$87,726	$119,520
Accounts receivable – net	134,412	83,045
Inventories	162,730	195,934
Prepaid expenses and other assets	11,383	2,512
Total Current Assets	396,251	401,011
Property, plant, and equipment – net	1,049,851	1,115,657
Reforestation	13,177	770
Intangibles and other assets – net	92,878	86,083
Goodwill	10,551	10,551
Total Assets	$1,562,708	$1,614,072
LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$97,107	$122,041
Accrued liabilities	87,600	122,649
Current maturities of long-term debt	—	2,850
Total Current Liabilities	184,707	247,540
Long-term debt	1,170,336	1,242,821
Other liabilities	28,735	32,007
Total Liabilities	1,383,778	1,522,368
Commitments and contingencies (Note 12)	—	—
Member’s Equity
Paid-in-capital	316,655	301,110
Retained deficit	(119,493)	(167,135)
Accumulated other comprehensive loss	(18,232)	(42,271)
Total Member’s Equity	178,930	91,704
Total Liabilities and Member’s Equity	$1,562,708	$1,614,072
Included in the balance sheet line items above are related-party balances as follows:
Accounts receivable	$12,215	$8,312
Accounts payable	533	4,135

See notes to unaudited condensed consolidated financial statements.

VERSO PAPER HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
(In Thousands of U.S. Dollars)
Net sales	$394,663	$485,423	$979,852	$1,390,932
Costs and expenses:
Cost of products sold – (exclusive of depreciation, amortization, and depletion)	338,592	385,560	906,080	1,137,859
Depreciation, amortization, and depletion	33,229	33,752	100,584	100,577
Selling, general, and administrative expenses	15,040	18,225	45,142	58,644
Restructuring and other charges	369	1,117	643	26,553
Operating income (loss)	7,433	46,769	(72,597)	67,299
Interest income	(71)	(126)	(150)	(458)
Interest expense	32,733	25,036	84,047	76,577
Other income, net	(60,344)	—	(219,862)	—
Net income (loss)	$35,115	$21,859	$63,368	$(8,820)
Included in the financial statement line items Above are related-party transactions as follows (Notes 10 and 11):
Net sales	$42,293	$47,780	$95,691	$128,423
Purchases included in cost of products sold	1,271	1,450	3,355	5,711
Restructuring and other charges	—	(41)	—	23,281

See notes to unaudited condensed consolidated financial statements.

VERSO PAPER HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
MEMBER’S EQUITY
FOR THE PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

	Paid-in- Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Member’s Equity
(In Thousands of U.S. Dollars)
Beginning Balance – January 1, 2008	$289,911	$(105,188)	$(9,870)	$174,853
Cash distributions	—	(18,563)	—	(18,563)
Net loss	—	(8,820)	—	(8,820)
Other comprehensive income (loss):
Net unrealized losses on derivative financial instruments, net of reclassification of $5.8 million of net gains included in net loss	—	—	(12,755)	(12,755)
Defined benefit pension plan prior service cost amortization	—	—	654	654
Total other comprehensive loss	—	—	(12,101)	(12,101)
Comprehensive loss	—	(8,820)	(12,101)	(20,921)
Equity award expense	11,127	—	—	11,127
Ending Balance – September 30, 2008	$301,038	$(132,571)	$(21,971)	$146,496
Beginning Balance – January 1, 2009	$301,110	$(167,135)	$(42,271)	$91,704
Parent company contributions	15,281	(3,569)	—	11,712
Cash distributions	—	(12,157)	—	(12,157)
Net income	—	63,368	—	63,368
Other comprehensive income:
Net unrealized losses on derivative financial instruments, net of reclassification of $34.0 million of net losses included in net income	—	—	23,146	23,146
Defined benefit pension plan:
Net actuarial loss	—	—	239	239
Prior service cost amortization	—	—	654	654
Total other comprehensive income	—	—	24,039	24,039
Comprehensive income	—	63,368	24,039	87,407
Equity award expense	264	—	—	264
Ending Balance – September 30, 2009	$316,655	$(119,493)	$(18,232)	$178,930

See notes to unaudited condensed consolidated financial statements.

VERSO PAPER HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2009	2008
(In Thousands of U.S. Dollars)
Cash Flows From Operating Activities:
Net income (loss)	$63,368	$(8,820)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and depletion	100,584	100,577
Amortization of debt issuance costs	3,989	4,071
Accretion of discount on long-term debt	1,144	—
Gain on retirement of debt	(27,333)	—
Loss on disposal of fixed assets	164	213
Equity award expense	264	11,127
Change in unrealized losses on derivatives, net	22,556	(12,755)
Other – net	407	(571)
Changes in assets and liabilities:
Accounts receivable	(51,928)	(18,775)
Inventories	28,039	(34,554)
Prepaid expenses and other assets	(22,261)	(19,349)
Accounts payable	(20,233)	20,505
Accrued liabilities	(38,363)	(3,036)
Net cash provided by operating activities	60,397	38,633
Cash Flows From Investing Activities:
Proceeds from sale of fixed assets	83	108
Capital expenditures	(29,966)	(59,632)
Net cash used in investing activities	(29,883)	(59,524)
Cash Flows From Financing Activities:
Proceeds from long-term debt	352,838	—
Repayments of long-term debt	(392,892)	(2,138)
Debt issuance costs	(10,097)	—
Cash distributions	(12,157)	(18,563)
Net cash used in financing activities	(62,308)	(20,701)
Change in cash and cash equivalents	(31,794)	(41,592)
Cash and cash equivalents at beginning of period	119,520	58,499
Cash and cash equivalents at end of period	$87,726	$16,907

See notes to unaudited condensed consolidated financial statements.

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

1. BACKGROUND AND BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Verso Paper Holdings LLC, a Delaware limited liability company, and its subsidiaries. Unless otherwise noted, the terms “Verso,” “Verso Paper,” “Company,” “we,” “us,” and “our” refer collectively to Verso Paper Holdings LLC and its subsidiaries.

The Company began operations on August 1, 2006, when it acquired the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper Company, or “International Paper.” The Company was formed by affiliates of Apollo Management, L.P., or “Apollo,” for the purpose of consummating the acquisition from International Paper, or the “Acquisition.” Verso Paper Corp., of which we are an indirect, wholly-owned subsidiary, went public on May 14, 2008, with an initial public offering, or “IPO,” of 14 million shares of common stock which generated $152.2 million in net proceeds.

The Company operates, through its subsidiaries, in the following three segments: coated and supercalendered papers; hardwood market pulp; and other, consisting of specialty paper. The Company’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets.

Included in this report are the unaudited condensed consolidated financial statements of Verso Paper Holdings LLC as of September 30, 2009, and for the three-month and nine-month periods ended September 30, 2009 and 2008. The December 31, 2008, condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required annually by accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments that are necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the interim periods presented. Except as disclosed in the notes to the unaudited condensed consolidated financial statements, such adjustments are of a normal, recurring nature. All material intercompany balances and transactions are eliminated. Results for the three-month and nine-month periods ended September 30, 2009 and 2008, may not necessarily be indicative of full-year results. It is suggested that these financial statements be read in conjunction with the Company’s audited consolidated financial statements and notes thereto as of December 31, 2008, and for the year then ended.

2. RECENT ACCOUNTING DEVELOPMENTS

Accounting Standards Codification — The Financial Accounting Standards Board, or “FASB,” issued Accounting Standards Codification, or “ASC,” 105, Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards CodificationTM, or the “Codification,” as the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission, or “SEC,” under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the Codification carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the Codification is superseded and deemed non-authoritative. FASB ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of FASB ASC 105 had no impact on our financial condition, results of operations, or cash flows.

Measuring Liabilities at Fair Value — In August 2009, the FASB issued Accounting Standards Update, or “ASU,” 2009-05, Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value, which amends FASB ASC 820, Fair Value Measurements and Disclosures, regarding the fair value measurement of liabilities and provides clarification that in circumstances in which a quoted price in an active market for the identical liabilities is not available, a reporting entity is required to measure fair value using

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

one or more of the techniques provided for in this update. This ASU is effective for the first interim or annual reporting period beginning after issuance, which for the Company will be the fourth quarter of 2009. The adoption of this ASU is not expected to have a material impact on our financial condition, results of operations, or cash flows.

Subsequent Events — FASB ASC 855, Subsequent Events, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. FASB ASC 855 defines (1) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. FASB ASC 855 is effective prospectively for interim and annual periods ending after June 15, 2009. The adoption of FASB ASC 855 had no impact on our financial condition, results of operations, or cash flows.

Fair Value of Financial Instruments — FASB ASC 825-10-65 updates FASB ASC 825, Financial Instruments, to increase the frequency of fair value disclosures from an annual basis to a quarterly basis. The guidance relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet at fair value. These provisions of FASB ASC 825 are effective for interim and annual periods ending after June 15, 2009. Since these provisions only affect disclosure requirements, the adoption of these provisions under FASB ASC 825 had no impact on our financial condition, results of operations, or cash flows.

Postretirement Benefit Plan Assets — FASB ASC 715-20-65 updates FASB ASC 715, Compensation —  Retirement Benefits, to require more detailed disclosures about employers’ pension plan assets. New disclosures will include more information on investment strategies, major categories of plan assets, concentrations of risk within plan assets and valuation techniques used to measure the fair value of plan assets. These provisions of FASB ASC 715 are effective for fiscal years ending after December 15, 2009. Since these provisions only affect disclosure requirements, the adoption of these provisions under FASB ASC 715 will have no impact on our financial condition, results of operations, or cash flows.

Intangible Assets — FASB ASC 350-30-65 updates FASB ASC 350, Intangibles — Goodwill and Other, and FASB ASC 275, Risks and Uncertainties, to provide guidance on the renewal or extension assumptions used in the determination of the useful life of a recognized intangible asset. The intent is to better match the useful life of the recognized intangible asset to the period of the expected cash flows used to measure its fair value. This guidance is effective for fiscal years and interim periods beginning after December 15, 2008. The adoption of these provisions under FASB ASC 350 and FASB ASC 275 did not have a material impact on our financial condition, results of operations, or cash flows.

Derivatives and Hedging Activities — FASB ASC 815-10-65 updates FASB ASC 815, Derivatives and Hedging, and changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB ASC 815, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. These provisions of FASB ASC 815 were effective for fiscal years and interim periods beginning after November 15, 2008. Since these provisions only affect disclosure requirements, the adoption of these provisions under FASB ASC 815 had no impact on our financial condition, results of operations, or cash flows.

Business Combinations — FASB ASC 805-10-65 updates FASB ASC 805, Business Combinations, to establish principles and requirements for how an acquirer recognizes and measures identifiable assets acquired, liabilities assumed and noncontrolling interests; recognizes and measures goodwill acquired in a business

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

combination or gain from a bargain purchase; and establishes disclosure requirements. These provisions of FASB ASC 805 are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will apply these provisions of FASB ASC 805 to any future acquisitions.

Noncontrolling Interests — FASB ASC 810-10-65, updates FASB ASC 810, Consolidation, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. These provisions of FASB ASC 810 are effective, on a prospective basis, for fiscal years and interim periods beginning on or after December 15, 2008. The presentation and disclosure requirements for existing minority interests should be applied retrospectively for all periods presented. The adoption of these provisions under FASB ASC 810 did not have a material impact on our financial condition, results of operations, or cash flows.

Fair Value Measurements — FASB ASC 820-10-65 updates FASB ASC 820 to define fair value, establish a framework for measuring fair value, and expand disclosures about fair value measurements. FASB ASC 820 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data and requires new disclosures for assets and liabilities measured at fair value based on their level in the hierarchy. These provisions of FASB ASC 820 were effective for financial statements issued for fiscal years beginning after November 15, 2007. However, FASB ASC 820-10-65 delayed the implementation of FASB ASC 820 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. The adoption of these provisions of FASB ASC 820 did not have a material impact on the Company’s financial condition, results of operations, or cash flows.

Other new accounting pronouncements issued but not effective until after September 30, 2009, are not expected to have a significant effect on our financial condition, results of operations, or cash flows.

3. SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION

Inventories and Replacement Parts and Other Supplies — Inventory values include all costs directly associated with manufacturing products: materials, labor, and manufacturing overhead. These values are presented at the lower of cost or market. Costs of raw materials, work-in-progress, and finished goods are determined using the first-in, first-out method. Replacement parts and other supplies are stated using the average cost method.

Inventories by major category include the following:

(In Thousands of U.S. Dollars)	September 30, 2009	December 31, 2008
Raw materials	$24,765	$29,858
Woodyard logs	4,726	7,970
Work-in-process	26,930	19,001
Finished goods	80,087	113,050
Replacement parts and other supplies	26,222	26,055
Inventories	$162,730	$195,934

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

Asset Retirement Obligations — In accordance with FASB ASC 410, Asset Retirement and Environmental Obligations, a liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The liability is accreted over time, and the asset is depreciated over its useful life. The Company’s asset retirement obligations under this standard relate to closure and post-closure costs for landfills. Revisions to the liability could occur due to changes in the estimated costs or timing of closure or possible new federal or state regulations affecting the closure.

On September 30, 2009, the Company had $0.8 million of restricted cash included in Other assets in the accompanying condensed consolidated balance sheet related to an asset retirement obligation in the state of Michigan. This cash deposit is required by the state and may only be used for the future closure of a landfill. The following table presents an analysis related to the Company’s asset retirement obligations included in Other liabilities in the accompanying balance sheets:

	Nine Months Ended September 30,
(In Thousands of U.S. Dollars)	2009	2008
Asset retirement obligations, January 1	$14,028	$11,614
New liabilities	—	1,091
Accretion expense	572	435
Settlement of existing liabilities	(1,058)	(1,020)
Adjustment to existing liabilities	(159)	2,030
Asset retirement obligations, September 30	$13,383	$14,150

In addition to the above obligations, the Company may be required to remove certain materials from its facilities, or to remediate in accordance with current regulations that govern the handling of certain hazardous or potentially hazardous materials. At this time, any such obligations have an indeterminate settlement date, and the Company believes that adequate information does not exist to reasonably estimate any such potential obligations. Accordingly, the Company will record a liability for such remediation when sufficient information becomes available to estimate the obligation.

Property, Plant, and Equipment — Property, plant, and equipment is stated at cost, net of accumulated depreciation. Interest is capitalized on projects meeting certain criteria and is included in the cost of the assets. The capitalized interest is depreciated over the same useful lives as the related assets. Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. For the three-month and nine-month periods ended September 30, 2009, interest costs of $0.1 million and $0.5 million, respectively, were capitalized. For the three-month and nine-month periods ended September 30, 2008, interest costs of $0.4 million and $1.2 million, respectively, were capitalized.

Depreciation is computed using the straight-line method over the assets’ estimated useful lives. Depreciation expense was $31.4 million and $94.3 million for the three-month and nine-month periods ended September 30, 2009, compared to $31.7 million and $95.0 million for the three-month and nine-month periods ended September 30, 2008, respectively.

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

4. INTANGIBLES AND OTHER ASSETS

Intangibles and other assets consist of the following:

(In Thousands of U.S. Dollars)	September 30, 2009	December 31, 2008
Amortizable intangible assets:
Customer relationships – net of accumulated amortization of $4.2 million and $3.3 million, respectively	$9,045	$10,020
Patents – net of accumulated amortization of $0.36 million and $0.28 million, respectively	784	870
Total amortizable intangible assets	9,829	10,890
Unamortizable intangible assets:
Trademarks	21,473	21,473
Other assets:
Financing costs – net of accumulated amortization of $12.1 million and $13.1 million, respectively	29,404	31,040
Deferred major repair	10,070	9,543
Deferred software cost – net of accumulated amortization of $4.4 million and $3.0 million, respectively	1,861	2,746
Replacement parts – net	3,546	5,625
Other	16,695	4,766
Total other assets	61,576	53,720
Intangibles and other assets	$92,878	$86,083

Amounts reflected in depreciation, amortization, and depletion expense related to intangibles and other assets are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands of U.S. Dollars)	2009	2008	2009	2008
Intangible amortization	$354	$392	$1,061	$1,174
Software amortization	495	443	1,373	1,287
Replacement parts amortization(1)	908	1,260	3,680	3,127

(1)	The value of current replacement parts is included in inventory.

The estimated future amortization expense for intangible assets over the next five years is as follows:

(In Thousands of U.S. Dollars)
Remainder of 2009	$354
2010	1,265
2011	1,065
2012	915
2013	815

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

5. LONG-TERM DEBT

A summary of long-term debt is as follows:

		As of September 30, 2009			As of December 31, 2008
(In Thousands of U.S. Dollars)	Original Maturity	Effective Interest Rate	Balance	Fair Value	Balance	Fair Value
First Priority Revolving Credit Facility	8/1/2012	3.25%	$45,000	45,000	$92,083	$66,760
First Priority Term Loan	8/1/2013	—	—	—	253,588	183,851
Senior Secured Notes – Fixed	7/1/2014	13.75%	300,040	333,125	—	—
Second Priority Senior Secured Notes – Fixed	8/1/2014	9.13%	337,080	260,900	350,000	141,750
Second Priority Senior Secured Notes – Floating	8/1/2014	4.23%	188,216	121,964	250,000	80,000
Senior Subordinated Notes	8/1/2016	11.38%	300,000	196,800	300,000	90,000
			1,170,336	957,789	1,245,671	562,361
Less current maturities			—	—	(2,850)	(2,066)
Long-term debt			$1,170,336	$957,789	$1,242,821	$560,295

The Company determines the fair value of its long-term debt based on market information and a review of prices and terms available for similar obligations.

Amounts included in interest expense related to long-term debt and amounts of cash interest payments on long-term debt are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands of U.S. Dollars)	2009	2008	2009	2008
Interest expense	$31,496	$24,080	$80,545	$73,732
Cash interest paid	37,273	40,669	83,619	$91,960
Debt issuance cost amortization(1)	1,305	1,357	3,989	4,071

(1)	Amortization of debt issuance cost is included in interest expense.

During the third quarter of 2009, the Company repurchased and retired $26.3 million of the second priority senior secured floating rate notes due on August 1, 2014, for a total purchase price of $16.0 million, which resulted in a gain of $9.7 million, net of the write-off of unamortized debt issuance costs. The Company also repurchased and retired $12.9 million of the second priority senior secured fixed rate notes due on August 1, 2014, for a total purchase price of $7.9 million, which resulted in a gain of $4.7 million, net of the write-off of unamortized debt issuance costs. For the nine months ended September 30, 2009, the Company has repurchased and retired $74.7 million of these fixed and floating rate notes for a total purchase price of $38.1 million, which resulted in gains of $34.8 million, net of the write-off of unamortized debt issuance costs. In addition, the Company de-designated the interest rate swap hedging interest payments on these notes and recognized losses of $1.3 million on the interest rate swap. The net gain resulting from these transactions is recognized in Other income, net on the condensed consolidated statement of operations.

On June 11, 2009, the Company issued $325.0 million aggregate principal amount of 11.5% senior secured notes due July 1, 2014. These notes are secured by substantially all of the property and assets of the Company. The notes are secured on a ratable and pari passu basis with the Company’s senior secured credit

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

facility. The net proceeds after deducting the discount, underwriting fees and issuance costs were $288.8 million, which funds were used to repay in full $252.9 million outstanding on the Company’s first priority term loan and to temporarily reduce the debt outstanding under the revolving credit facility by $35.0 million. The write-off of unamortized debt issuance costs related to the term loan resulted in a loss of $5.9 million, which was recognized in Other income, net on the condensed consolidated statement of operations.

6. RETIREMENT PLANS

The Company maintains a defined benefit pension plan that provides retirement benefits to hourly employees at the Androscoggin, Bucksport, and Sartell mills. The plan provides defined benefits based on years of credited service times a specified flat dollar benefit rate.

The Company makes contributions that are sufficient to fully fund its actuarially determined costs, generally equal to the minimum amounts required by the Employee Retirement Income Security Act (ERISA). In the third quarter of 2009, the Company made contributions of $2.9 million with $1.9 million attributable to the 2009 plan year and $1.0 million attributable to the 2008 plan year. In the third quarter of 2008, the Company made contributions of $3.6 million with $2.1 million attributable to the 2008 plan year and $1.5 million attributable to the 2007 plan year. For the nine months ended September 30, 2009, contributions totaled $5.0 million, with $3.8 million attributable to the 2009 plan year and $1.2 million attributable to the 2008 plan year. For the nine months ended September 30, 2008, contributions totaled $7.3 million, with $4.3 million attributable to the 2008 plan year and $3.0 million attributable to the 2007 plan year. The Company expects to make additional contributions of $1.9 million in 2009 related to the 2009 plan year.

The expected return on plan assets assumption for 2009 will be 7.50%. The following table summarizes the components of net periodic expense:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands of U.S. Dollars)	2009	2008	2009	2008
Components of net periodic benefit cost:
Service Cost	$1,591	$1,494	$4,775	$4,482
Interest Cost	380	250	1,142	749
Expected return on plan assets	(308)	(191)	(926)	(572)
Amortization of prior service cost	218	218	654	654
Actuarial loss	81	—	239	—
Net periodic benefit cost	$1,962	$1,771	$5,884	$5,313

The Company also sponsors a 401(k) plan to provide salaried and hourly employees an opportunity to accumulate personal funds and to provide additional benefits for retirement. Contributions may be made on a before-tax basis to the plan. As determined by the provisions of the plan, the Company matches the employees’ basic voluntary contributions; however, in response to the challenging economic conditions, the Company suspended its matching contributions to the 401(k) plan for exempt and non-exempt salaried employees beginning April 3, 2009, which will reduce expense by approximately $3.0 million on an annual basis.

In the third quarter of 2009, the Company offered a voluntary early retirement program to certain eligible employees. The offer was accepted by 71 employees. The Company’s voluntary early retirement program resulted in a charge of $4.2 million to cost of products sold, consisting of separation and accrued medical and dental benefits, and is expected to result in an annual cost savings of $7.1 million. The voluntary early retirement program is expected to be completed by June 30, 2010. The Company also initiated a reduction in

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

workforce resulting in the elimination of eight positions which is expected to be completed by December 31, 2009. The reduction in workforce resulted in a charge of $0.5 million to selling, general, and administrative expense, consisting of separation and accrued medical and dental benefits, and is expected to result in annual cost savings of $0.8 million.

7. EQUITY AWARDS

The Verso Paper Corp. 2008 Incentive Award Plan, as amended, or the “Incentive Plan,” authorizes the issuance of stock awards covering up to 4,250,000 shares of common stock of Verso Paper Corp. Under the Incentive Plan, stock awards may be granted to employees and non-employee directors upon approval by the board of directors. Verso Paper Corp. has issued non-qualified stock options to certain non-employee directors that vest upon grant and expire 10 years from the date of grant. Verso Paper Corp. has also issued both time-based and performance-based non-qualified stock options to officers and management employees in 2009. These time-based options vest one to three years from the date of grant and expire seven years from the date of grant. The performance-based options vest one to three years from the date of grant based on the achievement of certain performance criteria tied to Verso’s calculation of Adjusted EBITDA and expire seven years from the date of grant. However, the performance period has not begun and performance criteria have not been communicated to the participants for 41,998 of these performance-based options, and thus no expense has been recognized related to these options.

A summary of stock option plan activity (including the performance-based options) for the nine months ended September 30, 2009, is provided below:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Fair Value at Grant Date
January 1, 2009	15,200	$1.43	$0.46
Options granted	1,083,202	3.55	2.37
Performance options granted(1)	83,998	1.13	1.33
September 30, 2009	1,182,400	3.35	2.28
Options exercisable	30,400	$1.07
Options expected to vest	1,130,996	3.45

(1)	Performance-based grants for which the performance period has not begun are treated as variable awards, and the weighted average fair value is determined as of September 30, 2009.

The Company used the Black-Scholes option pricing model to estimate the fair value of stock options granted in 2009 with the following assumptions:

Expected weighted-average life of options granted	5.0 years
Range of volatility rates based on historical industry volatility	31.82% – 69.29%
Range of risk-free interest rates	1.97% – 3.16%
Expected dividend yield	—

Expected lives of options granted are determined based on the vesting period and contractual terms of the options. Expected volatility is estimated using historical industry volatility determined over the expected lives of the options.

On September 30, 2009, there was $2.7 million of unrecognized compensation cost related to stock options which is expected to be recognized over a weighted-average period of approximately 2.9 years.

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

Additionally, on September 21, 2009, Verso Paper Corp. issued 328,000 restricted stock awards to its executives and certain senior managers, which have a grant date fair value of $3.69 per share. The restrictions lapse in equal annual installments on each of the first three anniversaries of the date of grant. As of September 30, 2009, there was $1.2 million of unrecognized compensation cost related to restricted stock awards which is expected to be recognized over a weighted-average period of approximately 3.0 years. The restrictions on these shares automatically lapse in the event of a change of control as defined in the Incentive Plan.

Simultaneously with the consummation of the IPO, the limited partnership agreement of Verso Paper Corp.’s parent, Verso Paper Management LP, or the “Partnership,” was amended to, among other things, change its equity structure from multiple classes of units representing limited partner interests in the Partnership to a single class of units representing such interests. The conversion from the prior multiple-class unit structure, or the “Legacy Units,” to a new single class of units in the Partnership was designed to correlate the equity structure of the Partnership with the post-IPO equity structure of Verso Paper Corp.

In connection with the IPO and the amendment of the limited partnership agreement of the Partnership, the Legacy Class C Units of the Partnership previously granted to certain members of our management were vested as of May 20, 2008. Prior to the amendment, the Legacy Class C Units were to vest only if certain performance targets were met. As a result of the accelerated vesting of the Legacy Class C Units, the Company recognized $10.8 million of equity compensation expense. Assumptions applied under the Black-Scholes option pricing model for the Legacy Class C Units were as follows: expected term of one year, volatility rate of 36.65% based on historical industry volatility, expected dividend rate of 1%, and average risk free rate of 2.0%.

Certain members of our management were granted Legacy Class B Units, which vest over a five-year period at the rate of 20% per year on each anniversary of the grant date. As of September 30, 2009, there was $0.5 million of unrecognized compensation cost related to unvested Legacy Class B Units. This cost is expected to be recognized over a weighted-average period of approximately 1.8 years.

Certain of our directors were granted Legacy Class D Units, which were vested upon grant. The fair value of Legacy Class D Units granted to directors in the nine months ended September 30, 2008, was approximately $0.1 million. The Company estimates the fair value of management equity awards using the Black-Scholes valuation model. Key input assumptions applied under the Black-Scholes option pricing model for this grant were as follows: expected term of five years, volatility rate of 36.65% based on historical industry volatility, no expected dividends and an average risk free rate of 3.0%.

Equity compensation expense pertaining to Legacy Class B Units, stock options and restricted stock awards was $0.1 million and $0.3 million for the three-month and nine-month periods ended September 30, 2009, respectively. Equity award expense for the three-month and nine-month periods ended September 30, 2008, was $0.1 million and $11.1 million, respectively, which for the nine-month period included the $10.8 million related to the vesting of the Legacy Class C Units.

8. DERIVATIVE INSTRUMENTS AND HEDGES

Effective January 1, 2009, the Company adopted FASB ASC 815-10-50, which expands the quarterly and annual disclosure requirements for derivative instruments and hedging activities.

In the normal course of business, the Company utilizes derivatives contracts as part of its risk management strategy to manage its exposure to market fluctuations in energy prices and interest rates. These instruments are subject to credit and market risks in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. The

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

measure of credit exposure is the replacement cost of contracts with a positive fair value. The Company manages credit risk by entering into financial instrument transactions only through approved counterparties. Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in commodity prices. The Company manages market risk by establishing and monitoring limits on the types and degree of risk that may be undertaken.

Derivative instruments are recorded on the balance sheet as other assets or other liabilities measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. For a cash flow hedge accounted for under FASB ASC 815, Derivatives and Hedging, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in Accumulated other comprehensive income and subsequently reclassified to earnings as the hedged transaction impacts net income. Any ineffective portion of a cash flow hedge is recognized currently in earnings. Cash flows from derivative contracts are reported as operating activities on the consolidated statements of cash flows.

The Company enters into short-term, fixed-price energy swaps as hedges designed to mitigate the risk of changes in commodity prices for future purchase commitments. These fixed-price swaps involve the exchange of net cash settlements, based on changes in the price of the underlying commodity index compared to the fixed price offering, at specified intervals without the exchange of any underlying principal. The Company has designated its energy hedging relationships as cash flow hedges under FASB ASC 815 with net gains or losses attributable to effective hedging recorded in Accumulated other comprehensive income and any ineffectiveness recognized in Cost of products sold. Amounts recorded in Accumulated other comprehensive income are expected to be reclassified into cost of products sold in the period in which the hedged cash flows affect earnings.

In February 2008, the Company entered into a two-year, $250 million notional value receive-variable, pay-fixed interest rate swap in connection with the Company’s outstanding floating rate notes that mature in 2014. The notes pay interest quarterly based on a three-month LIBOR. The Company is hedging the cash flow exposure on its quarterly variable-rate interest payments due to changes in the benchmark interest rate (three-month LIBOR) and designated the interest rate swap as a cash flow hedge under FASB ASC 815. During the first nine months of 2009, the Company repurchased $61.8 million of the hedged notes and de-designated the interest-rate swap hedging the interest payments on the debt. During the nine months ended September 30, 2009, $1.3 million of losses have been recognized in Other income, net on the condensed consolidated statement of operations.

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

The following table presents information about the volume and fair value amounts of the Company’s derivative instruments.

	At September 30, 2009			At December 31, 2008
		Fair Value Measurements			Fair Value Measurements		Balance Sheet Location
(Dollars in Thousands)	Notional Amount	Derivative Asset	Derivative Liability	Notional Amount	Derivative Asset	Derivative Liability
Derivatives designated as hedging instruments under FASB ASC 815
Short-term, fixed price energy swaps – MMBtu’s	4,607,109	$585	$5,937	7,242,456	$—	$26,878	Other assets/ Accrued liabilities
Interest rate swaps, receive-variable, pay-fixed	$—	—	—	$250,000	—	3,677	Other Liabilities
Derivatives not designated as hedging instruments under FASB ASC 815
Interest rate swaps, receive-variable, pay-fixed	$250,000	—	2,997	$—	—	—	Other Liabilities

The following tables present information about the effect of the Company’s derivative instruments on Accumulated other comprehensive income and the condensed consolidated statements of operations.

	Gain (Loss) Recognized in Accumulated OCI			Gain (Loss) Reclassified from Accumulated OCI		Location of Gain (Loss) on Statements of Operations
(Dollars in Thousands)	At September 30, 2009	At December 31, 2008		Nine Months Ended September 30,
			2009	2008
Derivatives designated as hedging instruments under FASB ASC 815
Short-term, fixed price energy swaps(1)	$(5,333)	$(25,852)		$(31,333)	$5,493	Cost of products sold
Interest rate swaps, receive-variable, pay fixed(1)	(1,115)	(3,859)		(2,677)	336	Interest expense

(1)	Net losses at September 30, 2009, are expected to be reclassified from Accumulated other comprehensive income into earnings within the next 12 months.

	Gain (Loss) Recognized on Derivative		Gain (Loss) Recognized on Derivative (Ineffective Portion)		Location of Gain (Loss) on Statements of Operations
	Nine Months Ended September 30,
(Dollars in Thousands)	2009	2008	2009	2008
Derivatives designated as hedging instruments under FASB ASC 815
Short-term, fixed price energy swaps	$(3,683)	$(4,086)	$(54)	$(45)	Cost of products sold
Derivatives not designated as hedging instruments under FASB ASC 815
Short-term, fixed price energy swaps	—	1,578	—	—	Cost of products sold
Interest rate swaps, receive-variable, pay fixed	(1,347)	—	—	—	Other income

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. On January 1, 2008, the Company adopted FASB ASC 820 as it relates to financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis, and adopted FASB ASC 820 as it relates to nonfinancial assets and liabilities that are not remeasured at fair value on a recurring basis as of January 1, 2009. The adoption of these provisions of FASB ASC 820 did not have a material impact on the Company’s financial condition, results of operations, or cash flows.

The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions used to value the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.
•	Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.
•	Level 3: Unobservable inputs reflecting management’s own assumption about the inputs used in pricing the asset or liability at the measurement date.

As of September 30, 2009, the fair values of the Company’s assets and liabilities measured at fair value on a recurring basis are categorized as follows:

(In Thousands of U.S. Dollars)	Total	Level 1	Level 2	Level 3
ASSETS
Deferred compensation assets	$579	$579	$—	$—
Regional Greenhouse Gas Initiative carbon credits(a)	274	—	274	—
Commodity swaps(a)	585	—	585	—
Total assets at fair value on September 30, 2009	$1,438	$579	$859	$—
LIABILITIES
Commodity swaps(a)	$5,937	$—	$5,937	$—
Interest rate swaps(b)	2,997	—	2,997	—
Deferred compensation liabilities	579	579	—	—
Total liabilities at fair value on September 30, 2009	$9,513	579	$8,934	—

(a)	Based on observable market data.
(b)	Based on observable inputs for the liability (interest rates and yield curves observable at specific intervals).

The Company did not record any impairment charges on long-lived assets and no significant events requiring non-financial assets and liabilities to be measured at fair value occurred (subsequent to initial recognition) during the nine months ended September 30, 2009.

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

10. RELATED PARTY TRANSACTIONS

The Company had net sales to International Paper of $42.3 million and $95.7 million for the three-month and nine-month periods ended September 30, 2009, respectively, compared to $47.8 million and $128.4 million for the three-month and nine-month periods ended September 30, 2008, respectively. The Company had purchases from International Paper, included in cost of products sold, of $1.3 million and $3.4 million for the three-month and nine-month periods ended September 30, 2009, respectively, compared to $1.4 million and $5.7 million for the three-month and nine-month periods ended September 30, 2008, respectively.

Subsequent to the Acquisition, the Company entered into a management consulting agreement with Apollo relating to the provision of certain financial and strategic advisory services and consulting services. Upon consummation of the IPO in 2008, Apollo terminated the annual fee arrangement under the management agreement for its consulting and advisory services in exchange for a one-time fee of $23.1 million. Although the annual fee arrangement was terminated in connection with the IPO, the management consulting agreement remains in effect and will expire on August 1, 2018.

Verso Paper Finance Holdings LLC, or “Verso Finance,” of which the Company is a wholly-owned subsidiary, has a senior unsecured term loan which matures on February 1, 2013. In May 2008, a portion of the net proceeds from the IPO were used to repay $138 million of the outstanding principal of the term loan and to pay a related $1.4 million prepayment penalty. The term loan allows Verso Finance to pay interest either in cash or in-kind through the accumulation of the outstanding principal amount. Verso Finance has elected to exercise the PIK option for $8.0 million of interest payments due in 2009. The Company made distributions to Verso Finance of $3.3 million in the third quarter of 2008 and $17.3 million during the nine months ended September 30, 2008. The Company made negligible distributions to Verso Finance during the nine months ended September 30, 2009. Verso Finance has no independent operations; consequently, all cash flows used to service its remaining debt obligation will need to be received via distributions from the Company. The Company has no obligation to make distributions to Verso Finance. During 2009, the Company contributed $11.0 million to Verso Paper Finance Holdings One LLC, or “Verso Finance One,” the parent company of Verso Finance, to cover additional repurchases of debt by Verso Finance One. Through September 30, 2009, Verso Finance One has purchased $41.4 million of the term loan for a total purchase price of $10.2 million.

During the first quarter of 2009, Verso Paper Corp. pushed down the assets, liabilities, and equity of Verso Fiber Farm LLC to the Company using a carryover basis.

11. RESTRUCTURING AND OTHER CHARGES

Restructuring and other charges are comprised of transition and other non-recurring costs associated with the Acquisition and carve out of our operations from those of International Paper, including costs of a transition service agreement with International Paper, technology migration costs, consulting and legal fees, and other one-time costs related to us operating as a stand-alone business. The charges for the three-month and nine-month periods ended September 30, 2009, were $0.4 million and $0.7 million, compared to $1.1 million and $26.5 million for the three-month and nine-month periods ended September 30, 2008, respectively. The charges in 2008 included the one-time fee of $23.1 million to terminate the annual fee arrangement under the management consulting agreement with Apollo.

12. COMMITMENTS AND CONTINGENCIES

Bucksport Energy LLC — The Company has a joint ownership interest with Bucksport Energy LLC, an unrelated third party, in a cogeneration power plant producing steam and electricity. The plant was built in 2000 and is located at and supports the Bucksport mill. Each co-owner owns an undivided proportional share of the plant’s assets. The Company owns 28% of the steam and electricity produced by the plant. The Company may purchase its remaining electrical needs from the plant at market rates. The Company is obligated to purchase the remaining 72% of the steam output from the plant at fuel cost plus a contractually

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

fixed fee per unit of steam. Power generation and operating expenses are divided on the same basis as ownership. The Company has cash which is restricted in its use and may be used only to fund the ongoing energy operations of this investment. At September 30, 2009, the Company had $0.2 million of restricted cash included in Other assets in the accompanying condensed consolidated balance sheet.

Alternative Fuel Tax Credit — The U.S. government provides an excise tax credit for companies that use alternative fuel mixtures in their businesses equal to $0.50 per gallon of alternative fuel contained in the mixture. In January and February 2009, the Internal Revenue Service certified that the Company’s operations at its Androscoggin and Quinnesec mills qualified for the alternative fuel mixture tax credit. Although there is some uncertainty as to the continued existence and availability of the alternative fuel mixture tax credit, the Company is reasonably assured that the tax credit for the alternative fuel mixture used by the Company through September 30, 2009, has been earned and will be collected from the U.S. government. Accordingly, during the nine months ended September 30, 2009, the Company recognized $189.1 million of alternative fuel mixture tax credits for the period from September 2008 through September 2009, including $10.7 million for claims pending at September 30, 2009. These credits are recognized in Other income, net on the condensed consolidated statement of operations, net of $1.5 million of associated expenses. The receivable for claims pending is recognized in Accounts receivable — net on the condensed consolidated balance sheets.

Thilmany, LLC — In connection with the Acquisition, the Company assumed a twelve-year supply agreement with Thilmany, LLC, or “Thilmany,” for the specialty paper products manufactured on paper machine no. 5 at the Androscoggin mill. The agreement requires Thilmany to pay the Company a variable charge for the paper purchased and a fixed charge for the availability of the no. 5 paper machine. The Company is responsible for the no. 5 machine’s routine maintenance and Thilmany is responsible for any capital expenditures specific to the machine. Thilmany has the right to terminate the agreement if certain events occur.

In October 2009, Thilmany (together with its parent company, Packaging Dynamics Corporation) served the Company with a lawsuit filed in circuit court in Outagamie County, Wisconsin. Thilmany alleges in the lawsuit that the alternative fuel mixture tax credits that the Company has received from the operation of the Androscoggin mill have the effect of reducing the Company’s costs associated with operating the Androscoggin mill (including paper machine no. 5) and producing the pulp that the Company uses to manufacture paper products for Thilmany under the supply agreement between the parties. Thilmany seeks unspecified damages for the Company’s alleged breach of contract for failing to provide Thilmany with a prorated share of the purported cost savings attributable to the tax credits and a declaration that Thilmany is entitled to a prorated share of any such future costs savings attributable to the Company’s use of alternative fuel mixtures at the Androscoggin mill. The Company is evaluating the lawsuit and intends to respond in the near future.

The Company is involved in legal proceedings incidental to the conduct of its business. The Company does not believe that any liability that may result from these proceedings will have a material adverse effect on its financial statements.

13. INFORMATION BY INDUSTRY SEGMENT

The Company operates in three operating segments: coated and supercalendered papers; hardwood market pulp; and other, consisting of specialty paper. The Company operates in one geographic segment, the United States. The Company’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets.

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

The following table summarizes the industry segment data for the three-month and nine-month periods ended September 30, 2009 and 2008:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands of U.S. Dollars)	2009	2008	2009	2008
Net Sales:
Coated and supercalendered	$352,506	$432,608	$865,229	$1,239,854
Hardwood market pulp	28,041	41,019	73,799	118,861
Other	14,116	11,796	40,824	32,217
Total	$394,663	$485,423	$979,852	$1,390,932
Operating Income (Loss):
Coated and supercalendered	$7,896	$37,707	$(49,088)	$43,209
Hardwood market pulp	1,097	9,857	(17,652)	27,140
Other	(1,560)	(795)	(5,857)	(3,050)
Total	$7,433	$46,769	$(72,597)	$67,299
Depreciation, amortization, and depletion:
Coated and supercalendered	$27,458	$27,920	$83,856	$84,386
Hardwood market pulp	4,682	5,119	13,551	14,023
Other	1,089	713	3,177	2,168
Total	$33,229	$33,752	$100,584	$100,577
Capital Spending:
Coated and supercalendered	$3,890	$16,825	$25,164	$49,720
Hardwood market pulp	65	1,138	3,429	8,033
Other	488	277	1,373	1,879
Total	$4,443	$18,240	$29,966	$59,632

14. UNAUDITED CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Presented below are the Company’s consolidating balance sheets, statements of operations, and statements of cash flows, as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. The consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements. Investments in our subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate Verso Paper Holdings LLC’s subsidiaries that guaranteed the obligations under the debt securities described below are reflected in the Intercompany Eliminations column.

Verso Paper Holdings LLC (“Parent Issuer”) and Verso Paper Inc., are the issuers of 11½% senior secured fixed rate notes due 2014, 9 1/8% second-priority senior secured fixed rate notes due 2014, second-priority senior secured floating rate notes due 2014, and 11 3/8% senior subordinated notes due 2014 (collectively, the “Notes”). The Notes are jointly and severally guaranteed on a full and unconditional basis by the Company’s 100% owned subsidiaries, excluding Verso Paper Inc. and Bucksport Leasing LLC (collectively, the “Guarantor Subsidiaries”). All subsidiaries other than the Guarantor Subsidiaries are minor.

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

Unaudited Condensed Consolidating Balance Sheet
as of September 30, 2009

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
ASSETS
Current assets	$—	$—	$396,251	$—	$396,251
Property, plant, and equipment, net	—	—	1,049,851	—	1,049,851
Intercompany receivable	1,223,915	—	—	(1,223,915)	—
Investment in subsidiaries	149,526	—	—	(149,526)	—
Non-current assets	—	—	116,606	—	116,606
Total assets	$1,373,441	$—	$1,562,708	$(1,373,441)	$1,562,708
LIABILITIES AND MEMBER’S EQUITY
Current liabilities	$24,175	$—	$160,532	$—	$184,707
Intercompany payable	—	—	1,223,915	(1,223,915)	—
Long-term debt	1,170,336	—	—	—	1,170,336
Other long-term liabilities	—	—	28,735	—	28,735
Member’s equity	178,930	—	149,526	(149,526)	178,930
Total liabilities and member’s equity	$1,373,441	$—	$1,562,708	$(1,373,441)	$1,562,708

Unaudited Condensed Consolidating Balance Sheet
as of December 31, 2008

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
ASSETS
Current assets	$—	$—	$401,011	$—	$401,011
Property, plant, and equipment, net	—	—	1,115,657	—	1,115,657
Intercompany receivable	1,307,503	—	—	(1,307,503)	—
Investment in subsidiaries	60,663	—	—	(60,663)	—
Non-current assets	—	—	97,404	—	97,404
Total assets	$1,368,166	$—	$1,614,072	$(1,368,166)	$1,614,072
LIABILITIES AND MEMBER’S EQUITY
Current liabilities	$33,641	$—	$213,899	$—	$247,540
Intercompany payable	—	—	1,307,503	(1,307,503)	—
Long-term debt	1,242,821	—	—	—	1,242,821
Other long-term liabilities	—	—	32,007	—	32,007
Member’s equity	91,704	—	60,663	(60,663)	91,704
Total liabilities and member’s equity	$1,368,166	$—	$1,614,072	$(1,368,166)	$1,614,072

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

Unaudited Condensed Consolidating Statements of Operations
Three Months Ended September 30, 2009

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net sales	$—	$—	$394,663	$—	$394,663
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	338,592	—	338,592
Depreciation, amortization, and depletion	—	—	33,229	—	33,229
Selling, general, and administrative expenses	—	—	15,040	—	15,040
Restructuring and other charges	—	—	369	—	369
Interest and dividend income	(31,301)	—	(71)	31,301	(71)
Interest expense	31,301	—	32,733	(31,301)	32,733
Other income, net	13,586	—	(60,344)	(13,586)	(60,344)
Equity in net income of subsidiaries	35,115	—	—	(35,115)	—
Net income	$21,529	$—	$35,115	$(21,529)	$35,115

Unaudited Condensed Consolidating Statements of Operations
Nine Months Ended September 30, 2009

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net sales	$—	$—	$979,852	$—	$979,852
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	906,080	—	906,080
Depreciation, amortization, and depletion	—	—	100,584	—	100,584
Selling, general, and administrative expenses	—	—	45,142	—	45,142
Restructuring and other charges	—	—	643	—	643
Interest and dividend income	(82,135)	—	(150)	82,135	(150)
Interest expense	82,135	—	84,047	(82,135)	84,047
Other income, net	27,333	—	(219,862)	(27,333)	(219,862)
Equity in net income of subsidiaries	63,368	—	—	(63,368)	—
Net income	$36,035	$—	$63,368	$(36,035)	$63,368

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

Unaudited Condensed Consolidating Statements of Operations
Three Months Ended September 30, 2008

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net sales	$—	$—	$485,423	$—	$485,423
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	385,560	—	385,560
Depreciation, amortization, and depletion	—	—	33,752	—	33,752
Selling, general, and administrative expenses	—	—	18,225	—	18,225
Restructuring and other charges	—	—	1,117	—	1,117
Interest and dividend income	(28,759)	—	(126)	28,759	(126)
Interest expense	25,416	—	25,036	(25,416)	25,036
Equity in net income of subsidiaries	21,859	—	—	(21,859)	—
Net income	$25,202	$—	$21,859	$(25,202)	$21,859

Unaudited Condensed Consolidating Statements of Operations
Nine Months Ended September 30, 2008

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net sales	$—	$—	$1,390,932	$—	$1,390,932
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	1,137,859	—	1,137,859
Depreciation, amortization, and depletion	—	—	100,577	—	100,577
Selling, general, and administrative expenses	—	—	58,644	—	58,644
Restructuring and other charges	—	—	26,553	—	26,553
Interest and dividend income	(95,370)	—	(458)	95,370	(458)
Interest expense	78,062	—	76,577	(78,062)	76,577
Equity in net loss of subsidiaries	(8,820)	—	—	8,820	—
Net loss	$8,488	$—	$(8,820)	$(8,488)	$(8,820)

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

Unaudited Condensed Consolidating Statements of Cash Flows
Nine Months Ended September 30, 2009

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net cash provided by operating activities	$—	$—	$60,397	$—	$60,397
Cash flows from investing activities:
Proceeds from sale of fixed assets	—	—	83	—	83
Capital expenditures	—	—	(29,966)		(29,966)
Investment in subsidiaries	(36,425)	—	36,425	—	—
Return of investment in subsidiaries	12,157	—	(12,157)	—	—
Net cash used in investing activities	(24,268)	—	(5,615)	—	(29,883)
Cash flows from financing activities:
Equity distributions	(12,157)	—	—	—	(12,157)
Debt issuance costs	(10,097)	—	—	—	(10,097)
Advances to subsidiaries	(342,741)	—	342,741	—	—
Repayment of advances to subsidiaries	429,317	—	(429,317)	—	—
Proceeds from long-term debt	352,838	—	—	—	352,838
Repayments of long-term debt	(392,892)	—	—	—	(392,892)
Net cash used in financing activities	24,268	—	(86,576)	—	(62,308)
Change in cash and cash equivalents	—	—	(31,794)	—	(31,794)
Cash and cash equivalents at beginning of period	—	—	119,520	—	119,520
Cash and cash equivalents at end of period	$—	$—	$87,726	$—	$87,726

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

Unaudited Condensed Consolidating Statements of Cash Flows
Nine Months Ended September 30, 2008

(In Thousands of U.S. Dollars)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net cash provided by operating activities	$17,308	$—	$21,325	$—	$38,633
Cash flows from investing activities:
Proceeds from sale of fixed assets	—	—	108	—	108
Capital expenditures	—	—	(59,632)		(59,632)
Return of investment in subsidiaries	1,255	—	(1,255)	—	—
Net cash used in investing activities	1,255	—	(60,779)	—	(59,524)
Cash flows from financing activities:
Equity distributions	(18,563)	—	—	—	(18,563)
Repayment of advances to subsidiaries	2,138	—	(2,138)	—	—
Payments on long-term debt under credit agreement	(2,138)	—	—	—	(2,138)
Net cash used in financing activities	(18,563)	—	(2,138)	—	(20,701)
Change in cash and cash equivalents	—	—	(41,592)	—	(41,592)
Cash and cash equivalentsi at beginning of period	—	—	58,499	—	58,499
Cash and cash equivalents at end of period	$—	$—	$16,907	$—	$16,907

15. SUBSEQUENT EVENTS

On October 9, 2009, Walter Thomas Williams, III, an accounts payable employee of the Company, was arrested on federal wire fraud charges for embezzling funds from the Company. An internal investigation has revealed that Mr. Williams altered the processing of vendor payments to divert approximately $10.2 million of funds to his and his wife’s bank accounts between March 2008 and October 2009. There is no evidence, however, that any of the Company’s vendors was harmed as a result of Mr. Williams’ actions. On October 12, 2009, the Company filed a civil lawsuit against Mr. Williams and his wife in state court in DeSoto County, Mississippi, seeking damages arising from the embezzlement and injunctive relief to prevent the Williamses from transferring or diminishing their assets. The court promptly issued a temporary restraining order and prejudgment attachment, and subsequently issued a permanent injunction, which authorize the Company to seize the Williamses’ property and to have their bank and other financial accounts frozen and held in trust for the Company’s benefit. Pursuant to these court orders, the Company has moved aggressively to seize the Williamses’ assets, including cash, real estate, motor vehicles, and assorted personal property. On October 12, 2009, the Company also filed a claim under its fidelity insurance policy, which provides $10 million in insurance coverage after a $150,000 deductible.

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2009, AND DECEMBER 31, 2008, AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2008

Based on the information currently known to the Company, the Company incurred embezzlement losses of $1.3 million in 2008 and $0.7 million and $2.2 million in the first and second quarters of 2009, respectively, and $6.0 million subsequent to June 30, 2009. The financial statements presented for the three and nine months ended September 30, 2009, include $150,000 in anticipated losses which are included in Selling, general, and administrative expenses, net on the condensed consolidated statement of operations. A $10.0 million receivable for funds that the Company believes are probable of recovery is included in Other assets on the condensed consolidated balance sheet as of September 30, 2009. The effect of the embezzlement in prior periods did not result in a material misstatement of the Company’s previously issued financial statements.

The Company has evaluated subsequent events for potential recognition and/or disclosure through December 14, 2009, the date on which the unaudited condensed consolidated financial statements included in this prospectus were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
Verso Paper Holdings LLC
Memphis, Tennessee

We have audited the accompanying consolidated balance sheets of Verso Paper Holdings LLC (the “Company” or “Successor”), a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, as of December 31, 2008 and 2007 (Successor Company balance sheets), and the related consolidated statements of operations, changes in member’s equity, and cash flows for the years ended December 31, 2008 and 2007 and the five months ended December 31, 2006 (Successor Company Operations). We have also audited the accompanying combined statements of operations and cash flows for the seven months ended July 31, 2006 (Predecessor Operations), and have issued our report thereon dated March 2, 2009; such financial statements and report are included elsewhere in this Form 10-K. Our audits also included the financial statement schedule of the Company listed in Item 15. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
March 2, 2009

Schedule II—Valuation and Qualifying Accounts

Verso Paper Holdings LLC (Successor) and
Coated & Supercalendered Papers Division of International Paper Company (Predecessor)
Valuation and Qualifying Accounts
Seven Months Ended July 31, 2006 (Predecessor)
and Five Months Ended December 31, 2006, Years Ended December 31, 2007 and 2008,
and Nine Months Ended September 30, 2009 (Successor)

(In Thousands of U.S. Dollars)	Balance at Beginning of Period	Charged to Cost and Expenses	Charge-off Against Allowances	Balance at End of Period
Allowance for uncollectible accounts included under the balance sheet caption “Accounts receivable” (Predecessor):
Seven Months Ended July 31, 2006	$7,302	$856	$(6,323)	$1,835
Allowance for uncollectible accounts included under the balance sheet caption “Accounts receivable” (Successor):
Five Months Ended December 31, 2006	$1,835	$102	$—	$1,937
Year Ended December 31, 2007	$1,937	$(258)	$(2)	$1,677
Year Ended December 31, 2008	$1,677	$999	$(783)	$1,893
Nine Months Ended September 30, 2009	$1,893	$678	$(1,351)	$1,220

$325,000,000

VERSO PAPER HOLDINGS LLC
VERSO PAPER INC.

11.5% Senior Secured Notes due 2014

PROSPECTUS

        , 2009

Until         , 2010 (90 days after the date of this prospectus), all dealers that effect transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of the member or directors and officers.

Verso Paper Holdings LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

Verso Paper Holdings LLC’s limited liability company agreement provides that the member shall be entitled to be indemnified and held harmless by us to the full extent permitted by law against all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative, or investigative) in which the member may be involved, or threatened to be involved as a party or otherwise, relating to performance or nonperformance of any activity concerning us. To the extent permitted by law, the member may cause us to indemnify and hold harmless any managers and/or officers from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines settlements, and other amounts arising from any or all actions in connection with our business or by virtue of such person’s capacity as our agent. In addition, our limited liability company agreement provides that any and all of our indemnification obligations shall be satisfied only from our assets, and the member shall have no liability or responsibility therefor.

Verso Paper Inc. is a corporation organized under the laws of the state of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The bylaws of Verso Paper Inc. indemnify to the fullest extent of the law every director and officer against expenses incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b) Financial Statement Schedules

Schedules for the years ended December 31, 2008, 2007 and 2006, are as follows:

Schedule II — Consolidated valuation and qualifying accounts.

Schedule I, III, IV, and V are not applicable and have therefore been omitted.

Item 22. Undertakings.

(a)	Each of the undersigned registrants hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)	Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(d)	Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 14th day of December, 2009.

VERSO PAPER HOLDINGS LLC

By:	/s/ Michael A. Jackson Michael A. Jackson President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Jackson, Robert P. Mundy and Peter H. Kesser, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Michael A. Jackson Michael A. Jackson	President, Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2009
/s/ Robert P. Mundy Robert P. Mundy	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	December 14, 2009
/s/ Michael E. Ducey Michael E. Ducey	Director	December 14, 2009
/s/ Scott M. Kleinman Scott M. Kleinman	Chairman of the Board and Director	December 14, 2009
David W. Oskin	Director

[Signatures continue]

Signature	Capacity	Date
/s/ L.H. Puckett, Jr. L.H. Puckett, Jr.	Director	December 14, 2009
/s/ David B. Sambur David B. Sambur	Director	December 14, 2009
/s/ Jordan C. Zaken Jordan C. Zaken	Director	December 14, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 14th day of December, 2009.

VERSO PAPER INC.

By:	/s/ Michael A. Jackson Michael A. Jackson President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Jackson, Robert P. Mundy and Peter H. Kesser, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Michael A. Jackson Michael A. Jackson	President, Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2009
/s/ Robert P. Mundy Robert P. Mundy	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	December 14, 2009
/s/ Scott M. Kleinman Scott M. Kleinman	Chairman of the Board and Director	December 14, 2009
/s/ David B. Sambur David B. Sambur	Director	December 14, 2009
/s/ Jordan C. Zaken Jordan C. Zaken	Director	December 14, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 14th day of December, 2009.

VERSO PAPER LLC
VERSO ANDROSCOGGIN LLC
VERSO BUCKSPORT LLC
VERSO SARTELL LLC
VERSO QUINNESEC LLC
VERSO MAINE ENERGY LLC
VERSO FIBER FARM LLC
NEXTIER SOLUTIONS CORPORATION

By:	/s/ Michael A. Jackson Michael A. Jackson President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Jackson, Robert P. Mundy and Peter H. Kesser, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Michael A. Jackson Michael A. Jackson	President, Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2009
/s/ Robert P. Mundy Robert P. Mundy	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	December 14, 2009
/s/ Michael E. Ducey Michael E. Ducey	Director	December 14, 2009
/s/ Scott M. Kleinman Scott M. Kleinman	Chairman of the Board and Director	December 14, 2009
David W. Oskin	Director

[Signatures continue]

Signature	Capacity	Date
/s/ L.H. Puckett, Jr. L.H. Puckett, Jr.	Director	December 14, 2009
/s/ David B. Sambur David B. Sambur	Director	December 14, 2009
/s/ Jordan C. Zaken Jordan C. Zaken	Director	December 14, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 14th day of December, 2009.

VERSO PAPER FIVE CORP.

By:	/s/ Michael A. Jackson Michael A. Jackson President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Jackson, Robert P. Mundy and Peter H. Kesser, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Michael A. Jackson Michael A. Jackson	President and Chief Executive Officer (Principal Executive Officer)	December 14, 2009
/s/ Robert P. Mundy Robert P. Mundy	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	December 14, 2009
/s/ Scott M. Kleinman Scott M. Kleinman	Director	December 14, 2009

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement of Purchase and Sale dated as of June 4, 2006, among International Paper Company, Verso Paper Investments LP and Verso Paper LLC,(1) as amended by Amendment No. 1 to Agreement of Purchase and Sale, dated as of August 1, 2006, among International Paper Company, Verso Paper Investments LP and Verso Paper LLC,(2) and Amendment No. 2 to Agreement of Purchase and Sale, dated as of May 31, 2007, among International Paper Company, Verso Paper Investments LP and Verso Paper LLC.(2)
3.1	Certificate of Formation of Verso Paper Holdings LLC, filed June 6, 2006, as amended by Certificates of Amendment filed June 13, 2006, June 23, 2006, and June 26, 2006.(3)
3.2	Amended and Restated Limited Liability Company Agreement of Verso Paper Holdings LLC dated as of January 25, 2007.(3)
3.3	Certificate of Incorporation and Certificate of Amendment of Certificate of Incorporation of Verso Paper Inc.(1)
3.4	Bylaws of Verso Paper Inc.(1)
4.1	Indenture relating to the 9 1/8% Second Priority Senior Secured Fixed Rate Notes due 2014 and the Second Priority Senior Secured Floating Rate Notes due 2014, dated as of August 1, 2006, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee.(1)
4.2	Indenture relating to the 11 3/8% Senior Subordinated Notes due 2016, dated as of August 1, 2006, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee.(1)
4.3	Collateral Agreement dated as of August 1, 2006, among Verso Paper Holdings LLC, Verso Paper Inc., the Subsidiaries named therein, and Wilmington Trust Company, as Collateral Agent.(4)
4.4	Intellectual Property Security Agreement dated as of August 1, 2006, made by Verso Paper Holdings LLC, Verso Paper Inc., Verso Paper LLC, Verso Androscoggin LLC, Verso Bucksport LLC, Verso Quinnesec LLC, Verso Sartell LLC, and nexTier Solutions Corporation in favor of Wilmington Trust Company, as Collateral Agent.(1)
4.5	Intercreditor Agreement dated as August 1, 2006, among Credit Suisse, Cayman Islands Branch, as Intercreditor Agent, Wilmington Trust Company, as Trustee, Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, and the Subsidiaries named therein.(1)
4.6	Registration Rights Agreement dated as of August 1, 2006, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein, Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Citigroup Global Markets Inc., Banc of America Securities LLC, ABN AMRO Incorporated, and Fifth Third Securities Inc.(1)
4.7	Indenture relating to the 11.5% Senior Secured Notes due 2014, dated as of June 11, 2009, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee.(5)
4.8	Registration Rights Agreement dated as of June 11, 2009, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein, Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc.(5)
5.1	Opinion of O’Melveny & Myers LLP regarding the validity of the registered 11.5% Senior Secured Notes due 2014 offered hereby.
10.1	Third Amended and Restated Limited Partnership Agreement of Verso Paper Management LP dated as of May 20, 2008 (form).(2)
10.2	Registration Rights Agreement among Verso Paper Investments LP and the individual limited partners of Verso Paper Management LP (form).(2)

Exhibit No.	Exhibit
10.3	Credit Agreement dated as of August 1, 2006, among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, the Lenders party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, Lehman Brothers Inc., as Syndication Agent, and Citigroup Global Markets Inc. and Banc of America Securities LLC, as Documentation Agents.(4)
10.4	Guarantee and Collateral Agreement dated as of August 1, 2006, among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, the Subsidiaries named therein, and Credit Suisse, Cayman Islands Branch, as Administrative Agent.(4)
10.5	Amended and Restated Credit Agreement dated as of June 3, 2009, among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, the Lenders party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, Lehman Brothers Inc., as Syndication Agent, Citigroup Global Markets Inc. and Bank of America Securities LLC, as co-documentation agents, and Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as joint bookrunners.(4)
10.6	Amended and Restated Guarantee and Collateral Agreement dated as of June 11, 2009, among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, each other Pledgor identified therein, Credit Suisse, Cayman Islands Branch, as administrative agent for the secured parties, Credit Suisse, Cayman Islands Branch, as credit agreement authorized representative, Wilmington Trust FSB, as note authorized representative, and each additional authorized representative from time to time party thereto.(4)
10.7	Intellectual Property Security Agreement dated as of August 1, 2006, made by Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, Verso Paper Inc., Verso Paper LLC, Verso Androscoggin LLC, Verso Bucksport LLC, Verso Quinnesec LLC, Verso Sartell LLC and nexTier Solutions Corporation in favor of Credit Suisse, Cayman Islands Branch, as Administrative Agent.(1)
10.8	Credit Agreement dated January 31, 2007, among Verso Paper Finance Holdings LLC, Verso Paper Finance Holdings Inc., the Lenders party thereto, Credit Suisse, as Administrative Agent, and Citigroup Global Markets Inc., as Syndication Agent.(2)
10.9	Management and Transaction Fee Agreement dated as of August 1, 2006, among Verso Paper LLC, Verso Paper Investments LP, Apollo Management V, L.P. and Apollo Management VI, L.P.(1)
10.10*	Verso Paper Corp. 2008 Incentive Award Plan (form),(2) as amended by the First Amendment to Verso Paper Corp. 2008 Incentive Award Plan.(6)
10.11*	Stock Option Grant Notice and Stock Option Agreement for Non-Employee Directors (form) pursuant to the Verso Paper Corp. 2008 Incentive Award Plan.(6)
10.12*	Verso Paper Corp. Senior Executive Incentive Bonus Plan (form).(2)
10.13*	2009 Long-Term Cash Award Program for Executives effective as of January 1, 2009, pursuant to the Verso Paper Corp. Senior Executive Bonus Plan.(4)
10.14*	Employment Agreement dated as of November 16, 2006, between Michael A. Jackson and Verso Paper Holdings LLC,(1) as supplemented by the Letter Agreement dated as of November 16, 2006, between Michael A. Jackson and Verso Paper Holdings LLC,(1) and as amended by the First Amendment to Employment Agreement dated as of January 1, 2008, between Michael A. Jackson and Verso Paper Holdings LLC,(2) and the Second Amendment to Employment Agreement dated as of December 31, 2008, between Michael A. Jackson and Verso Paper Holdings LLC.(7)
10.15*	Michael A. Jackson Side Letter to Amended and Restated Limited Partnership Agreement of Verso Paper Management LP, as amended and restated February 16, 2007.(1)
10.16*	Confidentiality and Non-Competition Agreement dated as of January 1, 2008, between Verso Paper Holdings LLC and Lyle J. Fellows,(2) as amended by the First Amendment to Confidentiality and Non-Competition Agreement dated as of December 31, 2008, between Verso Paper Holdings LLC and Lyle J. Fellows.(7)

Exhibit No.	Exhibit
10.17*	Confidentiality and Non-Competition Agreement dated as of January 1, 2008, between Verso Paper Holdings LLC and Michael A. Weinhold,(2) as amended by the First Amendment to Confidentiality and Non-Competition Agreement dated as of December 31, 2008, between Verso Paper Holdings LLC and Michael A. Weinhold.(7)
10.18*	Confidentiality and Non-Competition Agreement dated as of January 1, 2008, between Verso Paper Holdings LLC and Robert P. Mundy,(2) as amended by the First Amendment to Confidentiality and Non-Competition Agreement dated as of December 31, 2008, between Verso Paper Holdings LLC and Robert P. Mundy.(7)
10.19*	Confidentiality and Non-Competition Agreement dated as of January 1, 2008, between Verso Paper Holdings LLC and Peter H. Kesser,(2) as amended by the First Amendment to Confidentiality and Non-Competition Agreement dated as of December 31, 2008, between Verso Paper Holdings LLC and Peter H. Kesser.(7)
10.20*	L.H. Puckett Side Letter to Amended and Restated Limited Partnership Agreement of Verso Paper Management LP, dated as of November 1, 2006.(1)
10.21*	Indemnification Agreement between Verso Paper Corp. and its directors and executive officers (form).(2)
12	Computation of Ratio of Earnings to Fixed Charges.
21	Subsidiaries of Verso Paper Holdings LLC.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)
23.3	Consent of Resource Information Systems, Inc.(8)
24	Powers of Attorney (included on signature pages of this Registration Statement).
25	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust FSB, as Trustee with respect to the Indenture governing the 11.5% Senior Secured Notes due 2014 offered hereby.
99.1	Form of Transmittal Letter.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers.
99.4	Form of Letter to Clients.

(1)	Incorporated by reference to our Registration Statement on Form S-4 (Registration No. 333-142283), as amended.
(2)	Incorporated by reference to the Registration Statement on Form S-1 (Registration No. 333-148201), as amended, of Verso Paper Corp.
(3)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2007.
(4)	Incorporated by reference to the Quarterly Report on Form 10-Q of Verso Paper Holdings LLC for the quarter ended June 30, 2009.
(5)	Incorporated by reference to our Current Report on Form 8-K filed on June 11, 2009.
(6)	Incorporated by reference to the Annual Report on Form 10-K of Verso Paper Corp. for the year ended December 31, 2008.
(7)	Incorporated by reference to the Current Report on Form 8-K of Verso Paper Corp. filed on January 2, 2009.
(8)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2008.
*	An asterisk denotes a management contract or compensatory plan or arrangement.